As filed with the Securities and Exchange Commission on February 24 , 2012
Registration No. __________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________________

POST-EFFECTIVE AMENDMENT NO. 3
TO
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________________________

VISUALANT, INCORPORATED

(Exact name of registrant as specified in charter)

Nevada	91-1948357
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3920
(Primary Standard Industrial Classification Number)

500 Union Street, Suite 406, Seattle, Washington USA	98101
(Address of principal executive offices)	(Zip Code)

206-903-1351
(Registrant's telephone number, including area code)

N/A
(Former name, address, and fiscal year, if changed since last report)

Ronald P. Erickson, Chief Executive Officer
Visualant, Inc.
500 Union Street, Suite 406
Seattle, WA 98101
206-903-1351

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
James F. Biagi, Jr.
Monahan & Biagi, PLLC
701 5th Avenue, Suite 2800
Seattle, WA  98104-7023
(206) 587-5700, (206) 587-5710 (fax)
____________________________________

As soon as practicable and from time to time after this registration statement becomes effective.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting Company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting Company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐ Non-accelerated filer ☐ (Do not check if a smaller reporting Company)	Accelerated filer ☐ Smaller reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	15,340,361 (1)	$0.22 (3)	$3,374,879.42	$391.82

(1)
The common stock registered for resale consists of (i) 833,333 shares of common stock issued upon the exercise of a warrant granted to Coach Capital LLC on December 4, 2009; (ii) 300,000 shares of common stock issuable upon exercise of warrants granted to the Sterling Group on June 11, 2010 in connection with the sale of the Company's common stock; (iii) 2,529,314 shares of common stock sold to Seaside 88 Advisors, LLC under a Securities Purchase Agreement dated December 23, 2010; (iv) up to 3,600,000 shares of common stock that may be issued to Gemini Master Fund Limited upon conversion of its debenture under a Securities Purchase Agreement and Convertible Debenture dated May 19, 2011 and 1,800,000 shares of common stock issuable upon exercise of warrants granted to Gemini Master Fund Limited on May 19, 2011, although the number of shares covered under this prospectus with respect to shares underlying the warrants may be used in connection with the resale of shares underlying the debentures, and vice versa , of which 5,365,605 shares of common stock have been issued to Gemini Master Fund Limited as of the date hereof pursuant to the conversion of a portion of its convertible debenture ; (v) up to 1,200,000 shares of common stock that may be issued to Ascendiant Capital Partners LLC upon conversion of its debenture under a Securities Purchase Agreement and Convertible Debenture dated May 19, 2011 and 792,000 shares of common stock issuable upon exercise of warrants granted to Ascendiant Capital Partners LLC on May 19, 2011, although the number of shares covered under this prospectus with respect to shares underlying the warrants may be used in connection with the resale of shares underlying the debentures, and vice versa; and (vi) up to 4,285,714 shares of common stock to be sold to Ascendiant Capital Partners, LLC under a Securities Purchase Agreement dated June 17, 2011.

(2)
Pursuant to Rule 416 of the Securities Act, this registration statement shall be deemed to cover additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms that provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend paid with respect to, the registered securities.

(3)
The registration fee is calculated pursuant to Rule 457(c) of the Securities Act based on the last reported sale price of the registrant’s common stock, $0.001 par value, on June 27 , 2011, as reported on the OTCBB.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT HAS FILED A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY, SUBJECT TO COMPLETION, DATED FEBRUARY 24, 2012 .

PROSPECTUS

Visualant, Inc.

15,340,361 Shares of Common Stock

This prospectus covers the resale by the selling security holders named herein of up to 15,340,361 shares of our common stock, $.001 par value per share, including: (i) 833,333 shares of common stock issued upon the exercise of a warrant granted to Coach Capital LLC on December 4, 2009; (ii) 300,000 shares of common stock issuable upon exercise of warrants granted to the Sterling Group on June 11, 2010 in connection with the sale of the Company's common stock; (iii) 2,529,314 shares of common stock sold to Seaside 88 Advisors, LLC under a Securities Purchase Agreement dated December 23, 2010; (iv) up to 3,600,000 shares of common stock that may be issued to Gemini Master Fund Limited upon conversion of its debenture under a Securities Purchase Agreement and Convertible Debenture dated May 19, 2011 and 1,800,000 shares of common stock issuable upon exercise of warrants granted to Gemini Master Fund Limited on May 19, 2011, although the number of shares covered under this prospectus with respect to shares underlying the warrants may be used in connection with the resale of shares underlying the debentures, and vice versa , of which 5,365,605 shares of common stock have been issued to Gemini Master Fund Limited as of the date hereof pursuant to the conversion of a portion of its convertible debenture ; (v) up to 1,200,000 shares of common stock that may be issued to Ascendiant Capital Partners LLC upon conversion of its debenture under a Securities Purchase Agreement and Convertible Debenture dated May 19, 2011 and 792,000 shares of common stock issuable upon exercise of warrants granted to Ascendiant Capital Partners LLC on May 19, 2011, although the number of shares covered under this prospectus with respect to shares underlying the warrants may be used in connection with the resale of shares underlying the debentures, and vice versa; and (vi) up to 4,285,714 shares of common stock to be sold to Ascendiant Capital Partners, LLC under a Securities Purchase Agreement dated June 17, 2011. These securities will be offered for sale from time to time by the selling security holders identified in this prospectus in accordance with the terms described in the section entitled "Plan of Distribution." We will not receive any of the proceeds from the sale of the common stock by the selling security holders.

Our common stock trades on the OTCBB under the symbol (“VSUL”). On February 23, 2012 , the last reported sale price for our common stock as reported on OTCBB was $0.09 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE “RISK FACTORS” DESCRIBED IN THIS PROSPECTUS BEGINNING ON PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is February 24, 2012 .

No offers to sell are made, nor are offers sought, to buy these securities in any jurisdiction where the offer or sale is not permitted. The reader should assume that the information contained in this prospectus is accurate as of the date in the front of this prospectus only. Our business, financial condition, results of operations, and prospectus may have changed since that date.

TABLE OF CONTENTS

Prospectus Summary	5

Risk Factors	6

Forward-Looking Statements	10

Use of Proceeds	10

Selling Security Holders	10

Plan of Distribution	11

Legal Matters	12

Experts	12

Business	13

Description of Property	18

Selected Financial Data	18

Management’s Discussion and Analysis of Financial Condition and Results of Operations	18

Legal Proceedings	19

Management	20

Executive Compensation	23

Security Ownership of Certain Beneficial Owners and Management	27

Certain Relationships and Related Party Transactions	28

Description of Securities	29

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure	31

Disclosure of Commission Position of Indemnification for Securities Act Liabilities	31

Additional Information	32

Financial Statements	F-1

You may rely only on the information provided or incorporated by reference in this prospectus. Neither we nor the selling security holders have authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of the securities means that the information contained in this prospectus is correct after the date hereof. This prospectus is not an offer to sell or solicitation to buy the securities in any circumstances under which the offer or solicitation is unlawful.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus carefully, especially the discussion regarding the risks of investing in Visualant, Inc. common stock under the heading “Risk Factors,” before investing in Visualant, Inc. common stock. In this prospectus, “Visualant,” “VSUL,” “Company,” “we,” “us,” and “our” refer to Visualant, Inc.

The Offering

This prospectus covers the resale by the selling security holders named herein of up to 15,340,361 shares of our common stock, $.001 par value per share, including: (i) 833,333 shares of common stock issued upon the exercise of a warrant granted to Coach Capital LLC on December 4, 2009; (ii) 300,000 shares of common stock issuable upon exercise of warrants granted to the Sterling Group on June 11, 2010 in connection with the sale of the Company's common stock; (iii) 2,529,314 shares of common stock sold to Seaside 88 Advisors, LLC under a Securities Purchase Agreement dated December 23, 2010; (iv) up to 3,600,000 shares of common stock that may be issued to Gemini Master Fund Limited upon conversion of its debenture under a Securities Purchase Agreement and Convertible Debenture dated May 19, 2011 and 1,800,000 shares of common stock issuable upon exercise of warrants granted to Gemini Master Fund Limited on May 19, 2011, although the number of shares covered under this prospectus with respect to shares underlying the warrants may be used in connection with the resale of shares underlying the debentures, and vice versa , of which 5,365,605 shares of common stock have been issued to Gemini Master Fund Limited as of the date hereof pursuant to the conversion of a portion of its convertible debenture ; (v) up to 1,200,000 shares of common stock that may be issued to Ascendiant Capital Partners LLC upon conversion of its debenture under a Securities Purchase Agreement and Convertible Debenture dated May 19, 2011 and 792,000 shares of common stock issuable upon exercise of warrants granted to Ascendiant Capital Partners LLC on May 19, 2011, although the number of shares covered under this prospectus with respect to shares underlying the warrants may be used in connection with the resale of shares underlying the debentures, and vice versa; and (vi) up to 4,285,714 shares of common stock to be sold to Ascendiant Capital Partners, LLC under a Securities Purchase Agreement dated June 17, 2011. Information regarding our common stock is included in the section of this prospectus entitled “Description of Securities.”

We agreed to register for resale the shares covered by this prospectus as a condition to the purchase and sale of the securities listed in the preceding paragraph, which were private offerings resulting in the purchasers holding restricted securities.

The Company and our Business

We were incorporated under the laws of the State of Nevada on October 8, 1998 with authorized common stock of 200,000,000 shares at $0.001 par value. On September 13, 2002, 50,000,000 shares of preferred stock with a par value of $0.001 were authorized by the shareholders.  There are no preferred shares issued and the terms have not been determined. Our executive offices are located in Seattle, Washington.

We develop low-cost, high speed, light-based security and quality control solutions for use in homeland security, anti-counterfeiting, forgery/fraud prevention, brand protection ,process control applications, and diagnostics.  Our patented and patent-pending technology uses controlled illumination with specific bands of light, to establish a unique spectral signature for both individual and classes of items.  When matched against existing databases, these spectral signatures allow precise identification and authentication or diagnostics of any item or substance.  This breakthrough optical sensing and data capture technology is called Spectral Pattern Matching (SPM). SPM technology lends itself to flexible form factors and can be miniaturized, and is easily integrated into a variety of hand-held or fixed mount configurations, and can be a stand-alone device or combined in the same package as a bar-code or biometric scanner.

On September 6, 2011, the Company announced that it was issued US Patent No. 7,996,173, entitled “Method, Apparatus and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy,” by the United States Office of Patents and Trademarks.

On January 19, 2012, the Company announced that it was issued US Patent No. 8,081,304, entitled “Method, Apparatus and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks.

We are pursuing an aggressive patent strategy to expand our unique intellectual property. As of February 6, 2012, we had three family patent applications filed with the U.S. Patent Office and one patent pending in Japan.

Through our wholly owned subsidiary, TransTech  based in Aurora, Oregon, we provide value added security and authentication solutions to corporate and government security and law enforcement markets throughout the United States.

Summary Financial Results

Net revenue for the three months ended December 31, 2011 decreased $255,000 to $1,813,000 as compared to $2,068,000 for the three months ended December 31, 2010. The three months ended December 31, 2010 included a one-time sale.

Net revenue for the year ended September 30, 2011 increased $6,593,000 to $9,136,000 as compared to $2,543,000 for the year ended September 30, 2010. We closed the acquisition of TransTech of Aurora, OR on June 8, 2010 and recorded the results from June 8, 2010 to September 30, 2011.

Certain recent developments relating to our efforts in licensing revenues, mergers and acquisitions and generation of additional liquidity, including through sales of our common stock, are described in more detail in the notes to the financial statements included in this prospectus.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred net losses of $ 2,395,525 and $1,146,796 for the years ended September 30, 2011 and 2010, respectively. Our current liabilities exceeded our current assets by approximately $3.2 million as of September 30, 2011.  Our net cash used in operating activities was $1.3 million for the year ended September 30, 2011.

As of December 31 , 2011, the Company had $71,236 in cash. The Company needs to obtain additional financing to implement the business plan, service our debt repayments and acquire new businesses.  However, there can be no assurance that financing or additional funding will be available to the Company on favorable terms or at all. If the Company raises additional capital through the sale of equity or convertible debt securities, the issuance of such securities may result in dilution to existing stockholders.

The Company anticipates that it will record losses from operations for the foreseeable future. As of December 31, 2011 , our accumulated deficit was $11.7 million.   The Company has limited capital resources, and operations to date have been funded with the proceeds from private equity and debt financings. These conditions raise substantial doubt about our ability to continue as a going concern. The audit report prepared by our independent registered public accounting firm relating to our financial statements for the year ended September 30, 2011 includes an explanatory paragraph expressing the substantial doubt about our ability to continue as a going concern.

Continuation of the Company as a going concern is dependent upon obtaining additional working capital.  The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Risks Factors

We are subject to a number of risks, which the reader should be aware of before deciding to purchase the securities in this offering. These risks are discussed below in the section titled “Risk Factors” beginning on page 6 of this prospectus.

Corporate Information

We were incorporated under the laws of the State of Nevada on October 8, 1998. The Company’s executive offices are located 500 Union Street, Suite 406, Seattle, WA 98101. The Company’s telephone number is (206) 903-1351 and its principal website address is located at www.visualant.net. The information on our website is not incorporated as a part of this prospectus.

The Company’s Common Stock

Our common stock currently trades on the Over the Counter Bulletin Board (“OTCBB”) under the symbol “VSUL.”

RISK FACTORS

An investment in the Company’s Common Stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in shares of the Company’s Common Stock. The most significant risks and uncertainties known and identified by the Company’s management are described below; however, they are not the only risks that we face. If any of the following risks actually occurs, our business, financial condition, liquidity, results of operations and prospects for growth could be materially adversely affected, the trading price of our Common Stock could decline, and you may lose all or part of your investment. You should acquire shares of our Common Stock only if you can afford to lose your entire investment. We make various statements in this section that constitute “forward-looking statements” under Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). See “Forward-Looking Statements” beginning on page  10 of this prospectus.

WE WILL NEED ADDITIONAL FINANCING TO SUPPORT OUR TECHNOLOGY DEVELOPMENT, ACQUIRING OR INVESTING IN NEW BUSINESSES AND ONGOING OPERATIONS.

We had cash of $71,000 , a net working capital deficit of approximately $3.3 million and total indebtedness of $2.6 million as of December 31 , 2011.

We will need to obtain additional financing to implement our business plan, service our debt repayments (including $650,000 due to James Gingo on June 8, 2012 related to the acquisition on TransTech) and acquire new businesses. There can be no assurance that we will be able to secure funding, or that if such funding is available, the terms or conditions would be acceptable to us. If the Company is unable to obtain additional financing, we may need to restructure our operations, divest all or a portion of our business or file for bankruptcy.

Our recent efforts to generate additional liquidity, including through sales of our common stock, are described in more detail in the financial statement notes set forth in this prospectus .

If we raise additional capital through borrowing or other debt financing, we will incur substantial interest expense. Sales of additional equity securities will dilute on a pro rata basis the percentage ownership of all holders of common stock. When we raise more equity capital in the future, it will result in substantial dilution to our current stockholders.

THE SALE OF A SIGNIFICANT NUMBER OF OUR SHARES OF COMMON STOCK COULD DEPRESS THE PRICE OF OUR COMMON STOCK.

Sales or issuances of a large number of shares of common stock in the public market (including pursuant to the equity line of credit transaction that we entered into with Ascendiant Capital Partners, LLC) or the perception that sales may occur could cause the market price of our common stock to decline. As of February 24, 2012 , there were 59.6 million shares of common stock issued and outstanding. This prospectus covers  15,340,361 of shares of common stock registered for resale, including up to 11,977,714 shares of common stock that may be issued pursuant to warrants or other convertible securities. Since such shares were registered ,  and as of February 24, 2012, 5,365,605 of the 11,977,714 shares of common stock have been issued pursuant to the convertible securities. Therefore, the amount of shares registered for resale constitutes a significant percentage of the issued and outstanding shares and the sale of all or a portion of these shares could have a negative effect on the market price of our common stock. Significant shares of common stock are held by our principal shareholders, other Company insiders and other large shareholders. As “affiliates” (as defined under Rule 144 of the Securities Act (“Rule 144”)) of the Company, our principal shareholders, other Company insiders and other large shareholders may only sell their shares of common stock in the public market pursuant to an effective registration statement or in compliance with Rule 144.

Some of the present shareholders have acquired shares at prices as low as $0.001 per share, whereas other shareholders have purchased their shares at prices ranging from $0.07 to $0.75 per share.

FUTURE ISSUANCE OF COMMON STOCK RELATED TO CONVERTIBLE NOTES PAYABLE MAY HAVE A DILUTING FACTOR ON EXISTING AND FUTURE SHAREHOLDERS.

On May 19, 2011, we entered into a Securities Purchase Agreement (“Agreement”) with Gemini Master Fund, Ltd. and Ascendiant Capital Partners, LLC  (“Investors”) pursuant to which the Company issued $1.2 million in principal amount of 10% convertible debentures which are due May 1, 2012, together with 5-year warrants to purchase 2,400,000 shares of the Company’s common stock. The purchase price for the debentures was 83.3% of the face amount, resulting in the Company receiving $1.0 million, less legal fees, placement agent fees and expenses as set forth below.

The registration statement on Form S-1, which was declared effective on August 29, 2011, to register the re-sale of the shares covered by this prospectus, covered 15,340,361 of our common stock, including (i) up to 3,600,000 shares of our common stock for Gemini issuable on  conversion and 1,800,000 shares of our common stock issuable upon exercise of a warrant issued to Gemini (although the number of shares covered under this prospectus with respect to shares underlying the warrants may be used in connection with the resale of shares underlying the debentures, and vice versa) and (ii) up to 1,200,000 shares of our common stock for Ascendiant issuable on conversion and  792,000 shares of our common stock issuable upon exercise of a warrant issued to Ascendiant (although the number of shares covered under this prospectus with respect to shares underlying the warrants may be used in connection with the resale of shares underlying the debentures, and vice versa).   Since the effective date of the registration statement, 5,365,605 shares of our common stock have been issued thus far to Gemini on conversion of a portion of the convertible debentures.

The conversion by Gemini of an additional portion of the convertible notes payable and the related warrants will likely require us to file an additional registration  statement and  will likely result in a dilution of the value of the our common shares for all shareholders.   Dilution of the value of the common shares will likely result from such sales, which in turn could adversely affect the market price of our common stock.

RISKS ASSOCIATED WITH EQUITY LINE OF CREDIT WITH ASCENDIANT

The Securities Purchase Agreement with Ascendiant will terminate if our common stock is not listed on one of several specified trading markets (which include the OTCBB and Pink Sheets, among others), if we file protection from our creditors, or if a Registration Statement on Form S-1 or S-3 is not effective.

If the price or the trading volume of our common stock does not reach certain levels, we will be unable to draw down all or substantially all of our $3,000,000 equity line of credit with Ascendiant.

The maximum draw down amount every 8 trading days under our equity line of credit facility is the lesser of $100,000 or 20% of the total trading volume of our common stock for the 10-trading-day period prior to the draw down multiplied by the volume-weighted average price of our common stock for such period. If our stock price and trading volume decline from current levels, we will not be able to draw down all $3,000,000 available under the equity line of credit.

If we not able to draw down all $3,000,000 available under the equity line of credit or if the Securities Purchase Agreement is terminated, we may need to restructure our operations, divest all or a portion of our business , or file for bankruptcy.

WE MAY ENGAGE IN ACQUISITIONS, MERGERS, STRATEGIC ALLIANCES, JOINT VENTURES AND DIVESTITURES THAT COULD RESULT IN FINANCIAL RESULTS THAT ARE DIFFERENT THAN EXPECTED.

In the normal course of business, we engage in discussions relating to possible acquisitions, equity investments, mergers, strategic alliances, joint ventures and divestitures. Such transactions are accompanied by a number of risks, including:
- Use of significant amounts of cash ;

- Potentially dilutive issuances of equity securities on potentially unfavorable terms ;

- Incurrence of debt on potentially unfavorable terms as well as impairment expenses related to goodwill and amortization expenses related to other intangible assets ; and

- The possibility that we may pay too much cash or issue too many of our shares as the purchase price for an acquisition relative to the economic benefits that we ultimately derive from such acquisition.
The process of integrating any acquisition may create unforeseen operating difficulties and expenditures. The areas where we may face difficulties include:
- Diversion of management time, during the period of negotiation through closing and after closing, from its focus on operating the businesses to issues of integration ;

- Decline in employee morale and retention issues resulting from changes in compensation, reporting relationships, future prospects or the direction of the business ;
- The need to integrate each Company's accounting, management information, human resource and other administrative systems to permit effective management, and the lack of control if such integration is delayed or not implemented ;

- The need to implement controls, procedures and policies appropriate for a public Company that may not have been in place in private companies, prior to acquisition ;
- The need to incorporate acquired technology, content or rights into our products and any expenses related to such integration ; and
- The need to successfully develop any acquired in-process technology to realize any value capitalized as intangible assets.
From time to time, we have also engaged in discussions with candidates regarding the potential acquisitions of our product lines, technologies and businesses. If a divestiture such as this does occur, we cannot be certain that our business, operating results and financial condition will not be materially and adversely affected. A successful divestiture depends on various factors, including our ability to:
- Effectively transfer liabilities, contracts, facilities and employees to any purchaser ;
- Identify and separate the intellectual property to be divested from the intellectual property that we wish to retain ;
- Reduce fixed costs previously associated with the divested assets or business ; and
- Collect the proceeds from any divestitures.
In addition, if customers of the divested business do not receive the same level of service from the new owners, this may adversely affect our other businesses to the extent that these customers also purchase other products offered by us. All of these efforts require varying levels of management resources, which may divert our attention from other business operations.
If we do not realize the expected benefits or synergies of any divestiture transaction, our consolidated financial position, results of operations, cash flows and stock price could be negatively impacted.
WE MAY INCUR LOSSES IN THE FUTURE.
We have experienced net losses since inception. There can be no assurance that we will achieve or maintain profitability.

THE MARKET PRICE OF OUR COMMON STOCK HAS BEEN AND MAY CONTINUE TO BE VOLATILE.

The market price of our common stock has been and is likely in the future to be volatile. Our common stock price may fluctuate in response to factors such as:

•
Announcements by us regarding liquidity, significant acquisitions, equity investments and divestitures, strategic relationships, addition or loss of significant customers and contracts, capital expenditure commitments, loan, note payable and agreement defaults, loss of our subsidiaries and impairment of assets ;

•	Issuance of convertible or equity securities for general or merger and acquisition purposes ;
•	Issuance or repayment of debt, accounts payable or convertible debt for general or merger and acquisition purposes ;
•	Sale of a significant number of shares of our common stock by shareholders ;
•	General market and economic conditions ;
•	Quarterly variations in our operating results ;
•	Investor relation activities ;
•	Announcements of technological innovations ;
•	New product introductions by us or our competitors ;
•	Competitive activities ; and
•	Additions or departures of key personnel.

These broad market and industry factors may have a material adverse effect on the market price of our common stock, regardless of our actual operating performance. These factors could have a material adverse effect on our business, financial condition and results of operations.

FUTURE ISSUANCE OF STOCK OPTIONS, WARRANTS AND/OR RIGHTS MAY HAVE A DILUTING FACTOR ON EXISTING AND FUTURE SHAREHOLDERS.

The grant and exercise of stock options, warrants or rights to be issued in the future will likely result in a dilution of the value of our common shares for all shareholders.   We have established a Combined Incentive and Non-Qualified Stock Option Plan and may in the future issue further stock options to officers, directors and consultants , which will dilute the interest of the existing and future shareholders.  Moreover, we may seek authorization to increase the number of its authorized shares and sell additional securities and/or rights to purchase such securities at any time in the future.  Dilution of the value of the common shares will likely result from such sales, which in turn could adversely affect the market price of our common stock.

OUR CHIEF EXECUTIVE OFFICER HAS SUBSTANTIAL INFLUENCE OVER OUR COMPANY.

As of February 24, 2012 , Mr. Erickson and his immediate family members, either directly or indirectly, own or control 5,256,473 shares as of the filing date or approximately 8.8% of our common stock and an additional 3,000,000 shares granted under the Stock Incentive Plan. These Controlling Shareholders have stated in a Schedule 13D that they may be deemed to constitute a “group” for the purposes of Rule 13d-3 under the Exchange Act. Mr. Ronald P. Erickson, our Chief Executive officer, controls the Controlling Shareholders.

This group could cause a change of control of our board of directors if , in combination with another large shareholder , the group elects candidates of their choice to the board at a shareholder meeting, and approves or disapproves any matter requiring stockholder approval, regardless of how our other shareholders may vote. Further, under Nevada law, the group could have a significant influence over our affairs, if in combination with another large shareholder, including the power to cause, delay or prevent a change in control or sale of the Company, which in turn could adversely affect the market price of our common stock.

TRADING IN THE COMPANY’S STOCK MAY BE RESTRICTED BY BLUE SKY ELIGIBILITY AND THE SEC’S PENNY STOCK REGULATIONS.

The SEC has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions.  Under the penny stock rules, additional sales practice requirements are imposed on broker-dealers who sell to persons other than established customers and "accredited investors."  The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account.  The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation.  In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to broker-dealers to trade in the Company’s securities.

The penny stock rules may discourage investor interest in and limit the marketability of, the Company’s common stock.

CONFLICT OF INTEREST.

Some of the directors of the Company are also directors and officers of other companies, and conflicts of interest may arise between their duties as directors of the Company and as directors and officers of other companies. These factors could have a material adverse effect on our business, financial condition and results of operations.

WE ARE DEPENDENT ON KEY PERSONNEL.

Our success depends to a significant degree upon the continued contributions of key management and other personnel, some of whom could be difficult to replace. We do not maintain key man life insurance covering certain of our officers. Our success will depend on the performance of our officers, our ability to retain and motivate our officers, our ability to integrate new officers into our operations and the ability of all personnel to work together effectively as a team. Our failure to retain and recruit officers and other key personnel could have a material adverse effect on our business, financial condition and results of operations.

WE HAVE LIMITED INSURANCE.

We have limited director and officer insurance and commercial insurance policies. Any significant claims would have a material adverse effect on our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (“Exchange Act”). Such forward-looking statements include statements regarding, among other things, (a) our expectations about product development activities, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, the events anticipated in the forward-looking statements may not occur. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The information contained in this prospectus, as well as in our SEC filings, identifies important factors that could adversely affect actual results and performance. Prospective investors are urged to carefully consider such factors.

All forward-looking statements attributable to the Company are expressly qualified in their entirety by the foregoing cautionary statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling security holders. All proceeds from the sale of such securities offered by the selling security holders under this prospectus will be for the account of the selling security holders, as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution.” With the exception of any brokerage fees and commissions which are the respective obligations of the selling security holders, we are responsible for the fees, costs and expenses of this offering which includes our legal and accounting fees, printing costs, and filing and other miscellaneous fees and expenses.

SELLING SECURITY HOLDERS

The following table sets forth the number of shares of our common stock which may be sold by each of the selling security holders pursuant to this prospectus, including: (i) 833,333 shares of common stock issued upon the exercise of a warrant granted to Coach Capital LLC on December 4, 2009; (ii) 300,000 shares of common stock issuable upon exercise of warrants granted to the Sterling Group on June 11, 2010 in connection with the sale of the Company's common stock; (iii) 2,529,314 shares of common stock sold to Seaside 88 Advisors, LLC under a Securities Purchase Agreement dated December 23, 2010; (iv) up to 3,600,000 shares of common stock that may be issued to Gemini Master Fund Limited upon conversion of its debenture under a Securities Purchase Agreement and Convertible Debenture dated May 19, 2011 and 1,800,000 shares of common stock issuable upon exercise of warrants granted to Gemini Master Fund Limited on May 19, 2011, although the number of shares covered under this prospectus with respect to shares underlying the warrants may be used in connection with the resale of shares underlying the debentures, and vice versa , of which 5,365,605 shares of common stock have been issued to Gemini Master Fund Limited as of the date hereof pursuant to the conversion of a portion of its convertible debenture ; (v) up to 1,200,000 shares of common stock that may be issued to Ascendiant Capital Partners LLC upon conversion of its debenture under a Securities Purchase Agreement and Convertible Debenture dated May 19, 2011 and 792,000 shares of common stock issuable upon exercise of warrants granted to Ascendiant Capital Partners LLC on May 19, 2011, although the number of shares covered under this prospectus with respect to shares underlying the warrants may be used in connection with the resale of shares underlying the debentures, and vice versa; and (vi) up to 4,285,714 shares of common stock to be sold to Ascendiant Capital Partners, LLC under a Securities Purchase Agreement dated June 17, 2011, pursuant to which we agreed to register for resale the shares to be issued to such entity from time to time.

We are registering these securities in order to permit the selling security holders to dispose of the shares of common stock, or interests therein, from time to time.

The selling security holders may decide to sell all, some, or none of the securities listed below.   See “Plan of Distribution.”  We cannot provide an estimate of the number of securities that any of the selling security holders will hold in the future. For purposes of this table, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to such securities.

The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below. Except as indicated in the section of this prospectus entitled “Certain Relationships and Related Party Transactions” beginning on page 28, no selling security holder has had any material relationship with us or our affiliates during the last three years. No selling security holder is a registered broker-dealer or an affiliate of a broker-dealer.

The table below lists the selling security holders and other information regarding the beneficial ownership of the shares of common stock by each of the selling security holders. Column B lists the number of shares of common stock beneficially owned by each selling security holder as of February 24, 2012 .  Column C lists the shares of common stock covered by this prospectus that may be disposed of by each of the selling security holders. Column D lists the number of shares of common stock that will be beneficially owned by the selling security holders assuming all of the shares covered by this prospectus are sold. Column E lists the percentage of class beneficially owned based on 59,558,135 shares of common stock outstanding on February 24, 2012 .

	Securities		Securities
	Beneficially	Securities	Beneficially	% Beneficial
	Owned Prior to	Being	Owner After	Ownership
Name of Selling Shareholder (A)	Offering (B)	Offered (C)	Offering (D)	After Offering (E)
Coach Capital LLC	-	833,333	-	*
The Sterling Group	-	300,000	-	*
Seaside 88 Advisors, LLC	2,128,000	2,128,000	-	*
Gemini Master Fund Ltd	5,230,722	5,400,000	-	*
Ascendiant Capital Partners, LLC	-	6,277,714	-	*
	7,358,722	14,939,047	-	0.0%
* Less than 1%.

PLAN OF DISTRIBUTION

Each of the selling security holders named above and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTCBB or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

•	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	An exchange distribution in accordance with the rules of the applicable exchange;

•	Privately negotiated transactions;

•	Settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	Through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	A combination of any such methods of sale; or

•	Any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of the common stock short and deliver these securities to close out its short position, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Certain Agreements with Ascendiant Capital Partners, LLC

Ascendiant Capital Partners, LLC is an underwriter within the meaning of the Securities Act and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with sales by such selling security holder. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Ascendiant Capital Partners, LLC has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify Ascendiant Capital Partners, LLC against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Ascendiant Capital Partners, LLC is an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by Ascendiant Capital Partners, LLC.

As it pertains to shares held by Ascendiant Capital Partners, LLC , we agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by Ascendiant Capital Partners, LLC without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, Ascendiant Capital Partners, LLC will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to Ascendiant Capital Partners, LLC and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

Monahan & Biagi, PLLC has rendered an opinion regarding the legality of the issuance of the shares of common stock being registered in this prospectus. In the past, the Company has paid the law firm of Monahan & Biagi, PLLC for a portion of its services with the Company’s common stock.  As of the filing of this Registration Statement, Monahan & Biagi holds 341,845 shares of the Company’s common stock (which constitutes approximately 0.57% of the Registrant’s total issued and outstanding common stock) with a market value of approximately $30,766.

EXPERTS

The financial statements incorporated in this prospectus, and by reference to our Annual Reports on Form 10-K for the fiscal year ended September 30, 2011 and 2010 have been so incorporated in reliance on the report Madsen & Associates CPA’s, Inc., the Company’s independent registered public accounting firm, given on the authority of said firm as expert in auditing and accounting.

BUSINESS

The Company and our Business

We were incorporated under the laws of the State of Nevada on October 8, 1998 with authorized common stock of 200,000,000 shares at $0.001 par value. On September 13, 2002, 50,000,000 shares of preferred stock with a par value of $0.001 were authorized by the shareholders.  There are no preferred shares issued and the terms have not been determined. Our executive offices are located in Seattle, Washington.

We develop low-cost, high speed, light-based security and quality control solutions for use in homeland security, anti-counterfeiting, forgery/fraud prevention, brand protection, process control applications, and diagnostics.  Our patented and patent-pending technology uses controlled illumination with specific bands of light, to establish a unique spectral signature for both individual and classes of items.  When matched against existing databases, these spectral signatures allow precise identification and authentication or diagnostics of any item or substance.  This breakthrough optical sensing and data capture technology is called Spectral Pattern Matching (SPM). SPM technology lends itself to flexible form factors and can be miniaturized, and is easily integrated into a variety of hand-held or fixed mount configurations, and can be a stand-alone device or combined in the same package as a bar-code or biometric scanner.

On September 6, 2011, the Company announced that it was issued US Patent No. 7,996,173, entitled “Method, Apparatus and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy,” by the United States Office of Patents and Trademarks.

On January 19, 2012, the Company announced that it was issued US Patent No. 8,081,304, entitled “Method, Apparatus and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks.

We are pursuing an aggressive patent strategy to expand our unique intellectual property. As of February 6, 2012, we had three family patent applications filed with the U.S. Patent Office and one patent pending in Japan.

Through our wholly owned subsidiary, TransTech based in Aurora, Oregon, we provide value added security and authentication solutions to corporate and government security and law enforcement markets throughout the United States.

Financial Results

Net revenue for the three months ended December 31, 2011 decreased $255,000 to $1,813,000 as compared to $2,068,000 for the three months ended December 31, 2010. The three months ended December 31, 2010 included a one-time sale.

Certain recent developments relating to our efforts in licensing revenues, mergers and acquisitions and generation of additional liquidity, including through sales of our common stock, are described in more detail in the notes to the financial statements included in this prospectus.

ACQUISITION OF TRANSTECH

We closed the acquisition of TransTech of Aurora, OR on June 8, 2010 and recorded the financial results of the acquisition from June 8, 2010 to  December 31 , 2011 in our most recent financial statements.

TransTech, founded in 1994, is a distributor of access control and authentication systems serving the security and law enforcement markets.   With recorded revenues of $9.1 million in 2011 , TransTech has a respected national reputation for outstanding product knowledge, sales and service excellence.

As a result of this acquisition the Company expects to accelerate market entry and penetration through the acquisition of TransTech’s well-operated and positioned distributors of security and authentication systems, thus creating a natural distribution channel for products featuring our proprietary SPM technology.

LICENSE AGREEMENT WITH JAVELIN

On January 3, 2011, we signed a Commercial License Agreement (“License Agreement”) with Seattle based Javelin for development of environmental diagnostic applications of our SPM technology.

The License Agreement, which is exclusive for environmental applications, is perpetual and lasts until the Visualant IP expires. It provides for payments of 5% of Javelin’s revenues, a royalty of $15,000 in year one (paid), a royalty of $20,000 in year two (paid) and increasing to $47,407 in year five and profit sharing of 25% of license or transfer of technology. Javelin has certain performance milestones by year 3 . The License Agreement can be terminated by Visualant for failure of Javelin to meet the performance milestones and by Javelin with thirty days' notice.

ACQUISITION OF RATLAB

On June 7, 2011, the Company closed the acquisition of all Visualant related assets of the RATLab LLC .

The RATLab is a Seattle based research and development laboratory created by Dr. Tom Furness, founder and Director of the HITLab International, with labs at Seattle, University of Canterbury in New Zealand, and the University of Tasmania in Australia.

The RATLab is guided by Dr. Tom Furness and Dr. Brian Schowengerdt, a research scientist in the field of optics and vision science, who developed the Spectral Pattern Matching (“SPM”) technology under contract for Visualant.

With this acquisition, the Company consolidated all intellectual property relating to the SPM technology.  In addition to its current authentication and security applications of SPM, the Company now owns all other applications, including the important fields of medicine, agriculture, and the environment, and has begun the creation of the Visualant Laboratory.

Following the closing of this asset acquisition transaction, Dr. Tom Furness and Dr. Brian Schowengerdt have continued to provide technology leadership to the Company.

Warrant Agreements with Coach Capital LLC (“Coach Capital”)

On December 7, 2009, Coach received warrants to purchase 833,333 shares of the Company’s common stock at $0.15 per share.  The warrant expires 3 years from the date of issuance. On May 31, 2011, Coach exercised its warrant and received 833,333 shares of common stock.

Warrant Agreements with Sterling Group (“Sterling”)

On June 11, 2010, we issued a warrant for the purchase of 300,000 shares of our common stock to the Sterling Group for advisory services. The warrant was valued at $.02 per share using the Black-Scholes-Merton option valuation model. The warrant expires June 10, 2013 and is callable if registered and with five closing trading prices of our common stock over $.50 per share.

Securities Purchase Agreement with Seaside 88 Advisors, LLC (“Seaside”)

On December 23, 2010, we entered into a Securities Purchase Agreement (“Agreement”) with Seaside pursuant to which Seaside agreed to purchase restricted shares of our common stock from time to time over a 12-month period, provided that certain conditions are met.

Under the terms of the Agreement we agreed to sell and issue to Seaside each month for a 12-month period commencing on the closing date, restricted shares of our common stock at a price equal to the lower of (i) 60% of the average trading price of the Company’s stock during the 10 trading days immediately preceding each monthly closing date, or (ii) 70% of the average trading price for the trading day immediately prior to each monthly closing date. Visualant’s agreement to sell shares each month during said 12-month period is subject to certain conditions and limitations.  With respect to each subsequent closing, Visualant will not be obligated to sell any of its common stock to Seaside at a price lower than $0.25 per share, and Seaside’s beneficial ownership of the Company’s common stock will not exceed 9.9%. Seaside is not permitted to short sale the Company’s common stock.

Visualant paid Seaside’s legal fees and expenses in the amount of $25,000 for the initial closing, and agreed to pay $2,500 for each subsequent closing.  Visualant also has agreed to pay 7.0% in finder’s fees to brokers (to be paid in connection with each draw down) and issue common stock warrants.

The Agreement may be terminated by Seaside upon written notice to the Company, if at any time prior to the final subsequent closing the Company consummates a financing to which Seaside is not a party.

The Agreement also contains certain representations and warranties of Visualant and Seaside, including customary investment-related representations provided by Seaside, as well as acknowledgements by Seaside that it has reviewed certain disclosures of the Company (including the periodic reports that the Company has filed with the SEC) and that the Company’s issuance of the shares has not been registered with the SEC or qualified under any state securities laws.  Visualant provided customary representations regarding, among other things, its organization, capital structure, subsidiaries, disclosure reports, absence of certain legal or governmental proceedings, financial statements, tax matters, insurance matters, real property and other assets, and compliance with applicable laws and regulations.  Seaside’s representations and warranties are qualified in their entirety (to the extent applicable) by the Company’s disclosures in the reports it files with the SEC.  Visualant also delivered confidential disclosure schedules qualifying certain of its representations and warranties in connection with executing and delivering the Agreement.

Since this Agreement was entered into through the date of this Prospectus, the Company has sold Seaside a total of 2,529,314 shares at an average purchase price of $.302 per share, or an aggregate price of $763,650. In addition, the Company issued warrants to brokers for the purchase of 177,050 shares of common shares at an average purchase price of $.302 per share.

Securities Purchase Agreements with Gemini Master Fund Ltd (“Gemini”) and Ascendiant Capital Partners LLC (“Ascendiant”)

On May 19, 2011, the Company entered into a Securities Purchase Agreement (“Agreement”) with Gemini Master Fund, Ltd. and Ascendiant Capital Partners, LLC  (“Investors”) pursuant to which the Company issued $1.2 million in principal amount of 10% convertible debentures due May 1, 2012, together with 5-year warrants to purchase 2,400,000 shares of the Company’s common stock. The purchase price for the debentures was 83.3% of the face amount, resulting in the Company receiving $1.0 million, less legal fees, placement agent fees and expenses as set forth below. On September 8, 2011, Gemini converted $25,000 and interest of $760 into 311,516 shares of common stock at $.0827 per share. On October 21, 2011, Gemini converted $100,000 and interest of $4,247 into 2,619.261 shares of common stock at $.04 per share. On February 7, 2012, Gemini converted $100,000 and interest of $7,205 into 2,434.828 shares of common stock at $.044 per share.

The financing, led by Gemini Strategies LLC of San Diego, CA and New York, and Ascendiant Capital Partners LLC of Irvine, CA, provided capital for Visualant to continue with the execution of its strategic plans, including the market development of its SPM technology.

Under the terms of the Agreement, the debentures, including the amount of accrued interest thereon, are convertible at the option of the holder into shares of the Company’s common stock at a conversion price equal to the lesser of (i) $0.50 per share, or (ii) 70% of the average of the three lowest prices during the 20 trading days preceding the conversion date, subject to a floor conversion price of $0.35 per share, provided that the Company pays to the holder a compensatory amount in cash to adjust for the difference between and the conversion price and $0.35 per share. The warrants for 2.4 million shares are exercisable at a price of $0.50 per share for five years. The Agreement also provides for an additional $1.0 million investment option by the Investors to purchase an additional $1.2 million in aggregate principal amount of debentures on or before the one-year anniversary date of the Agreement.  The conversion price of these additional debentures is equal to the lesser of (i) $1.00 per share, or (ii) 70% of the average of the three lowest prices during the 20 trading days preceding the conversion date, subject to a floor conversion price of $0.70 per share subject to adjustment. The Company agreed to file a registration statement on form S-1 to register the resale of all shares issuable in connection with the convertible debentures and warrants and have it declared effective within ninety days of the closing of the transaction.

The Company paid legal fees and expenses in the amount of $12,500. Visualant also paid $80,000 or 8.0% of the cash received and issued a five-year warrant for 192,000 shares in placement agent fees to Ascendiant Capital Markets LLC.

We filed a registration statement on Form S-1, which was declared effective on August 29, 2011, to register 15,340,361 shares of our common stock, including (i) up to 3,600,000 shares of our common stock for Gemini issuable on  conversion and 1,800,000 shares of our common stock issuable upon exercise of a warrant issued to Gemini and (ii) up to 1,200,000 shares of our common stock for Ascendiant issuable on conversion and  792,000 shares of our common stock issuable upon exercise of a warrant issued to Ascendiant.  Since the effective date of the registration statement, 5,365,605 shares of our common stock have been issued thus far to Gemini on conversion of a portion of the convertible debentures.

The conversion of the convertible notes payable and the related warrants will likely require the Company to file an additional registration statement and  will likely result in a dilution of the value of the our common shares for all shareholders.

The Agreement may be terminated by the Investors under certain conditions. The Agreement also contains certain representations and warranties of Visualant and the Investors, including customary investment-related representations provided by the Investors, as well as acknowledgements by the Investors that it has reviewed certain disclosures of the Company (including the periodic reports that the Company has filed with the SEC) and that the Company’s issuance of the shares has not been registered with the SEC or qualified under any state securities laws.  We provided customary representations regarding, among other things, its organization, capital structure, subsidiaries, disclosure reports, absence of certain legal or governmental proceedings, financial statements, tax matters, insurance matters, real property and other assets, and compliance with applicable laws and regulations.  The Investor’s representations and warranties are qualified in their entirety (to the extent applicable) by the Company’s disclosures in the reports it files with the SEC.  We also delivered confidential disclosure schedules qualifying certain of its representations and warranties in connection with executing and delivering the Agreement.

Equity Line of Credit Transaction with Ascendiant

On June 17, 2011, the Company entered into a Securities Purchase Agreement with Ascendiant, pursuant to which Ascendiant agreed to purchase up to $3,000,000 worth of shares of the Company’s common stock from time to time over a 24-month period, provided that certain conditions are met. The financing arrangement entered into by the Company and Ascendiant is commonly referred to as an “equity line of credit” or an “equity drawdown facility.”

Under the terms of the Securities Purchase Agreement, Ascendiant will not be obligated to purchase shares of the Company’s common stock unless and until certain conditions are met, including but not limited to the SEC declaring effective a Registration Statement (the “Registration Statement”) on Form S-1 and the Company maintaining an Effective Registration Statement which registers Ascendiant’s resale of any shares purchased by it under the equity drawdown facility. The customary terms and conditions associated with Ascendiant’s registration rights are set forth in a Registration Rights Agreement that was also entered into by the parties on June 17, 2011.

Once the registration is declared effective, the Company has the right to sell and issue to Ascendiant, and Ascendiant will be obligated to purchase from the Company, up to $3,000,000 worth of shares of the Company’s common stock over a 24-month period beginning on such date (the “Commitment Period”). The Company will be entitled to sell such shares from time to time during the Commitment Period by delivering a draw down notice to Ascendiant. In such draw down notices, the Company will be required to specify the dollar amount of shares that it intends to sell to Ascendiant, which will be spread over a five-trading-day pricing period. For each draw, the Company will be required to deliver the shares sold to Ascendiant by the second trading day following the pricing period.   Ascendiant is entitled to liquidated damages in connection with certain delays in the delivery of its shares.

The Securities Purchase Agreement also provides for the following terms and conditions:

•
Purchase Price - 90% of the Company’s volume-weighted average price (“VWAP”) on each trading day during the five-trading-day pricing period, unless the lowest VWAP or closing bid price (“Market Price”) on the trading day before settlement is lower, in which case the Purchase Price shall be the Market Price less $.01.

•
Threshold Price – The Company may specify a price below which it will not sell shares during the applicable five-trading-day pricing period. If the VWAP falls below the threshold price on any day(s) during the pricing period, such day(s) will be removed from the pricing period (and Ascendiant’s investment amount will be reduced by 1/5 for each such day).

•
Maximum Draw - 20% of the Company’s total trading volume for the 10-trading-day period immediately preceding the applicable draw down, times the average VWAP during such period (but in no event more than $100,000).

•	Minimum Draw - None.

•	Minimum Time Between Draw Down Pricing Periods - Three trading days.

•	Minimum Use of Facility – The Company is not obligated to sell any shares of its common stock to Ascendiant during the Commitment Period.

•
Commitment and Legal Fees – Commitment fees of 5% ($150,000), payable in shares of Company common stock based on the following schedule: $75,000 worth of restricted shares to be delivered at initial closing, $25,000 worth of shares if and when the S-1 is declared effective, and $25,000 worth of shares at 30 and 60 days).   Legal fees of $7,500. The Company has issued 1,490,943 shares for these commitment and legal fees.

•
Indemnification - Ascendiant is entitled to customary indemnification from the Company for any losses or liabilities it suffers as a result of any breach by the Company of any provisions of the Securities Purchase Agreement, or as a result of any lawsuit brought by any stockholder of the Company (except stockholders who are officers, directors or principal stockholders of the Company).

•
Conditions to Ascendiant’s Obligation to Purchase Shares - Trading in the Company’s common stock must not be suspended by the SEC or other applicable trading market; the Company must not have experienced a material adverse effect; all liquidated damages and other amounts owing to Ascendiant must be paid in full; the Registration Statement must be effective with respect to Ascendiant’s resale of all shares purchased under the equity drawdown facility; there must be a sufficient number of authorized but unissued shares of the Company’s common stock; and the issuance must not cause Ascendiant to own more than 9.99% of the then outstanding shares of the Company’s common stock.

•
Termination - The Securities Purchase Agreement will terminate if the Company’s common stock is not listed on one of several specified trading markets (which include the NYSE AMEX, OTC Bulletin Board and Pink Sheets, among others); if the Company files for protection from its creditors; or if the Registration Statement was not declared effective by the SEC by the date nine months following the date of the Securities Purchase Agreement. . The Company may terminate the Securities Purchase Agreement with five days’ notice.

The Securities Purchase Agreement also contains certain representations and warranties of the Company and Ascendiant, including customary investment-related representations provided by Ascendiant, as well as acknowledgements by Ascendiant that it has reviewed certain disclosures of the Company (including the periodic reports that the Company has filed with the SEC) and that the Company’s issuance of the shares has not been registered with the SEC or qualified under any state securities laws. The Company provided customary representations regarding, among other things, its organization, capital structure, subsidiaries, disclosure reports, absence of certain legal or governmental proceedings, financial statements, tax matters, insurance matters, real property and other assets, and compliance with applicable laws and regulations. The Company’s representations and warranties are qualified in their entirety (to the extent applicable) by the Company’s disclosures in the reports it files with the SEC. The Company also delivered confidential disclosure schedules qualifying certain of its representations and warranties in connection with executing and delivering the Securities Purchase Agreement.

The shares to be issued by the Company to Ascendiant under the Securities Purchase Agreement will be issued in private placements in reliance upon the exemption from the registration requirements set forth in the Securities Act provided for in Section 4(2) of the Securities Act, and the rules promulgated by the SEC thereunder.

As of February 24, 2012, the Company has issued 3,347,249 shares for $222,011 or $.066 per shares under the Securities Purchase Agreement, excluding the commitment and legal fees discussed above.

Industry Overview

Visualant’s SPM technology resides in the general marketplace for spectroscopy (measurement of light according to its spectrum) and spectrometry (the measurement of the chemical or atomic components as a function of light reflected or absorbed by them).  These analytic tools are typically fragile and expensive often costing tens or hundreds of thousands of dollars.  The Visualant SPM technology is flexible, sturdy and has a very low cost.

The Visualant SPM technology can used to create low cost, ubiquitous analytic devices that can be used in numerous applications in the broad security and authentication market. There is no room for error in security and authentication, hence the industry requires layers of redundancies in order to provide hoped for failsafe security.   The security and authentication industry uses numerous tools in its pursuit of security.  These include RFID chips and holograms for access control cards, threads and holograms in currency, and other means of marking to thwart counterfeiting.  Visualant SPM technology provides a level of redundancy without the addition of any specific marking.  The SPM technology simply sees the colors present and determines the accuracy of those colors against the prescribed standard.  In this case, Visualant SPM technology exists in the broad industry of component providing solutions for security and authentication.

TransTech, our wholly-owned subsidiary, is a security and authentication distribution company selling products to over 500 dealers in the United States.  TransTech’s products include a variety of security and authentication products including printers, access control devices and numerous components.   Distribution is fragmented in the security and authentication marketplace.  There are large companies, including Scan Source Security, Wynit, Inc. and Plasco ID, who increasingly sell directly to customers via the Internet and smaller regional and national distributors who sell to these same customers and provide value added services and support.  Often called value added resellers or VARs, distributors such as TransTech work hard to maintain their customers through service and support.

Employees

As of February 24, 2012 we had thirteen full-time, three part-time employees and four contractors. Most employees were based in Oregon.

The Chief Executive Officer and Chief Financial Officer are based out of the Seattle, Washington office.

DESCRIPTION OF PROPERTY

Corporate Offices

Our executive office is located at 500 Union Street, Suite 406, Seattle, Washington, USA, 98101. On January 1, 2011, we entered into a lease with a party affiliated with our Chief Executive Officer. We pay $799 per month. The lease is cancellable with ten days' notice.

TransTech Facilities

TransTech leases a total of approximately 9,750 square feet of office and warehouse space for its administrative offices, product inventory and shipping operations, at a monthly rental of $4,292. The lease was extended from March 2011 for an additional five year term at a monthly rental of $4,751. There are two additional five year renewals with a set accelerating increase of 10% per 5 year term.  TransTech also leases additional 500 square feet of off-site space at $250 per month from a related party.

SELECTED FINANCIAL DATA

The financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus. We derived the financial data as of and for the years ended September 30, 2011, 2010 and 2009 from our financial statements included in this prospectus. The historical results are not necessarily indicative of the results to be expected for any future period. All monetary amounts are expressed in U.S. dollars.

	Three Months
	Ended	Year Ended September 30,
	December 31, 2011	2011	2010	2009	2008	2007
(in thousands, except for per share data)
STATEMENT OF OPERATIONS DATA:
Revenue	$1,813	$9,136	$2,543	$-	$-	$-
Net loss	(555)	(2,396)	(1,147)	(951)	(945)	(1,635)
Net loss applicable to Visualant, Inc. common shareholders	(560)	(2,410)	(1,149)	(951)	(945)	(1,635)
Net loss per share	(0.01)	(0.06)	(0.04)	(0.03)	(0.05)	(0.10)

BALANCE SHEET DATA:
Total assets	4,233	4,313	4,144	12	2	89
Stockholder's deficiency	(1,766)	(1,610)	(1,900)	(1,366)	(2,135)	(1,478)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Forward-looking statements in this prospectus reflect the good-faith judgment of our management and the statements are based on facts and factors as we currently know them. Forward-looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, those discussed below and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as those discussed elsewhere in this prospectus. Readers are urged not to place undue reliance on these forward-looking statements which speak only as of the date of this report. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the prospectus.

Summary of Recent Business Operations for the three months ended December 31, 2011

Net revenue for the three months ended December 31, 2011 decreased $255,000 to $1,813,000 as compared to $2,068,000 for the three months ended December 31, 2010. The three months ended December 31, 2010 included a one-time sale. Net loss for the three months ended December 31, 2011 was $555,000 as compared to a net loss of $258,000 for the three months ended December 31, 2010 for the reasons discussed above. The net loss included non-cash expenses of $422,000 and other business development and investor relation expenditures to expand the business.

We closed the acquisition of TransTech of Aurora, OR on June 8, 2010 and recorded the results from June 8, 2010 to December 31, 2011.

Summary of Recent Business Operations for the year ended September 30, 2011

Net revenue for the year ended September 30, 2011 increased $6,593,000 to $9,136,000 as compared to $2,543,000 for the year ended September 30, 2010. Net loss for the year ended September 30, 2011 was $2,396,000 as compared to a net loss of $1,147,000 for the year ended September 30, 2010 for the reasons discussed above. The net loss included non-cash expenses of $1,204,000 and other business development and investor relation expenditures to expand the business.

We closed the acquisition of TransTech of Aurora, OR on June 8, 2010 and recorded the results from June 8, 2010 to September 30, 2011.

Certain recent developments relating to our efforts in licensing revenues, mergers and acquisitions and generation of additional liquidity, including through sales of our common stock, are described in more detail in the notes to the financial statements included in this prospectus.

Summary of Recent Business Operations Year Ended September 30, 2010

Net revenue for the year ended September 30, 2010 increased $2,543,000 to $2,543,000 as compared to $0 for the year ended September 30, 2009.

We closed the acquisition of TransTech of Aurora, OR on June 8, 2010 and recorded the results from June 8, 2010 to September 30, 2010.

Net loss for the year ended September 30, 2010 was $1,147,000 as compared to a net loss of $951,000 for the year ended September 30, 2009.

Certain recent developments relating to our efforts in licensing revenues, mergers and acquisitions and generation of additional liquidity, including through sales of our common stock, are described in more detail in the notes to the financial statements included in this prospectus.

Liquidity and Capital Resources

As of December 31, 2011

We had cash of $71,000, a net working capital deficit of approximately $3.3 million and total indebtedness of $2.6 million as of December 31, 2011.

We will need to obtain additional financing to implement our business plan, service our debt repayments and acquire new businesses. There can be no assurance that we will be able to secure funding, or that if such funding is available, whether the terms or conditions would be acceptable to us.

Volatility and disruption of financial markets could affect our access to credit. The current difficult economic market environment is causing contraction in the availability of credit in the marketplace. This could potentially reduce or eliminate the sources of liquidity for the Company.

If the Company is unable to obtain additional financing, we may need to restructure our operations, divest all or a portion of our business or file for bankruptcy.

As of September 30, 2011

We had cash of $92,000, a net working capital deficit of approximately $3.2 million and total indebtedness of $2.6 million as of September 30, 2011.

We will need to obtain additional financing to implement the business plan, service our debt repayments and acquire new businesses. There can be no assurance that we will be able to secure funding, or that if such funding is available, whether the terms or conditions would be acceptable to us.

Volatility and disruption of financial markets could affect our access to credit. The current difficult economic market environment is causing contraction in the availability of credit in the marketplace. This could potentially reduce or eliminate the sources of liquidity for the Company.

If the Company is unable to obtain additional financing, we may need to restructure our operations, divest all or a portion of our business or file for bankruptcy.

As of September 30, 2010

We had cash of $83,937, a net working capital deficit of approximately $2.7 million and total indebtedness of $ 6.0 million as of September 30, 2010.

We will need to obtain additional financing to implement the business plan, service our debt repayments and acquire new businesses. There can be no assurance that we will be able to secure funding, or that if such funding is available, whether the terms or conditions would be acceptable to us.

Volatility and disruption of financial markets could affect our access to credit. The current difficult economic market environment is causing contraction in the availability of credit in the marketplace. This could potentially reduce or eliminate the sources of liquidity for the Company.

If the Company is unable to obtain additional financing, we may need to restructure our operations, divest all or a portion of our business or file for bankruptcy.

Recent and Expected Losses

We have experienced net losses since inception. There can be no assurance that we will achieve or maintain profitability.

Quantitative and Qualitative Disclosures about Market Risk

We have no investments in any market risk sensitive instruments either held for trading purposes or entered into for other than trading purposes.

LEGAL PROCEEDINGS

There are no pending legal proceedings against us that are expected to have a material adverse effect on our cash flows, financial condition or results of operations.

MANAGEMENT

Our directors and executive officers, their ages, their respective offices and positions, and their respective dates of election or hire are as follows:

Business Experience Descriptions

Name	Age	Positions and Offices Held	Since
Ronald P. Erickson	68	Chief Executive Officer, Management Director	April 24, 2003

Mark Scott	58	Chief Financial Officer and Secretary	May 1, 2010

Bradley E. Sparks	65	Management Director	November 10, 2006

Jon Pepper	60	Independent Director	April 19, 2006

Dr. Masahiro Kawahata	75	Independent Director	April 19, 2006

Marco Hegyi	54	Chairman of the Board, Independent Director	February 14, 2008

Yoshitami Arai	80	Independent Director	October 8, 2008

James Gingo	59	Management Director	June 8, 2010

Paul R. Bonderson Jr.	59	Independent Director	June 8, 2010

Our Management Directors

RONALD P. ERICKSON has been a director and officer of the Company since April 24, 2003. He currently serves as the Company’s Chief Executive Officer and President.  He was appointed to the positions of CEO and President on November 10, 2009. Earlier, he was appointed President and Chief Executive Officer of the Company on September 29, 2003, and resigned from this position on August 31, 2004 at which time he was appointed Chairman of the Board. A seasoned executive with more than 30 years of experience in the high technology, telecommunications, micro-computer, and digital media industries, Mr. Erickson was the founder of Visualant. In addition to his Visualant responsibilities he also serves as Chairman of ivi, Inc. a streaming media company and eCharge Corporation an Internet based transaction processing company. He is formerly Chairman, CEO and Co-Founder of Blue Frog Media, a mobile media and entertainment company; Chairman, CEO and Co-founder of GlobalTel Resources, a provider of telecommunications services; Chairman, Interim President and CEO of Egghead Software, Inc. the large software reseller where he was an original investor; Chairman and CEO of NBI, Inc.; and Co-founder of MicroRim, Inc. the database software developer. Earlier, Mr. Erickson practiced law in Seattle and worked in public policy in Washington, DC and New York, NY. Additionally, Mr. Erickson has been an angel investor and board member of a number of public and private technology companies.  In addition to his business activities Mr. Erickson serves on the Board of Trustees of Central Washington University where he received his BA degree. He also holds a MA from the University of Wyoming and a JD from the University of California, Davis. He is licensed to practice law in the State of Washington and the District of Columbia.

JAMES GINGO has served as a director since June 8, 2010.  He is the President and founder of TransTech Systems, Inc. (“TransTech”), since it was founded. TransTech is a distributor of access control and authentication systems serving the security and law enforcement markets. TransTech was acquired by the Company on June 8, 2010 and is a wholly owned subsidiary. James Gingo is a highly regarded industry veteran and one of the early members of the Document Security Alliance, an organization co-founded by the United States Secret Service and concerned industry representatives after the events of 9/11. He sits on the Board of the Security Industry Association.

BRADLEY E. SPARKS currently serves as a director. On November 12, 2009, Mr. Sparks resigned as the Company’s Chief Executive Officer and President.  He held these positions since November 2006.  Mr. Sparks currently serves as the Chief Financial Officer for Laredo Oil, Inc.  Before joining Visualant in 2006, he served as Chief Financial Officer of WatchGuard Technologies, Inc. from 2005-2006.  Previous to WatchGuard, he was the founder and managing director of Sunburst Growth Ventures, LLC, a private investment firm specializing in emerging-growth companies.  Earlier, he founded Pointer Communications and served as Chief Financial Officer for several publicly-held telecommunications companies, including eSpire Communications, Inc., Digex, Inc., Omnipoint Corporation, and WAM!NET.  He also served as Vice President and Treasurer of MCI Communications from 1988-1993 and as Vice President and Controller from 1993-1995.  Before his tenure at MCI, Mr. Sparks held various financial management positions at Ryder System, Inc.  Mr. Sparks also serves on the Board of Directors for iCIMS, a privately--held software company and Comrise China, also a privately—held company. Mr. Sparks graduated from the United States Military Academy at West Point and is a former Army Captain in the Signal Corps. He has an MS in Management from the Sloan School of Management at MIT and is a licensed CPA in Florida.

Our Independent Directors

JON PEPPER has served as an independent director since April 19, 2006. Mr. Pepper is the co-founder of Pepcom [www.pepcom.com], an industry leader at producing press-only technology showcase events around the country. Prior to that Pepper started the DigitalFocus newsletter, a ground-breaking newsletter on digital imaging that went to leading influencers worldwide. Pepper has been closely involved with the high technology revolution since the beginning of the personal computer era. He was formerly a well-regarded journalist and columnist; his work on technology subjects appeared in The New York Times, Fortune, PC Magazine, Men's Journal, Working Woman, PC Week, Popular Science and many other well-known publications. Pepper was educated at Union College in Schenectady, New York and the Royal Academy of Fine Arts in Copenhagen.

DR. MASAHIRO KAWAHATA has served as an independent director since April 19, 2006. Dr. Kawahata is the former Director of the Fujitsu Research Institute. He is known in Japan as "the father of multimedia" for his work as National Program Director in developing the nationwide fiber optic network. Early in 2005, the U.S. Government officially acknowledged him as "Non-U.S. Scientist of Extraordinary Ability". Dr. Kawahata has taught at Tokai University, is a Consulting Professor at Stanford University, Provost's Distinguished Professor at the University of Southern California and Visiting Professor at the University of Washington. He has served as a Director of numerous technology companies, and has received several prestigious awards in the United States and Japan.

MARCO HEGYI has served as an independent director since February 14, 2008 and as Chairman of the Board since May 2011. Mr. Hegyi has been a principal with the Chasm Group since 2006, where he combines his expertise in, and passion for helping companies expand their businesses with innovative technologies and collaborative partnership strategies using mobile and wireless platforms, service business models and Internet marketing programs. Prior to working as a strategic advisor, Mr. Hegyi served as Senior Director, Global Product Management, at Yahoo Search Marketing during 2006. Prior to Yahoo, Mr. Hegyi was at Microsoft leading program management for Microsoft Windows and Office beta releases aimed at software developers from 2001 to 2006. While at Microsoft, he formed new service concepts and created operating programs to extend the depth and breadth of the company’s unparalleled developer eco-system, including managing offshore, outsource teams in China and India, and being the named inventor of a filed Microsoft patent for a business process in service delivery. Mr. Hegyi earned a Bachelor of Science degree in Information and Computer Sciences from the University of California, Irvine, and has completed advanced studies in innovation marketing, advanced management, and strategy at Harvard Business School, Stanford University, UCLA Anderson Graduate School of Management, and MIT Sloan School of Management.

YOSHITAMI ARAI has served as an independent director since October 8, 2008. Mr. Arai brings strategic experience, a broad global business network, and sophisticated business acumen to the board. He has performed in many professional and civic capacities throughout Japan and abroad, and has served as Director and Senior Executive of international organizations including 7-Eleven, Tokyo Hotels, Systems International, Catalina Marketing and Sony.

PAUL R. BONDERSON, JR. has served as an independent director since June 8, 2010. Mr. Bonderson has more than 30 years of technical experience in the computer industry, spanning both hardware and software engineering, engineering management, and product development. Prior to co-founding Brocade Communications Systems in 1995, Bonderson held engineering management positions at industry leading companies including Intel Corporation and Sun Microsystems, Inc. Since retiring from Brocade, Bonderson has been an active philanthropist. He is a member of the Board of Trustees of the Wetlands America Trust, Inc., the organization responsible for managing the endowment and land holdings of Ducks Unlimited. He is also a Senior Advisory Vice President and Board Member of Ducks Unlimited. Additionally, Mr. Bonderson serves on the Advisory Committee of the School of Engineering and the Foundation Board of California Polytechnic State University, San Luis Obispo, California.

Other Executive Officers

MARK SCOTT has significant financial, capital market and relations experience in public microcap gold, silver and technology companies.  Mr. Scott currently serves as (i) Chief Financial Officer, Secretary and Treasurer of Visualant, Inc., a position he has held since May 2010; (ii) Chief Financial Officer, Secretary and Treasurer of WestMountain Gold since February 28, 2011 and as a consultant from December 2010; (iii) Chief Financial Officer of Sonora Resources Corp., a position he has held since June 2011; and (iv) Chief Financial Officer of U.S. Rare Earths, Inc. a position he has held since December 2011.

Mr. Scott previously served as Chief Financial Officer and Secretary of IA Global, Inc. from October 2003 to June 2011. Previously, he held executive financial positions with Digital Lightwave; Network Access Solutions; and Teltronics, Inc. He has also held senior financial positions at Protel, Inc., Crystals International, Inc., Ranks Hovis McDougall, LLP and Brittania Sportswear, and worked at Arthur Andersen. Mr. Scott is also a certified public accountant and received a Bachelor of Arts in Accounting from the University of Washington.

Family Relationships

There are no family relationships among our directors and executive, except for Mr. Erickson and Mr. Sparks, who are first cousins.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has, during the past five years:

•
Had any petition under the federal bankruptcy laws or any state insolvency law filed by or against, or had a receiver, fiscal agent, or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

•	Been convicted in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
Been the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

◦
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

	◦	Engaging in any type of business practice; or

	◦	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

•
Been the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending, or otherwise limiting for more than 60 days the right of such person to engage in any activity described in (i) above, or to be associated with persons engaged in any such activity;

•
Been found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, where the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated; or

•
Been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, where the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended, or vacated.

Committees of the Board of Directors

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Nominations and Governance Committee and the Compensation Committee. The Committees were formed July 22, 2010. The Compensation committee is comprised solely of non-employee, independent directors. The Nominations and Governance committee has one management director, Jim Gingo as Chairman. The Audit Committee has one management director, Bradley Sparks as chairman. Charters for each committee are available on the Company’s website at www.visualant.net. The table below shows current membership for each of the standing Board committees.

Audit	Compensation	Nominating

Bradley E. Sparks (Chairman)	Marco Hegyi (Chairman)	Jim Gingo (Chairman)
Marco Hegyi	Yoshitami Arai	Paul Bonderson
Jon Pepper	Jon Pepper	Dr. Kawahata

Director Independence

The Board has affirmatively determined that each of Messrs. Pepper, Kawahata, Hegyi, Arai and Bonderson is an independent director.  For purposes of making that determination, the Board used NASDAQ’s Listing Rules even though the Company is not currently listed on NASDAQ.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during the fiscal year that ended on September 30, 2010 served as an officer, former officer, or employee of the Company or participated in a related party transaction that would be required to be disclosed in this proxy statement. Further, during this period, no executive officer of the Company served as:

•
a member of the Compensation Committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Compensation Committee; or

•	a director of any other entity, one of whose executive officers or their immediate family member served on our Compensation Committee.

Code of Conduct and Ethics

We have adopted conduct and ethics standards titled the Code of Conduct and Ethics (the “Code of Conduct”), which are available at www.visualant.net. These standards were adopted by the Board to promote transparency and integrity. The standards apply to the Board, executives and employees. Waivers of the requirements of the Code of Conduct or associated polices with respect to members of the Board or executive officers are subject to approval of the full Board.

The Company’s Code of Conduct includes the following:

- promotes honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

- promotes the full, fair, accurate, timely and understandable disclosure of the Company’s financial results in accordance with applicable disclosure standards, including, where appropriate, standards of materiality;

- promotes compliance with applicable SEC and governmental laws, rules and regulations;

- deters wrongdoing; and

- requires prompt internal reporting of breaches of, and accountability for adherence to, the Code of Conduct.

On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Pursuant to the Code of Conduct, the Audit Committee and the Board are charged with resolving any conflict of interest involving management, the Board and employees on an ongoing basis.

EXECUTIVE COMPENSATION

The following table provides information concerning remuneration of the chief executive officer, the chief financial officer and another named executive officer for the fiscal years then ended September, 2011 , 2010 and 2009 .

Summary Compensation Table

						Non-Equity
						Incentive
					Stock	Plan	Option	Other
			Salary	Bonus	Awards	Compensation	Awards	Compensation	Total
Name	Principal Position		($) (1)	($)	($) (2)	($)	($) (3)	($) (4)	($)
Salary-
Ronald P. Erickson	Chief Executive Officer	9/30/2011	$-	$-	$-	$-	$-	$62,500	$62,500
	Chairman of the Board	9/30/2010	$-	$-	$40,000	$-	$52,662	$-	$92,662
		9/30/2009	$-	$-	$-	$-	$-	$-	$-

Mark Scott	Chief Financial Officer	9/30/2011	$-	$-	$-	$-	$-	$74,000	$74,000
	Secretary	9/30/2010	$-	$-	$20,000	$-	$-	$10,000	$30,000
		9/30/2009	$-	$-	$-	$-	$-	$-	$-

Bradley E. Sparks	Former Chief Executive Officer	9/30/2011	$-	$-	$-	$-	$-	$-	$-
	Director	9/30/2010	$28,000	$-	$-	$-	$-	$-	$28,000
		9/30/2009	$240,000	$-	$-	$-	$139,786	$-	$379,786

James Gingo	Chief Executive Officer,	9/30/2011	$200,016	$-	$-	$-	$-	$8,001	$208,017
	TransTech Systems, Inc.	9/30/2010	$62,649	$-	$-	$-	$-	$-	$62,649
		9/30/2009	$-	$-	$-	$-	$-	$-	$-

(1)         The amounts for Mr. Sparks include salary accrued, but not paid to Mr. Sparks. The 2010 amount for Mr. Gingo includes salary from June 8, 2010 to September 30, 2010.   TransTech was acquired June 8, 2010.

(2)          The 2010 amount for Mr. Erickson reflects 2,000,000 shares of restricted common stock issued by the Company on May 10, 2010. The restricted common stock was issued at the closing bid price of $.02 per share on May 7, 2010. The 2010 amount for Mr. Scott reflects 1,000,000 shares of restricted common stock issued by the Company on May 10, 2010. The restricted common stock was issued at the closing bid price of $.02 per share on May 7, 2010.

(3)         These amounts reflects the dollar amount recognized for financial statement reporting purposes for the fiscal years then ended September 30, 2010 and 2009 , in accordance with FASB ASC Topic 718 of awards pursuant to the 2005 Stock Option Plan. Assumptions used in the calculation of this amount are included in footnotes to the Company's audited financial statements for the fiscal years then ended September 30, 2011, 2010 and 2009 .

(4)         The 2010 amount for 2010 for Mr. Scott includes consulting fees paid from May 5, 2010 to September 30, 2010.

Grants of Stock Based Awards (Not Granted Under Any Plan) in Fiscal Year Then Ended September 30, 2011

There were no stock based awards during the fiscal year ended September 30, 2011.

Outstanding Equity Awards as of Fiscal Year Then Ended September 30, 2011

	Option Awards (1)					Stock Awards
	Number of	Number of	Number of					Number of	Market or
	Securities	Securities	Securities			Number of	Market Value	Unearned Shares,	Payout Value of
	Underlying	Underlying	Underlying			Shares or Units	of Shares or	Units or Other	Unearned Shares,
	Unexercised	Unexercised	Unexercised	Option		of Stock	Units of	Rights That	Units, or Other
	Options	Options	Unearned	Exercise	Option	That Have Not	Stock That	Have Not	Rights That Have
	Exercisable	Unexerciseable	Options	Price	Expiration	Vested	Have Not Vested	Vested	Not Vested
Name	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($)

Ronald P. Erickson	1,875,000	1,125,000	-	$0.15	5/9/2020	-	$-	-	$-

Bradley E. Sparks	1,000,000	-	-	$0.75	11/9/2011	-	$-	-	$-

(1)         Mr. Erickson’s stock option grant vest quarterly over two years. Mr. Spark’s stock option grant vest 25% in the first month and 25% annually. Mr. Erickson’ stock option grant has a 10-year term before they are no longer exercisable and Mr. Spark’s stock option grant expired November 9, 2011.

Option Exercises and Stock Vested

There were no stock based awards or stock option grants during the fiscal year ended September 30, 2011.

Employment Agreements

On November 17, 2009, Mr. Erickson assumed the positions of CEO, President and interim CFO, Secretary and Treasurer as a result of the resignation of Mr. Bradley Sparks from those positions.  Mr. Sparks continues to serve as a Director of the Company.  On May 10, 2010, Mr. Erickson resigned from the positions of CFO, Secretary and Treasurer and Mark Scott was appointed to those positions.

The Company closed the acquisition of TransTech on June 8, 2010. James Gingo and Paul Bonderson, a TransTech investor, joined the Board of Directors on June 8, 2010.

Agreement with Mark Scott

On May 10, 2010, the Board of Directors approved the appointment of Mr. Scott as Chief Financial Officer based on the (i) cash compensation of $8,000 per month; (ii) bonus cash compensation; shall be at the discretion of the senior executive and the board of directors; (iii) benefits after the closing of funding at discretion of Mr. Scott and equivalent to other employees in the company; and (iv) 1,000,000 shares of restricted common stock to be granted upon signing at the closing bid price of $.02 per share on May 7, 2010.

Agreement with James Gingo

On June 8, 2010, we entered into an Employment Agreement (“Gingo Agreement”) with Mr. Gingo to serve as President of TransTech, which became a wholly owned subsidiary of the Company on that date. The Gingo Agreement has a three year term beginning on June 8, 2010 at the annual base salary of $200,000 per year. The Gingo Agreement provides for participation in the Company’s benefit programs available to other employees (including group insurance arrangements). Also under the Gingo Agreement, Mr. Gingo is eligible for discretionary performance bonuses based upon performance criteria to be determined by the Company’s Compensation Committee based on criteria under development up to 50% of his annual salary. If Mr. Gingo’s employment is terminated without Cause (as defined in the Gingo Agreement), Mr. Gingo will be entitled to a payment equal to one year’s annual base salary paid over the next year.

The Agreement with Mark Scott does not contain any definitions. For purposes of the Gingo Agreement described above, the following definitions apply:

As used herein, “Cause” is defined as any of the following events which occur during the term of this agreement: (i) your repeated failure, in the reasonable, good faith judgment of the Board, to substantially perform your reasonable assigned duties or responsibilities as a Service Provider (defined below) as directed or assigned by the Board (other than a failure resulting from your Disability) continuing for a period of thirty (30) days or more following written notice thereof from the Board to you describing in reasonable detail those duties and/or responsibilities that the Board believes you have failed to perform; (ii) your engaging in knowing and intentional illegal conduct that was or is reasonably likely to be materially injurious to TransTech or the Company or its affiliates; (iii) your violation of a federal or state law or regulation, which was known or should have been known to you, applicable to TransTech or the Company’s business which violation was or is likely to be materially injurious to TransTech or the Company; (iv) your breach of a material term of this offer letter or any confidentiality agreement or invention assignment agreement between you and TransTech or the Company following written notice thereof from the Board to you and your failure to cure such breach within twenty (20) days of receipt of such notice; (v) your being convicted of, or entering a plea of nolo contendere to, a felony; or (vi) your committing any material act of dishonesty or fraud against, or the misappropriation of material property belonging to TransTech, the Company or its affiliates.

As used herein, “Change of Control” is defined as any one of the following occurrences: (a) Company is party to a merger or consolidation with or into another entity (or group of entities) (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold (solely in respect of their interests in the Company’s capital stock immediately prior to such merger or consolidation) at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity); (b) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a corporation, person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Company, or (c) a sale, lease, assignment, transfer or disposal of all or substantially all of the assets of the Company (other than a pledge of such assets or grant of a security interest therein to a commercial lender in connection with a commercial lending or similar transaction); provided that the following shall not be considered a Change of Control: an equity financing of the Company in which the Company issues shares of its Common Stock or Preferred Stock.

As used herein, “Constructive Termination” is defined as any of the following, without your express written consent:  (i) a change in your title or position or a material reduction of your duties or responsibilities relative to your duties or responsibilities in effect immediately prior to such reduction, or your removal from such title, position, duties and responsibilities, unless you are provided with comparable title, duties, position and responsibilities; provided, however, that a reduction in duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the President of the Company remains as such following a change of control of the Company but is not made the President of the acquiring corporation) shall not constitute “Constructive Termination”; (ii) a reduction by the Company of your fixed cash compensation as in effect immediately prior to such reduction (unless such reduction constitutes a Board-approved, across-the-board salary reduction applicable to all similarly-situated employees at the Company); (iii) a reduction by the Company in the kind or level of employee benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced (unless such reduction constitutes a Board-approved, across-the-board benefits reduction applicable to all similarly-situated employees at the Company); (iv) your relocation to a facility or a location more than 100 miles from Aurora, Oregon; or (v) the failure of the Company to obtain the assumption of this offer letter by any successor.

Potential Payments upon Termination or Change in Control

Our Employment Agreements with the named executive officers have provisions providing for severance payments as discussed below.

Mark Scott Termination Payments

Mark Scott does not receive any termination or change in control payments.

James Gingo Termination Payments

The following table shows the potential payments upon termination for James Gingo:

		Early	Not For Good	Change in
Executive	For Cause	or Normal	Cause	Control	Disability
Payments Upon	Termination	Retirement	Termination	Termination	or Death
Separation	on 9/30/11	on 9/30/11	on 9/30/11	on 9/30/11	on 9/30/11
Compensation:
Base salary (1)	$-	$-	$200,000	$400,000	$-
Performance-based incentive
compensation	$-	$-	$-	$-	$-
Stock options	$-	$-	$-	$-	$-

Benefits and Perquisites:
Health and welfare benefits (2)	$-	$-	$2,715	$10,864	$-
Accrued vacation pay (3)	$3,846	$3,846	$3,846	$3,846	$3,846

Total	$3,846	$3,846	$206,561	$414,710	$3,846

(1)         Reflects twelve month's severance to be paid upon termination without cause and twenty four months upon termination in a change of control, less any months worked.

(2)         Reflects six and twenty four month’s group insurance, respectively, without cause or upon termination in a change of control.

(3)        Reflects the value of vacation pay accrued as of September 30, 2011 .

We use stock options grants to incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board. During year then ended September 30, 2010, Ronald Erickson and James Gingo did not receive any compensation for his service as a director.  The compensation disclosed in the Summary Compensation Table on page 23 represents the total compensation.

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors during the year then ended September 30, 2011 .

	Stock	Option
Name	Awards (1)	Awards (1)	Total
Bradley E. Sparks	$22,400	$-	$22,400
Marco Hegyi	22,400	700,000	722,400
Dr. Masahiro Kawahata	22,400	-	22,400
Jon Pepper	22,400	-	22,400
Yoshitami Arai	22,400	-	22,400
James Gingo	-	-	-
Paul R. Bonderson Jr.	11,200	-	11,200

Total	$123,200	$700,000	$823,200

(1)         Reflects the dollar amount recognized for financial statement reporting purposes for the year then ended September 30, 2010 in accordance with FASB ASC Topic 718. The assumptions used in the valuation of options is included in the Footnotes of the Form 10-K as filed with the SEC on December 30, 2010.

Compensation Paid to Board Members

Our independent non-employee directors are not compensated in cash.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of February 24, 2012 by:

•	each director and nominee for director;

•	each person known by us to own beneficially 5% or more of our common stock;

•	each officer named in the summary compensation table elsewhere in this report; and

•	all directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise indicated below, each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address of each beneficial owner of more than 5% of common stock is as follows:

			Shares Outstanding with
			Gemini Master Fund, Ascendiant
	Shares Outstanding		and Vested Stock Options
	Amount	Percentage	Amount	Percentage
Directors and Officers-
Ronald P. Erickson	5,256,473	8.8%	7,881,473	11.7%
Mark Scott	1,068,500	1.8%	1,068,500	1.6%
Bradley E. Sparks	50,000	*	50,000	0.1%
Marco Hegyi	375,000	*	1,125,000	1.7%
Dr. Masahiro Kawahata	1,040,603	1.7%	1,040,603	1.6%
Jon Pepper	375,000	*	375,000	*
Yoshitami Arai	225,000	*	225,000	*
James Gingo	3,100,000	5.2%	3,100,000	4.6%
Paul R. Bonderson, Jr.	625,000	1.0%	625,000	0.9%
Total Directors and Officers (9 in total)	12,115,576	20.3%	15,490,576	23.1%

			Shares Outstanding with
			Gemini Master Fund, Ascendiant
	Shares Outstanding		and Vested Stock Options
	Number	Percentage	Amount	Percentage
Greater Than 5% Ownership

Ronald P. Erickson	5,256,473	8.8%	7,881,453	11.7%
500 Union Street , Suite 406
Seattle, WA 98101

James Gingo	3,100,000	5.2%	3,100,000	4.6%
TransTech Systems, Inc.
12142 NE Sky Lane Suite 130
Aurora, OR 97002-8730

Gemini Master Fund Ltd	2,488,444	4.2%	5,230,722	7.8%
C/O Gemini Strategies LLC
619 South Vulcan, Suite 203
Encinitas, CA 92024

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Notes Payable

The Company acquired its 100% interest in TransTech by issuing a Promissory Note (“Note”) to James Gingo, the President of TransTech, in the amount of $2,300,000, plus interest at the rate of three and one-half percent (3.5%) per annum from the date of the Note. The Note is secured by a security interest in the stock and assets of TransTech, and is payable over a period of three (3) years as follows:

(i)        The sum of $650,000, the amount of any accrued interest due on the Bonderson debt of $600,000 owed by James Gingo to the Bonderson Family Living Trust (“Bonderson Debt”) and interest on the unpaid balance, shall be paid to Seller on the earlier of: (A) the one (1) year anniversary of the closing date; or (B) on the closing of $2,500,000 or more in aggregate financing (whether debt, equity or some combination thereof) after the closing date.  On June 8, 2011, the Company paid $650,000 and accrued interest of $80,500 to Mr. Gingo.

(ii)       The sum of $650,000, the amount of any accrued interest due on the Bonderson debt owed by James Gingo and interest on the unpaid balance shall be paid to Seller on the earlier of: (A) the two (2) year anniversary of the closing date; or (B) on the closing of $5,000,000 or more in aggregate financing (whether debt, equity or some combination thereof) after the closing date; and

(iii)      The remaining balance of the Note and interest thereon shall be paid to Seller on the earlier of: (A) the three year anniversary of the closing date; or (B) on the closing of $7,500,000 or more in aggregate financing (whether debt, equity or some combination thereof) after the closing date.

On February 27, 2007, the Company entered into a demand note with former CEO and President, Bradley E. Sparks totaling $50,000 plus loan fees of $750.  As of December 31 , 2011, the outstanding note payable totaled $50,750 consisting of the note payable to Mr. Sparks.  Interest expense accrues on the note at a rate of 18% per annum.  Accrued interest of $44,449 as of September 30, 2011 on the note payable is recorded in the balance sheet in accrued expenses and other liabilities.

Any delays in repayment of the principal and accrued interest on the note payable upon demand result in a penalty interest rate of 30% per annum.  The interest due to Mr. Sparks became in arrears on February 16, 2008 and has not been paid as of the date of this filing.

On September 30, 2009, the Company entered into a second demand note with former CEO and President, Bradley E. Sparks totaling $22,478.  As of September 30, 2011, the outstanding note payable totaled $22,478 consisting of the note payable to Mr. Sparks.  Interest expense accrues on the note at a rate of 8% per annum, with a default interest rate of 12%.  Accrued interest of $ 4,050 as of December 31 , 2011 on the notes payable is recorded in the balance sheet in accrued expenses and other liabilities.

On April 30, 2009, accounts payable owed to Lynn Felsinger, a consultant, totaling $82,000 was converted into a demand note. Ms. Felsinger has not demanded repayment of the note as of the date of this filing.

Mr. Ronald Erickson, our Chief Executive Officer, converted outstanding debt with accrued interest in the amount of $152,971 into 1,019,806 shares of common stock of the Company valued at $0.15 per share on March 27, 2009. In addition, an affiliate of Mr. Erickson’s, Juliz I Limited Partnership, loaned the Company operating funds during fiscal 2009.  The balance outstanding at September 30, 2011 is $34,630 plus interest of $8,327 .  Additionally, Mr. Erickson incurred expenses on behalf of the Company for a total of $24,322 during the 2009 fiscal year.  This balance was converted into a loan as of September 30, 2009 which bears interest at 8%.  Accrued interest was $4,382 as of December 31 , 2011.

Other Related Party Transactions

Mr. Sparks is owed $721,333 of accrued salary plus $57,998 which has been accrued to pay applicable payroll taxes, FUTA, etc.  Additionally, interest of  $48,498, not including penalty interest , is owed Mr. Sparks for the notes payable described in Note 11 to these Notes to Financial Statements.  Mr. Sparks is also owed $6,315 for cash amounts advanced by him to Visualant to fund operating expenses since his employment and $5,136 for medical expenses.

DESCRIPTION OF SECURITIES

Common Stock

Our common stock is $.001 par value, 200,000,000 shares authorized and as of February 24, 2012 , we had 59,558,135 issued and outstanding, held by approximately 123 shareholders of record. The number of stockholders, including beneficial owners holding shares through nominee names is approximately 1,300. Each share of Common Stock entitles its holder to one vote on each matter submitted to the shareholders. As of February 24, 2012 , we had 4,377,050 shares of common stock reserved for the issuance of warrants and an undetermined number of shares of common stock related to convertible debt.

American Stock Transfer and Trust Company is the transfer agent and registrar for our Common Stock.

Preferred Stock

On September 13, 2002, 50,000,000 shares of preferred stock with a par value of $0.001 were authorized by the shareholders.  There are no preferred shares issued and the terms have not been determined.

Stock Incentive Plan

We have reserved 7,000,000 shares of Common Stock for issuance under the 2011 Stock Incentive Plan.

Market Price of and Dividends on Common Equity and Related Stockholder Matters

Our common stock trades on OTCBB Exchange under the symbol "VSUL". The following table sets forth the range of the high and low sale prices of the common stock for the periods indicated:

Quarter Ended	High	Low
December 31, 2011	$0.13	$0.05

December 31, 2010	$0.74	$0.23
March 31, 2011	$0.70	$0.33
June 30, 2011	$0.57	$0.21
September 30, 2011	$0.24	$0.08

December 31, 2009	$0.17	$0.04
March 31, 2010	$0.16	$0.05
June 30, 2010	$0.40	$0.05
September 30, 2010	$0.40	$0.14

December 31, 2008	$0.15	$0.01
March 31, 2009	$0.50	$0.03
June 30, 2009	$0.20	$0.05
September 30, 2009	$0.12	$0.05

As of February 23, 2012 , the closing price of the Company’s common stock was $0.09 per share. As of February 24, 2012, there were 59,558,135 shares of common stock outstanding held by approximately 123 stockholders of record. The number of stockholders, including the beneficial owners' shares through nominee names, is approximately 1,300.

Holders

As of February 24, 2012 , we had approximately 123 stockholders of record of our common stock based upon the stockholder list provided by our transfer agent. The number of stockholders, including the beneficial owners’ shares through nominee names, is approximately 1,300.

Transfer Agent

Our transfer agent is American Stock Transfer & Trust Company located at 6201 15th Avenue, Brooklyn, New York 11219, and their telephone number is (800) 937-5449.

Dividends

We have never paid any cash dividends and intend, for the foreseeable future, to retain any future earnings for the development of our business. Our future dividend policy will be determined by the board of directors on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

Other Information

The description of our capital stock does not purport to be complete and is qualified in all respects by reference to our (i) Amended and Restated Articles of Incorporation, filed as an exhibit to the Company’s annual report on Form 10-KSB filed  on February 9, 2006; (ii) Amended and Restated Bylaws; (iii) Nevada General Corporation Law; (iv) Warrant to Purchase Common Stock dated December 4, 2009 by and between Visualant, Inc. and Coach Capital LLC; (v) Warrant dated June 11, 2010 by and between Visualant, Inc. and the Sterling Group; (vii) Securities Purchase Agreement dated December 23, 2010 by and between Visualant, Inc. and Seaside 88 Advisors LLC; (viii) Securities Purchase Agreement, Registration Rights Agreements, Debentures and Warrants dated May 19, 2011 by and between Visualant, Inc. and Gemini Master Fund Ltd and Ascendiant Capital Partners, LLC; (ix) Warrant Agreement dated May 19, 2011 by and between Visualant, Inc. and Ascendiant Capital Markets LLC; and (x) Securities Purchase Agreement dated June 17, 2011 by and between Visualant, Inc. and Ascendiant Capital Partners, LLC.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

There are not and have not been any disagreements between us and our accountants on any matter of accounting principles, practices, or financial statement disclosure during our two most recent fiscal years and subsequent interim period.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Under Nevada law, a corporation may include in its articles of incorporation (“Articles”) a provision that eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, but no such provision may eliminate or limit the liability of a director (a) for any breach of his fiduciary duty as a director, (b) for acts or omissions not in good faith or that involve intentional misconduct, fraud or a knowing violation of law, (c) for conduct violating the Nevada General Corporation Law, or (d) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Section 78.7502 of the Nevada Revised Statues (“NRS”) provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

NRS Section 78.4502 also provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Any indemnification pursuant to the above provisions may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made:  (a) by the stockholders; (b) by the Board of Directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Under Articles IX and X of the Registrant’s Amended and Restated Articles of Incorporation, the personal liability of all its directors and officers is eliminated to the fullest extent allowed by Nevada law.  In addition, a director shall not be personally liable to the corporation or its stockholders for monetary damages for conduct as a director, except for liability (a) for acts or omissions that involve intentional misconduct or a knowing violation of law; (b) for conducting violating the Nevada General Corporation Law; or (c) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Article X also provides that the corporation also may purchase and maintain insurance or make other financial arrangements on behalf of any director, officer, agent or employee of the corporation, for any liability asserted against him and for expenses incurred by him in his capacity as a director, officer, employee or agent, arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

The Registrant currently has a directors’ and officers’ liability insurance policy in place pursuant to which its directors and officers are insured against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (“Securities Act”) and the Securities and Exchange Act of 1934, as amended (“Exchange Act”).

Insofar as indemnification for liabilities arising out of the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the provisions described above, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Reports filed with the SEC pursuant to the Exchange Act, including proxy statements, annual and quarterly reports, and other reports filed by us can be inspected and copied at the public reference facilities maintained by the SEC at the Headquarters Office, 100 F. Street N.E., Room 1580, Washington, D.C. 20549. The reader may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The reader can request copies of these documents upon payment of a duplicating fee by writing to the SEC. Our filings are also available on the SEC’s internet site at http://www.sec.gov.

VISUALANT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2011	September 30, 2011
ASSETS	(unaudited)	(audited)

CURRENT ASSETS:
Cash and cash equivalents	$71,236	$92,313
Accounts receivable, net of allowance of $16,750 and $16,750, respectively	753,048	823,724
Prepaid expenses	340,660	283,204
Inventories	497,636	454,588
Refundable tax assets	7,948	9,080
Total current assets	1,670,528	1,662,909

EQUIPMENT, NET	506,040	522,668

OTHER ASSETS
Intangible assets, net	1,071,408	1,143,090
Goodwill	983,645	983,645
Other assets	1,091	1,091

TOTAL ASSETS	$4,232,712	$4,313,403

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable - trade	$1,241,375	$1,206,100
Accounts payable - related parties	45,632	8,093
Accrued expenses	189,308	155,267
Accrued expenses - related parties	787,677	783,732
Convertible notes payable	1,075,000	1,175,000
Note payable - current portion of long term debt	1,608,725	1,537,191
Total current liabilities	4,947,717	4,865,383

LONG TERM LIABILITIES:
Long term debt	1,011,708	1,014,582

STOCKHOLDERS' DEFICIT:
Preferred stock - $0.001 par value, 50,000,000 shares authorized, no shares
issued and outstanding	-	-
Common stock - $0.001 par value, 200,000,000 shares authorized, 54,724,805
and 49,065,669 shares issued and outstanding at 12/31/11 and 9/30/11, respectively	54,725	49,066
Additional paid in capital	9,922,713	9,524,577
Accumulated deficit	(11,743,655)	(11,184,033)
Total stockholders' deficit	(1,766,217)	(1,610,390)
Noncontrolling interest	39,504	43,828

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$4,232,712	$4,313,403

The accompanying notes are an integral part of these consolidated financial statements.

VISUALANT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended,
	December 31, 2011	December 31, 2010
	(unaudited)	(unaudited)
REVENUE	$1,812,853	$2,067,865
COST OF SALES	1,489,605	1,654,660
GROSS PROFIT	323,248	413,204
RESEARCH AND DEVELOPMENT EXPENSES	39,000	6,000
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	795,828	646,451
OPERATING LOSS	(511,580)	(239,247)

OTHER INCOME (EXPENSE):
Interest expense	(58,538)	(60,753)
Other income	7,304	40,868
Total other expense	(51,234)	(19,885)

LOSS BEFORE INCOME TAXES	(562,814)	(259,132)

Income taxes - current benefit	(7,948)	(1,009)

NET LOSS	(554,866)	(258,124)

NONCONTROLLING INTEREST	4,755	1,648

NET LOSS ATTRIBUTABLE TO VISUALANT, INC. AND SUBSIDIARIES COMMON SHAREHOLDERS	$(559,621)	$(259,772)

Basic and diluted loss per common share attributable to Visualant, Inc. and subsidiaries common shareholders-
Basic and diluted loss per share	$(0.01)	$(0.01)

Weighted average shares of common stock outstanding- basic and diluted	52,338,958	38,245,221

The accompanying notes are an integral part of these consolidated financial statements.

VISUALANT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended,
	December 31, 2011	December 31, 2010
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(559,621)	$(258,124)
Adjustments to reconcile net loss to net cash
(used in) operating activities
Depreciation and amortization	157,297	81,627
Issuance of capital stock and warrants for services and expenses	86,246	4,800
Stock based compensation	78,698	-
Amortization of debt discount	100,085	-
(Loss) gain on sale of assets	(2,217)	(831)
Provision for losses on accounts receivable	156	-
Changes in operating assets and liabilities:
Accounts receivable	70,520	253,175
Prepaid expenses	(77,525)	13,333
Inventory	(43,048)	38,195
Other assets	-	(1,009)
Accounts payable - trade and accrued expenses	110,799	188,391
Income tax receivable	1,132	-
CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(77,478)	319,557

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	849	(4,049)
Proceeds from sale of equipment	2,450	4,017
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES:	3,299	(32)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on line of credit	-	(440,077)
Proceeds from line of credit	72,106	22,478
Proceeds from the issuance of common stock	88,766	30,909
Repayments of capital leases	(3,446)	(10,900)
Repayment/ proceeds from the issuance of convertible debt	(100,000)	50,000
Change in minority interest	(4,324)	-
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	53,102	(347,590)

NET INCREASE IN CASH AND CASH EQUIVALENTS	(21,077)	(28,065)

CASH AND CASH EQUIVALENTS, beginning of period	92,313	83,937

CASH AND CASH EQUIVALENTS, end of period	$71,236	$55,872

Supplemental disclosures of cash flow information:
Interest paid	$13,813	$17,058
Taxes paid	$-	$-

Non-cash investing and financing activities:
Debenture converted to common stock	$100,000	$-

The accompanying notes are an integral part of these consolidated financial statements.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION

Visualant, Inc. (the “Company”) was incorporated under the laws of the State of Nevada on October 8, 1998 with authorized common stock of 200,000,000 shares at $0.001 par value. On September 13, 2002, 50,000,000 shares of preferred stock with a par value of $0.001 were authorized by the shareholders.  There are no preferred shares issued and the terms have not been determined.

The accompanying unaudited consolidated financial statements of the Company and our subsidiaries have been prepared in accordance with generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The financial statements for the periods ended December 31, 2011 and 2010 are unaudited and include all adjustments necessary to a fair statement of the results of operations for the periods then ended. All such adjustments are of a normal, recurring nature. The results of the Company’s operations for any interim period are not necessarily indicative of the results of the Company’s operations for a full fiscal year. For further information, refer to the financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011 as filed with the Securities and Exchange Commission (the “SEC”) on November 30, 2011.

2.	GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred net losses of $ 2,395,525 and $1,146,796 for the years ended September 30, 2011 and 2010, respectively. Our current liabilities exceeded our current assets by approximately $3.2 million as of September 30, 2011.  Our net cash used in operating activities was $1.3 million for the year ended September 30, 2011.

As of December 31, 2011, the Company had $71,236 in cash. The Company needs to obtain additional financing to implement the business plan, service our debt repayments and acquire new businesses.  However, there can be no assurance that financing or additional funding will be available to the Company on favorable terms or at all. If the Company raises additional capital through the sale of equity or convertible debt securities, the issuance of such securities may result in dilution to existing stockholders.

The Company anticipates that it will record losses from operations for the foreseeable future. As of December 31, 2011, our accumulated deficit was $11.7 million.  The Company has limited capital resources, and operations to date have been funded with the proceeds from private equity and debt financings. These conditions raise substantial doubt about our ability to continue as a going concern. The audit report prepared by our independent registered public accounting firm relating to our financial statements for the year ended September 30, 2011 includes an explanatory paragraph expressing the substantial doubt about our ability to continue as a going concern.

Continuation of the Company as a going concern is dependent upon obtaining additional working capital.  The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

3.	SIGNIFICANT ACCOUNTING POLICIES: ADOPTION OF ACCOUNTING STANDARDS

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its wholly owned and majority-owned subsidiaries. Inter-Company items and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS - The Company classifies highly liquid temporary investments with an original maturity of three months or less when purchased as cash equivalents. The Company maintains cash balances at various financial institutions. Balances at US banks are insured by the Federal Deposit Insurance Corporation up to $250,000. Beginning December 31, 2010 and through December 31, 2012, all noninterest-bearing transaction accounts are fully insured, regardless of the balance of the account, at all FDIC-insured institutions. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk for cash on deposit.  As of December 31, 2011, the Company had no uninsured cash amounts.

ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS - Accounts receivable consists primarily of amounts due to the Company from normal business activities. The Company maintains an allowance for doubtful accounts to reflect the expected non-collection of accounts receivable based on past collection history and specific risks identified within the portfolio. If the financial condition of the customers were to deteriorate resulting in an impairment of their ability to make payments, or if payments from customers are significantly delayed, additional allowances might be required.

INVENTORIES - Inventories consist primarily of printers and consumable supplies, including ribbons and cards, badge accessories, capture devices, and access control components held for resale and are stated at the lower of cost or market on the first-in, first-out (“FIFO”) method.  Inventories are considered available for resale when drop shipped and invoiced directly to a customer from a vendor, or when physically received by TransTech at a warehouse location.  The company records a provision for excess and obsolete inventory whenever an impairment has been identified. There is a $10,000 reserve for impaired inventory as of December 31, 2011 and September 30, 2011.

EQUIPMENT - Equipment consists of machinery, leasehold improvements, furniture and fixtures and software, which are stated at cost less accumulated depreciation and amortization. Depreciation is computed by the straight-line method over the estimated useful lives or lease period of the relevant asset, generally 3-10 years, except for leasehold improvements which are depreciated over 20 years.

INTANGIBLE ASSETS / INTELLECTUAL PROPERTY - The Company amortizes the intangible assets and intellectual property acquired in connection with the acquisition of TransTech, over sixty months on a straight - line basis, which was the time frame that the management of the Company was able to project forward for future revenue, either under agreement or through expected continued business activities.  Intangible assets and intellectual property acquired from RATLab are recorded likewise.

GOODWILL – Goodwill is the excess of cost of an acquired entity over the fair value of amounts assigned to assets acquired and liabilities assumed in a business combination. With the adoption of ASC 350, goodwill is not amortized, rather it is tested for impairment annually, and will be tested for impairment between annual tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired. Impairment testing for goodwill is done at a reporting unit level. Reporting units are one level below the business segment level, but are combined when reporting units within the same segment have similar economic characteristics. Under the criteria set forth by ASC 350, the Company has one reporting unit based on the current structure.  An impairment loss generally would be recognized when the carrying amount of the reporting unit’s net assets exceeds the estimated fair value of the reporting unit.  The Company performs annual assessments and has determined that no impairment is necessary.

LONG-LIVED ASSETS - The Company reviews its long-lived assets for impairment when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets under certain circumstances are reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the Company are recorded at the lower of carrying amount or fair value (less the projected cost associated with selling the asset). To the extent carrying values exceed fair values, an impairment loss is recognized in operating results.

FAIR VALUE OF FINANCIAL INSTRUMENTS - The Company has adopted FASB Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurements”, for assets and liabilities measured at fair value on a recurring basis. Topic 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, Topic 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities.

Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

All cash and cash equivalents include money market securities and commercial paper that are considered to be highly liquid and easily tradable as of December 31, 2011. These securities are valued using inputs observable in active markets for identical securities and are therefore classified as Level 1 within our fair value hierarchy.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, inventory, accounts payable, taxes payable, accrued expenses and other current liabilities, approximate their fair values because of the short maturity of these instruments. The Company’s notes payable approximates the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for a similar financial arrangement at December 31, 2011.

In addition, Topic 820 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. The Company did not elect the fair value option for any of its qualifying financial instruments.

REVENUE RECOGNITION – TransTech revenue is derived from other products and services. Revenue is considered realized when the services have been provided to the customer, the work has been accepted by the customer and collectability is reasonably assured. Furthermore, if an actual measurement of revenue cannot be determined, we defer all revenue recognition until such time that an actual measurement can be determined. If during the course of a contract management determines that losses are expected to be incurred, such costs are charged to operations in the period such losses are determined. Revenues are deferred when cash has been received from the customer but the revenue has not been earned. The Company recorded deferred revenue of $0 as of December 31, 2011 and 2010, respectively.

STOCK BASED COMPENSATION - The Company has share-based compensation plans under which employees, consultants, suppliers and directors may be granted restricted stock, as well as options to purchase shares of Company common stock at the fair market value at the time of grant. Stock-based compensation cost is measured by the Company at the grant date, based on the fair value of the award, over the requisite service period. For options issued to employees, the Company recognizes stock compensation costs utilizing the fair value methodology over the related period of benefit.  Grants of stock options and stock to non-employees and other parties are accounted for in accordance with the ASC 505.

INCOME TAXES - Income tax benefit is based on reported loss before income taxes. Deferred income taxes reflect the effect of temporary differences between asset and liability amounts that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. These deferred taxes are measured by applying currently enacted tax laws where that company operates out of. The Company recognizes refundable and deferred assets to the extent that management has determined their realization. As of December 31, 2011 and September 30, 2011, the Company had refundable tax assets related to TransTech of $7,948 and $9,080, respectively.

NET LOSS PER SHARE – Under the provisions of ASC 260, “Earnings Per Share,” basic loss per common share is computed by dividing net loss available to common shareholders by the weighted average number of shares of common stock outstanding for the periods presented. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations. The common stock equivalents have not been included as they are anti-dilutive. As of December 31, 2011, there were options outstanding for the purchase of 5,920,000 common shares, warrants for the purchase of 4,377,050 common shares, an undetermined number shares of common stock related to convertible debt, which could potentially dilute future earnings per share. As of December 31, 2010, there were options outstanding for the purchase of 4,955,000 common shares, warrants for the purchase of 1,133,333 common shares, 1,666,667 shares of common stock related to convertible debt, which could potentially dilute future earnings per share.

DIVIDEND POLICY - The Company has never paid any cash dividends and intends, for the foreseeable future, to retain any future earnings for the development of our business. Our future dividend policy will be determined by the board of directors on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATION - Certain reclassifications have been made to the Company’s financial statements for prior periods to conform to the current presentation. These reclassifications had no effect on previously reported results of operations or retained earnings.

RECENT ACCOUNTING PRONOUNCEMENTS

A variety of proposed or otherwise potential accounting standards are currently under study by standard setting organizations and various regulatory agencies. Due to the tentative and preliminary nature of those proposed standards, management has not determined whether implementation of such proposed standards would be material to our consolidated financial statements.

4.	DEVELOPMENT OF SPECTRUM PATTERN MATCHING TECHNOLOGY

The Company develops low-cost, high speed, light-based security and quality control solutions for use in homeland security, anti-counterfeiting, forgery/fraud prevention, brand protection and process control applications.  Its patent-pending technology uses controlled illumination with specific bands of light, to establish a unique spectral signature for both individual and classes of items.  When matched against existing databases, these spectral signatures allow precise identification and authentication of any item or substance.  This breakthrough optical sensing and data capture technology is called SPM. SPM technology can be miniaturized and is easily integrated into a variety of hand-held or fixed mount configurations, and can be combined in the same package as a bar-code or biometric scanner.

On September 6, 2011, the Company announced that it was issued US Patent No. 7,996,173, entitled “Method, Apparatus and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy,” by the United States Office of Patents and Trademarks. Other patent applications remain pending.

On January 19, 2012, the Company announced that it was issued US Patent No. 8,081,304, entitled “Method, Apparatus and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks.

The Company is pursuing an aggressive patent strategy to expand our unique intellectual property. As of February 6, 2012, the Company had three family patent applications filed with the U.S. Patent Office and one patent pending in Japan.

LICENSE AGREEMENT WITH JAVELIN LLC (“Javelin”)

On January 3, 2011, the Company signed a Commercial License Agreement (“License Agreement”) with Seattle based Javelin for development of environmental diagnostic applications of our SPM technology.

The License Agreement, which is exclusive for environmental applications, is perpetual and lasts until the Visualant IP expires. It provides for payments of 5% of Javelin’s revenues, a royalty of $15,000 in year one (paid), a royalty of $20,000 in year two (paid) and increasing to $47,407 in year five and profit sharing of 25% of license or transfer of technology. Javelin has certain performance milestones by year 3. The License Agreement can be terminated by Visualant for failure of Javelin to meet the performance milestones and by Javelin with thirty days' notice.

ACQUISITION OF RATLab LLC (“RATLab”)

On June 7, 2011, the Company closed the acquisition of all Visualant related assets of the RATLab LLC.

The RATLab is a Seattle based research and development laboratory created by Dr. Tom Furness, founder and Director of the HITLab International, with labs at Seattle, University of Canterbury in New Zealand, and the University of Tasmania in Australia.

The RATLab is guided by Dr. Tom Furness and Dr. Brian Schowengerdt, a research scientist in the field of optics and vision science, who developed the Spectral Pattern Matching (“SPM”) technology under contract for Visualant.

With this acquisition, the Company consolidated all intellectual property relating to the SPM technology.  In addition to its current authentication and security applications of SPM, the Company now owns all other applications, including the important fields of medicine, agriculture, and the environment, and has begun the creation of the Visualant Laboratory.

Following the closing of this asset acquisition transaction, Dr. Tom Furness and Dr. Brian Schowengerdt have continued to provide technology leadership to the Company.

The Company acquired the Visualant related assets of the RATLab for the following consideration:

a.         One million shares (1,000,000) of our common stock at closing valued at twenty cents ($0.20) per share, the price during the negotiation of this agreement.

b.         Two hundred and fifty thousand dollars ($250,000), with one hundred thousand dollars ($100,000) paid at closing and one hundred and fifty thousand dollars ($150,000) to be paid no later than the first anniversary of closing.

c.         The outstanding promissory note owing to Tom Furness in the amount of $65,000 with accrued interest of $24,675 was paid at closing.

5.	ACQUISITION OF TRANSTECH SYSTEMS INC. (“TransTech”)

The Company closed the acquisition of TransTech of Aurora, Oregon on June 8, 2010. On this date, the Company entered into a Stock Purchase, Security and Stock Pledge Agreements which are included as Exhibits to the Form 10-Q filed with the SEC on August 12, 2010.

TransTech, founded in 1994, is a distributor of access control and authentication systems serving the security and law enforcement markets.   With recorded revenues of $9.1 million in 2011, TransTech has a respected national reputation for outstanding product knowledge, sales and service excellence.

As a result of this acquisition the Company expects to accelerate market entry and penetration through the acquisition of TransTech’s well-operated and positioned distributors of security and authentication systems, thus creating a natural distribution channel for products featuring our proprietary SPM technology.

The Company acquired its 100% interest in TransTech by issuing a Promissory Note (“Note”) to James Gingo, the President of TransTech, in the amount of $2,300,000, plus interest at the rate of three and one-half percent (3.5%) per annum from the date of the Note. The Note is secured by a security interest in the stock and assets of TransTech, and is payable over a period of three years.

On June 8, 2010, the Company issued a total of 3,800,000 shares of restricted common stock of the Company to James Gingo, Jeff Kruse and Steve Waddle, executives of TransTech, and Paul R. Bonderson Jr., a TransTech investor.  The parties valued the shares in this transaction at $76,000 or $0.02 per share, the closing bid price during negotiations.

The results of operations of TransTech were included in the Consolidated Statements of Operations for the period June 9, 2010 to December 31, 2011.

6.	ACCOUNTS RECEIVABLE/CUSTOMER CONCENTRATION

Accounts receivable were $753,048 and $823,724, net of allowance, as of December 31, 2011 and September 30, 2011, respectively. The Company had no customers in excess of 10% of our consolidated revenues for the three months ended December 31, 2011. The Company has no customers with accounts receivable in excess of 10% as of December 31, 2011. The Company does expect to have customers with consolidated revenues or accounts receivable balances of 10% of total accounts receivable in the foreseeable future.

7.	INVENTORIES

Inventories were $497,636 and $454,558 as of December 31, 2011 and September 30, 2011, respectively. Inventories consist primarily of printers and consumable supplies, including ribbons and cards, badge accessories, capture devices, and access control components held for resale. There is a $10,000 reserve for impaired inventory as of December 31, 2011 and September 30, 2011.

8.	FIXED ASSETS

Fixed assets, net of accumulated depreciation, were $506,040 and $522,668 as of December 31, 2011 and September 30, 2011, respectively. Accumulated depreciation was $571,137 and $554,884 as of December 31, 2011 and September 30, 2011, respectively. Total depreciation expense was $15,546 and $21,293 for the three months ended December 31, 2011 and 2010, respectively. All equipment is used for selling, general and administrative purposes and accordingly all depreciation is classified in selling, general and administrative expenses

Property and equipment as of December 31, 2011 was comprised of the following:

	Estimated	December 31, 2011
	Useful Lives	Purchased	Capital Leases	Total

Machinery and equipment	3-10 years	$134,241	$87,039	$221,280
Leasehold improvements	20 years	600,000	-	$600,000
Furniture and fixtures	3-10 years	45,676	101,260	$146,936
Software and websites	3- 7 years	64,112	44,849	$108,961
Less: accumulated depreciation		(383,992)	(187,145)	$(571,137)
		$460,037	$46,003	$506,040

9.	INTANGIBLE ASSETS

Intangible assets as of December 31, 2011 and September 30, 2011 consisted of the following:

	Estimated	December 31,	September 30,
	Useful Lives	2011	2011

Customer contracts	5 years	$1,433,645	$1,433,645
Less: accumulated amortization		(362,237)	(290,555)
Intangible assets, net		$1,071,408	$1,143,090

Total amortization expense was $71,682 and $49,182 for the three months ended December 31, 2011 and 2010, respectively.

The fair value of the TransTech intellectual property acquired was $983,645, estimated by using a discounted cash flow approach based on future economic benefits associated with agreements with customers, or through expected continued business activities with its customers. In summary, the estimate was based on a projected income approach and related discounted cash flows over five years, with applicable risk factors assigned to assumptions in the forecasted results.

The fair value of the RATLab intellectual property acquired was $450,000 estimated by using a discounted cash flow approach based on future economic benefits associated with agreements with customers, or through expected continued business activities with its customers. In summary, the estimate was based on a projected income approach and related discounted cash flows over five years, with applicable risk factors assigned to assumptions in the forecasted results.

10.	ACCOUNTS PAYABLE

Accounts payable were $1,241,375 and $1,206,100 as of December 31, 2011 and September 30, 2011, respectively. Such liabilities consisted of amounts due to vendors for inventory purchases and technology development, external audit, legal and other expenses incurred by the Company.  The Company had three vendors (25.0%, 23.9% and 17.1%) with accounts payable in excess of 10% as of December 31, 2011. The Company does expect to have vendors with accounts payable balances of 10% of total accounts payable in the foreseeable future.

11.	CONVERTIBLE NOTES PAYABLE

On May 19, 2011, the Company entered into a Securities Purchase Agreement (“Agreement”) with Gemini Master Fund, Ltd. and Ascendiant Capital Partners, LLC  (“Investors”) pursuant to which the Company issued $1.2 million in principal amount of 10% convertible debentures due May 1, 2012, together with 5-year warrants to purchase 2,400,000 shares of the Company’s common stock. The purchase price for the debentures was 83.3% of the face amount, resulting in the Company receiving $1.0 million, less legal fees, placement agent fees and expenses as set forth below. On September 8, 2011, Gemini converted $25,000 and interest of $760 into 311,516 shares of common stock at $.0827 per share. On October 21, 2011, Gemini converted $100,000 and interest of $4,247 into 2,619.261 shares of common stock at $.04 per share. The Company expensed $23,372 during the three months December 31, 2011.

The financing, led by Gemini Strategies LLC of San Diego, CA and New York, and Ascendiant Capital Partners LLC of Irvine, CA, provided capital for Visualant to continue with the execution of its strategic plans, including the market development of its SPM technology.

Under the terms of the Agreement, the debentures, including the amount of accrued interest thereon, are convertible at the option of the holder into shares of the Company’s common stock at a conversion price equal to the lesser of (i) $0.50 per share, or (ii) 70% of the average of the three lowest prices during the 20 trading days preceding the conversion date, subject to a floor conversion price of $0.35 per share, provided that the Company pays to the holder a compensatory amount in cash to adjust for the difference between and the conversion price and $0.35 per share. The warrants for 2.4 million shares are exercisable at a price of $0.50 per share for five years. The Agreement also provides for an additional $1.0 million investment option by the Investors to purchase an additional $1.2 million in aggregate principal amount of debentures on or before the one-year anniversary date of the Agreement.  The conversion price of these additional debentures is equal to the lesser of (i) $1.00 per share, or (ii) 70% of the average of the three lowest prices during the 20 trading days preceding the conversion date, subject to a floor conversion price of $0.70 per share subject to adjustment. The Company agreed to file a registration statement on form S-1 to register the resale of all shares issuable in connection with the convertible debentures and warrants and have it declared effective within ninety days of the closing of the transaction.

The Company paid legal fees and expenses in the amount of $12,500. Visualant also paid $80,000 or 8.0% of the cash received and issued a five-year warrant for 192,000 shares in placement agent fees to Ascendiant Capital Markets LLC.

We filed a registration statement on Form S-1, which was declared effective on August 29, 2011, to register 15,340,361 shares of our common stock, including (i) up to 3,600,000 shares of our common stock for Gemini issuable on  conversion and 1,800,000 shares of our common stock issuable upon exercise of a warrant issued to Gemini and (ii) up to 1,200,000 shares of our common stock for Ascendiant issuable on conversion and  792,000 shares of our common stock issuable upon exercise of a warrant issued to Ascendiant.  Since the effective date of the registration statement, 2,930,777 shares of our common stock have been issued thus far to Gemini on conversion of a portion of the convertible debentures.

The conversion of the convertible notes payable and the related warrants will likely require the Company to file an additional registration statement and  will likely result in a dilution of the value of the our common shares for all shareholders.

The Agreement may be terminated by the Investors under certain conditions. The Agreement also contains certain representations and warranties of Visualant and the Investors, including customary investment-related representations provided by the Investors, as well as acknowledgements by the Investors that it has reviewed certain disclosures of the Company (including the periodic reports that the Company has filed with the SEC) and that the Company’s issuance of the shares has not been registered with the SEC or qualified under any state securities laws.  We provided customary representations regarding, among other things, its organization, capital structure, subsidiaries, disclosure reports, absence of certain legal or governmental proceedings, financial statements, tax matters, insurance matters, real property and other assets, and compliance with applicable laws and regulations.  The Investor’s representations and warranties are qualified in their entirety (to the extent applicable) by the Company’s disclosures in the reports it files with the SEC.  We also delivered confidential disclosure schedules qualifying certain of its representations and warranties in connection with executing and delivering the Agreement.

12.	NOTES PAYABLE, CAPITALIZED LEASES AND LONG TERM DEBT

Notes payable, capitalized leases and long term debt as of December 31, 2011 and September 30, 2011 consisted of the following:

	December 31,	September 30,
	2011	2011

BFI Finance Corp Secured Credit Facility	$578,483	$506,377
TransTech capitalized leases, net of capitalized interest	27,770	31,216
Related party notes payable-
James Gingo Promissory Note	1,650,000	1,650,000
RATLab LLC	150,000	150,000
Bradley E. Sparks	73,228	73,228
Lynn Felsinger	82,000	82,000
Ronald P. Erickson and affiliated parties	58,952	58,952
Total debt	2,620,433	2,551,773
Less current portion of long term debt	(1,608,725)	(1,537,191)
Long term debt	$1,011,708	$1,014,582

BFI Finance Corp Secured Credit Facility

On December 9, 2008 TransTech entered into a $1,000,000 secured credit facility with BFI Finance Corp to fund its operations.  The rate is prime interest + 2.5%, with a floor for prime interest of 5.5%.  On December 12, 2011, the secured credit facility was renewed for 6 months, with a floor for Prime of 4.5%. The eligible borrowing is based on 80% of eligible trade accounts receivable, not to exceed $700,000, and 35% of inventory value, not to exceed $300,000, for a total cap of $1,000,000. As of December 31, 2011, the outstanding balance under this facility was $578,483. The secured credit facility is guaranteed by James Gingo, the President of TransTech.

Capitalized Leases

TransTech has capitalized leases for equipment. The leases have a remaining lease term of 3-43 months. The aggregate future minimum lease payments under capital leases, to the extent the leases have early cancellation options and excluding escalation charges, are as follows:

Years Ended December 31,	Total
2012	$16,062
2013	11,378
2014	3,312
2015	1,932
2016	0
Total	32,684
Less current portion of capitalized leases	(4,914)
Long term capital leases	$27,770

The imputed interest rate in the capitalized leases is approximately 10.5%.

Related Party Notes Payable

The Company acquired its 100% interest in TransTech by issuing a Promissory Note (“Note”) to James Gingo, the President of TransTech, in the amount of $2,300,000, plus interest at the rate of three and one-half percent (3.5%) per annum from the date of the Note. The Note is secured by a security interest in the stock and assets of TransTech, and is payable over a period of three (3) years as follows:

(i)        The sum of $650,000, the amount of any accrued interest due on the Bonderson debt of $600,000 owed by James Gingo to the Bonderson Family Living Trust (“Bonderson Debt”) and interest on the unpaid balance, shall be paid to Seller on the earlier of: (A) the one (1) year anniversary of the closing date; or (B) on the closing of $2,500,000 or more in aggregate financing (whether debt, equity or some combination thereof) after the closing date.  On June 8, 2011, the Company paid $650,000 and accrued interest of $80,500 to Mr. Gingo.

(ii)       The sum of $650,000, the amount of any accrued interest due on the Bonderson debt owed by James Gingo and interest on the unpaid balance shall be paid to Seller on the earlier of: (A) the two (2) year anniversary of the closing date; or (B) on the closing of $5,000,000 or more in aggregate financing (whether debt, equity or some combination thereof) after the closing date; and

(iii)      The remaining balance of the Note and interest thereon shall be paid to Seller on the earlier of: (A) the three year anniversary of the closing date; or (B) on the closing of $7,500,000 or more in aggregate financing (whether debt, equity or some combination thereof) after the closing date.

On February 27, 2007, the Company entered into a demand note with former CEO and President, Bradley E. Sparks totaling $50,000 plus loan fees of $750.  As of December 31, 2011, the outstanding note payable totaled $50,750 consisting of the note payable to Mr. Sparks.  Interest expense accrues on the note at a rate of 18% per annum.  Accrued interest of $44,449 as of September 30, 2011 on the note payable is recorded in the balance sheet in accrued expenses and other liabilities.

Any delays in repayment of the principal and accrued interest on the note payable upon demand result in a penalty interest rate of 30% per annum.  The interest due to Mr. Sparks became in arrears on February 16, 2008 and has not been paid as of the date of this filing.
On September 30, 2009, the Company entered into a second demand note with former CEO and President, Bradley E. Sparks totaling $22,478.  As of September 30, 2011, the outstanding note payable totaled $22,478 consisting of the note payable to Mr. Sparks.  Interest expense accrues on the note at a rate of 8% per annum, with a default interest rate of 12%.  Accrued interest of $4,050 as of December 31, 2011 on the notes payable is recorded in the balance sheet in accrued expenses and other liabilities.

On April 30, 2009, accounts payable owed to Lynn Felsinger, a consultant, totaling $82,000 was converted into a demand note. Ms. Felsinger has not demanded repayment of the note as of the date of this filing.

Mr. Ronald Erickson, our Chief Executive Officer, converted outstanding debt with accrued interest in the amount of $152,971 into 1,019,806 shares of common stock of the Company valued at $0.15 per share on March 27, 2009. In addition, an affiliate of Mr. Erickson’s, Juliz I Limited Partnership, loaned the Company operating funds during fiscal 2009.  The balance outstanding at September 30, 2011 is $34,630 plus interest of $8,327.  Additionally, Mr. Erickson incurred expenses on behalf of the Company for a total of $24,322 during the 2009 fiscal year.  This balance was converted into a loan as of September 30, 2009 which bears interest at 8%.  Accrued interest was $4,382 as of December 31, 2011.

Aggregate maturities for notes payable, capitalized leases and long term debt by year are as follows:

Years Ended December 31,	Total
2012	$1,608,725
2013	1,007,252
2014	2,814
2015	1,642
2016	0
Total	$2,620,433

13.	EQUITY

The following equity issuances occurred during the three months ended December 31, 2011 and for the period subsequent to December 31, 2011.

On June 17, 2011, the Company entered into a Securities Purchase Agreement with Ascendiant, pursuant to which Ascendiant agreed to purchase up to $3,000,000 worth of shares of the Company’s common stock from time to time over a 24-month period, provided that certain conditions are met. The financing arrangement entered into by the Company and Ascendiant is commonly referred to as an “equity line of credit” or an “equity drawdown facility.”

Under the terms of the Securities Purchase Agreement, Ascendiant will not be obligated to purchase shares of the Company’s common stock unless and until certain conditions are met, including but not limited to the SEC declaring effective a Registration Statement (the “Registration Statement”) on Form S-1 and the Company maintaining an Effective Registration Statement which registers Ascendiant’s resale of any shares purchased by it under the equity drawdown facility. The customary terms and conditions associated with Ascendiant’s registration rights are set forth in a Registration Rights Agreement that was also entered into by the parties on June 17, 2011.

Once the registration is declared effective, the Company has the right to sell and issue to Ascendiant, and Ascendiant will be obligated to purchase from the Company, up to $3,000,000 worth of shares of the Company’s common stock over a 24-month period beginning on such date (the “Commitment Period”). The Company will be entitled to sell such shares from time to time during the Commitment Period by delivering a draw down notice to Ascendiant. In such draw down notices, the Company will be required to specify the dollar amount of shares that it intends to sell to Ascendiant, which will be spread over a five-trading-day pricing period. For each draw, the Company will be required to deliver the shares sold to Ascendiant by the second trading day following the pricing period.   Ascendiant is entitled to liquidated damages in connection with certain delays in the delivery of its shares.

The Securities Purchase Agreement also provides for the following terms and conditions:

•
Purchase Price - 90% of the Company’s volume-weighted average price (“VWAP”) on each trading day during the five-trading-day pricing period, unless the lowest VWAP or closing bid price (“Market Price”) on the trading day before settlement is lower, in which case the Purchase Price shall be the Market Price less $.01.

•
Threshold Price – The Company may specify a price below which it will not sell shares during the applicable five-trading-day pricing period. If the VWAP falls below the threshold price on any day(s) during the pricing period, such day(s) will be removed from the pricing period (and Ascendiant’s investment amount will be reduced by 1/5 for each such day).

•
Maximum Draw - 20% of the Company’s total trading volume for the 10-trading-day period immediately preceding the applicable draw down, times the average VWAP during such period (but in no event more than $100,000).

•	Minimum Draw - None.

•	Minimum Time Between Draw Down Pricing Periods - Three trading days.

•	Minimum Use of Facility – The Company is not obligated to sell any shares of its common stock to Ascendiant during the Commitment Period.

•
Commitment and Legal Fees – Commitment fees of 5% ($150,000), payable in shares of Company common stock based on the following schedule: $75,000 worth of restricted shares to be delivered at initial closing, $25,000 worth of shares if and when the S-1 is declared effective, and $25,000 worth of shares at 30 and 60 days).  Legal fees of $7,500. The Company has issued 1,490,943 shares for these commitment and legal fees.

•
Indemnification - Ascendiant is entitled to customary indemnification from the Company for any losses or liabilities it suffers as a result of any breach by the Company of any provisions of the Securities Purchase Agreement, or as a result of any lawsuit brought by any stockholder of the Company (except stockholders who are officers, directors or principal stockholders of the Company).

•
Conditions to Ascendiant’s Obligation to Purchase Shares - Trading in the Company’s common stock must not be suspended by the SEC or other applicable trading market; the Company must not have experienced a material adverse effect; all liquidated damages and other amounts owing to Ascendiant must be paid in full; the Registration Statement must be effective with respect to Ascendiant’s resale of all shares purchased under the equity drawdown facility; there must be a sufficient number of authorized but unissued shares of the Company’s common stock; and the issuance must not cause Ascendiant to own more than 9.99% of the then outstanding shares of the Company’s common stock.

•
Termination - The Securities Purchase Agreement will terminate if the Company’s common stock is not listed on one of several specified trading markets (which include the NYSE AMEX, OTC Bulletin Board and Pink Sheets, among others); if the Company files for protection from its creditors; or if the Registration Statement was not declared effective by the SEC by the date nine months following the date of the Securities Purchase Agreement. . The Company may terminate the Securities Purchase Agreement with five days’ notice.

The Securities Purchase Agreement also contains certain representations and warranties of the Company and Ascendiant, including customary investment-related representations provided by Ascendiant, as well as acknowledgements by Ascendiant that it has reviewed certain disclosures of the Company (including the periodic reports that the Company has filed with the SEC) and that the Company’s issuance of the shares has not been registered with the SEC or qualified under any state securities laws. The Company provided customary representations regarding, among other things, its organization, capital structure, subsidiaries, disclosure reports, absence of certain legal or governmental proceedings, financial statements, tax matters, insurance matters, real property and other assets, and compliance with applicable laws and regulations. The Company’s representations and warranties are qualified in their entirety (to the extent applicable) by the Company’s disclosures in the reports it files with the SEC. The Company also delivered confidential disclosure schedules qualifying certain of its representations and warranties in connection with executing and delivering the Securities Purchase Agreement.

The shares to be issued by the Company to Ascendiant under the Securities Purchase Agreement will be issued in private placements in reliance upon the exemption from the registration requirements set forth in the Securities Act provided for in Section 4(2) of the Securities Act, and the rules promulgated by the SEC thereunder.

As of December 31, 2011, the Company has issued 1,948,747 shares for $145,850 or $.075 per shares under the Securities Purchase Agreement, excluding the commitment and legal fees discussed above. As of February 6, 2012, the Company has issued 3,010,515 shares for $201,640 or $.067 per shares under the Securities Purchase Agreement, excluding the commitment and legal fees discussed above.

On October 5, 2011, the Company entered into a Financial Consultant Agreement (“Agreement”) with D. Weckstein and Co, Inc. (“Weckstein”) The Agreement expires July 31, 2016. Under the Agreement, Weckstein was awarded 1,000,000 shares of restricted common stock on November 7, 2011. The shares were valued at $0.07 per share, the closing price on November 7, 2011. In addition, the Company paid $10,000 to Weckstein. The shares do not have registration rights.
On October 21, 2011, Gemini converted $100,000 and interest of $4,247 into 2,619.261 shares of common stock at $.04 per share.

On December 15, 2011 the Company, issued 100,000 shares of restricted common stock to Todd Weaver for product development work. The shares were valued at $0.12 per share, the closing price on November 29, 2011, and do not have registration rights.

14.	STOCK OPTIONS

Description of Stock Option Plan

On April 29, 2011, the 2011 Stock Incentive Plan was approved at the Annual Stockholder Meeting. The Company reserved 7,000,000 shares of Common Stock for issuance under the 2011 Stock Incentive Plan.

Determining Fair Value Under ASC 505

The Company records compensation expense associated with stock options and other equity-based compensation using the Black-Scholes-Merton option valuation model for estimating fair value of stock options granted under our plan. The Company amortizes the fair value of stock options on a ratable basis over the requisite service periods, which are generally the vesting periods. The expected life of awards granted represents the period of time that they are expected to be outstanding.  The Company estimates the volatility of our common stock based on the historical volatility of its own common stock over the most recent period corresponding with the estimated expected life of the award. The Company bases the risk-free interest rate used in the Black-Scholes-Merton option valuation model on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award. The Company has not paid any cash dividends on our common stock and does not anticipate paying any cash dividends in the foreseeable future. Consequently, the Company uses an expected dividend yield of zero in the Black-Scholes-Merton option valuation model and adjusts share-based compensation for changes to the estimate of expected equity award forfeitures based on actual forfeiture experience. The effect of adjusting the forfeiture rate is recognized in the period the forfeiture estimate is changed.

Stock Option Activity

On November 9, 2011, Bradley E. Sparks forfeited 1,000,000 options to purchase common stock at $.75 per share.

There are currently 5,920,000 options to purchase common stock at $0.22 per share outstanding at December 31, 2011 under the 2011 Stock Incentive Plan. The Company recorded $78,698 and $0 of compensation expense, net of related tax effects, relative to stock options for the three months ended December 31, 2011 and 2010 in accordance with ASC 505. Net loss per share (basic and diluted) associated with this expense was approximately ($0.00).

15.	OTHER SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES

See Note 12 for discussion of notes payable issued to the Company’s former CEO and President during the quarter ended March 31, 2007.   Other than the note payable, related interest and payroll related accruals, all amounts are recorded in the related party accounts payable balance.  As of the filing date, Mr. Erickson beneficially owns 5,206,473 shares of common stock.

Mr. Sparks is owed $721,333 of accrued salary plus $57,998 which has been accrued to pay applicable payroll taxes, FUTA, etc.  Additionally, interest of $48,498, not including penalty interest, is owed Mr. Sparks for the notes payable described in Note 11 to these Notes to Financial Statements.  Mr. Sparks is also owed $6,315 for cash amounts advanced by him to Visualant to fund operating expenses since his employment and $5,136 for medical expenses.

16.	COMMITMENTS, CONTINGENCIES AND LEGAL PROCEEDINGS

LEGAL PROCEEDINGS

There are no pending legal proceedings against the Company that are expected to have a material adverse effect on its cash flows, financial condition or results of operations.

EMPLOYMENT AGREEMENTS

Agreement with Mark Scott

On May 10, 2010, the Board of Directors approved the appointment of Mr. Scott as Chief Financial Officer based on the (i) cash compensation of $8,000 per month; (ii) bonus cash compensation; shall be at the discretion of the senior executive and the board of directors; (iii) benefits after the closing of funding at discretion of Mr. Scott and equivalent to other employees in the company; and (iv) 1,000,000 shares of restricted common stock to be granted upon signing at the closing bid price of $.02 per share on May 7, 2010.

Agreement with James Gingo

On June 8, 2010, the Company entered into an Employment Agreement (“Gingo Agreement”) with Mr. James Gingo, Founder and President of TransTech. The Gingo Agreement has a three year term beginning on June 8, 2010 at the annual base salary of $200,000 per year. The Gingo Agreement provides for participation in the Company’s benefit programs available to other employees (including group insurance arrangements). Also under the Gingo Agreement, Mr. Gingo is eligible for discretionary performance bonuses based upon performance criteria to be determined by the Company’s Compensation Committee based on criteria under development up to 50% of his annual salary. If Mr. Gingo’s employment is terminated without Cause (as defined in the Gingo Agreement), Mr. Gingo will be entitled to a payment equal to one year’s annual base salary paid over the next year.

LEASES

The Company is obligated under various non-cancelable operating leases for their various facilities and certain equipment.

The Company’s executive office is located at 500 Union Street, Suite 406, Seattle, Washington, USA, 98101. On January 1, 2011, the Company entered into a lease with a party affiliated with the Chairman of the Board of the Company. We pay $799 per month. The lease is cancellable with ten days notice.

TransTech leases a total of approximately 9,750 square feet of office and warehouse space for its administrative offices, product inventory and shipping operations, at a monthly rental of $4,292. The lease was extended from March 2011 for an additional five year term at a monthly rental of $4,721. There are two additional five year renewals with a set accelerating increase of 10% per 5 year term.  TransTech also leases additional 500 square feet of off-site space at $250 per month from a related party.

The aggregate future minimum lease payments under operating leases, to the extent the leases have early cancellation options and excluding escalation charges, are as follows:

Years Ended December 31,	Total
2012	$57,012
2013	57,012
2014	57,012
2015	57,012
2016	60,962
Beyond	0
Total	$289,010

17.	SUBSEQUENT EVENTS

The Company evaluated subsequent events, for the purpose of adjustment or disclosure, up through the date the financial statements were issued.

MADSEN & ASSOCIATES CPA’S, INC. Certified Public Accountants and Business Consultants	684 East Vine St. #3 Murray, Utah 84107 Telephone 801-268-2632

Board of Directors
Visualant, Incorporated and Subsidiaries
Seattle, Washington

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheets of Visualant, Incorporated and subsidiaries. as of September 30, 2011 and 2010 and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Visualant, Incorporated and subsidiaries as of September 30, 2011 and 2010 and the results of operations, and cash flows for each of the years in the three-year period ended September 30, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  The Company will need additional working capital for its planned activity and to service its debt, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in the notes to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

s/s Madsen & Associates CPA’s, Inc.
Madsen & Associates CPA’s, Inc., Salt Lake City, Utah,
November 29, 2011

VISUALANT, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2011	September 30, 2010
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$92,313	$83,937
Accounts receivable, net of allowance of $16,750 and $16,750, respectively	823,724	883,567
Prepaid expenses	283,204	54,386
Inventories	454,588	622,770
Refundable tax assets	9,080	8,581
Total current assets	1,662,909	1,653,241

EQUIPMENT, NET	522,668	588,060

OTHER ASSETS
Intangible assets, net	1,143,090	918,069
Goodwill	983,645	983,645
Investment in Novabeam, Inc.	-	50
Other assets	1,091	1,091

TOTAL ASSETS	$4,313,403	$4,144,156

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable - trade	$1,206,101	$1,432,074
Accounts payable - related parties	8,093	149,932
Accrued expenses	155,267	169,364
Accrued expenses - related parties	783,732	766,284
Convertible notes payable, net of debt discount of $11,153 at 9/30/10	1,175,000	288,847
Note payable - current portion of long term debt	1,537,191	1,513,495
Total current liabilities	4,865,384	4,319,996

LONG TERM LIABILITIES:
Long term debt	1,014,582	1,675,978

STOCKHOLDERS' DEFICIT:
Preferred stock - $0.001 par value, 50,000,000 shares authorized, no shares
issued and outstanding	-	-
Common stock - $0.001 par value, 200,000,000 shares authorized, 49,065,669
and 38,229,374 shares issued and outstanding at 3/31/11 and 9/30/11, respectively	49,066	38,229
Additional paid in capital	9,524,577	6,835,647
Accumulated deficit	(11,184,033)	(8,774,277)
Total stockholders' deficit	(1,610,390)	(1,900,401)
Noncontrolling interest	43,828	48,583

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$4,313,403	$4,144,156

The accompanying notes are an integral part of these consolidated financial statements.

VISUALANT, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended,
	September 30, 2011	September 30, 2010	September 30, 2009

REVENUE	$9,136,216	$2,542,627	$-
COST OF SALES	7,570,006	2,095,491	-
GROSS PROFIT	1,566,209	447,136	-
RESEARCH AND DEVELOPMENT EXPENSES	133,941	90,900	214,105
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	3,691,760	1,377,116	682,943
OPERATING LOSS	(2,259,491)	(1,020,880)	(897,048)

OTHER INCOME (EXPENSE):
Interest expense	(212,571)	(143,668)	(53,561)
Other income	67,458	9,662	-
Total other expense	(145,113)	(134,006)	(53,561)

LOSS BEFORE INCOME TAXES	(2,404,604)	(1,154,886)	(950,609)

Income taxes - current benefit	(9,080)	(8,090)	-

NET LOSS	(2,395,525)	(1,146,796)	(950,609)

NONCONTROLLING INTEREST	14,231	2,124	-

NET LOSS ATTRIBUTABLE TO VISUALANT, INC. AND SUBSIDIARIES COMMON SHAREHOLDERS	$(2,409,756)	$(1,148,920)	$(950,609)

Basic and diluted loss per common share attributable to Visualant, Inc. and subsidiaries common shareholders-
Basic and diluted loss per share	$(0.06)	$(0.04)	$(0.03)

Weighted average shares of common stock outstanding- basic and diluted	42,682,795	30,728,036	28,003,021

The accompanying notes are an integral part of these consolidated financial statements.

VISUALANT, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

			Additional		Total
	Common Stock		Paid in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Deficit
Balance as of September 30, 2008	18,353,891	$18,354	$4,521,760	$(6,674,748)	$(2,134,634)

Stock compensation expense - employee options	-	-	139,787	-	139,787
Stock compensations expense - non-employee options			7,922	-	7,922
Issuance of common stock for services	6,175,043	6,175	929,432	-	935,607
Issuance of common stock for retirement of debt	4,233,773	4,233	630,832	-	635,065
Issuance of common stock for accrued liabilities	400,000	400	-	-	400
Net loss	-	-	-	(950,609)	(950,609)
Comprehensive loss					(950,609)

Balance as of September 30, 2009	29,162,707	29,162	6,229,733	(7,625,357)	(1,366,462)

Stock compensation expense - employee options	-	-	150,625	-	150,625
Stock compensations expense - non-employee options	-	-	1,428	-	1,428
Issuance of common stock for services	4,400,000	4,400	118,600	-	123,000
Issuance of warrants in connection with convertible debt	-	-	61,336	-	61,336
Issuance of common stock for accrued liabilities	866,667	867	143,133	-	144,000
Issuance of common stock connection with acquisition	3,800,000	3,800	130,792	-	134,592
of TransTech Systems, Inc.					-
Net loss	-	-	-	(1,148,920)	(1,148,920)
Comprehensive loss					(1,148,920)

Balance as of September 30, 2010	38,229,374	38,229	6,835,647	(8,774,277)	(1,900,401)
Stock compensation expense - employee options			23,586	-	23,586
Stock compensation expense - non-employee options			129,641		129,641
Issuance of common stock for services	1,289,692	1,290	589,014	-	590,304
Issuance of common stock for RATLab LLC acquisition	1,000,000	1,000	199,000	-	200,000
Issuance of common stock	4,862,462	4,861	1,063,387	-	1,068,248
Issuance of common stock for debenture conversion	2,885,730	2,887	422,114		425,000
Issuance of common stock for accrued liabilities	798,411	799	262,188		262,987
Net loss	-	-	-	(2,409,756)	(2,409,756)
Comprehensive loss					(2,409,756)

Balance as of June 30, 2011	49,065,669	$49,066	$9,524,577	$(11,184,033)	$(1,610,390)

The accompanying notes are an integral part of these consolidated financial statements.

VISUALANT, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended,
	September 30, 2011	September 30, 2010	September 30, 2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,409,756)	$(1,146,796)	$(950,609)
Adjustments to reconcile net loss to net cash
(used in) operating activities
Depreciation and amortization	384,919	89,235	-
Issuance of capital stock and warrants for services and expenses	660,251	181,592	382,855
Stock based compensation	151,118	152,053	147,709
Amortization of debt discount	11,153	50,183	-
(Loss) gain on sale of assets	(3,911)	550	-
Provision for losses on accounts receivable	-	1,663	-
Amortization of deferred financing costs	-	2,124	-
Changes in operating assets and liabilities:
Accounts receivable	59,844	(64,176)	-
Prepaid expenses	(251,833)	(7,865)	(4,748)
Inventory	168,182	(218,157)	-
Other assets	-	(25,741)	-
Noncontrolling interest	-	-	-
Accounts payable - trade and accrued expenses	(81,758)	544,367	429,913
Income tax receivable	(500)	-	-
CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(1,312,291)	(440,968)	5,120

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(121,060)	(22,815)	-
Cash from the acquisition of TransTech Systems, Inc.	-	76,216	-
Proceeds from sale of equipment	13,377	-	-
Purchase of investments- deposit	50	-	(50)
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES:	(107,633)	53,401	(50)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on line of credit	(136,957)	-	-
Proceeds from line of credit	-	188,283	-
Distribution	-	(20,000)	-
Repayment of debt	(650,000)	-	-
Proceeds from the issuance of common stock	943,233	-	-
Repayments of capital leases	(23,221)	(2,104)	-
Proceeds from the issuance of convertible debt	1,300,000	300,000	-
Change in minority interest	(4,755)	-	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	1,428,300	466,179	-

NET INCREASE IN CASH AND CASH EQUIVALENTS	8,376	78,612	5,070

CASH AND CASH EQUIVALENTS, beginning of period	83,937	5,325	255

CASH AND CASH EQUIVALENTS, end of period	$92,313	$83,937	$5,325

Supplemental disclosures of cash flow information:
Interest paid	$164,503	$23,014	$35,139
Taxes paid	$3,041	$-	$-

Non-cash investing and financing activities:
Issuance of warrants in connection with convertible debt	$-	$61,336	$-
Issuance of common stock for acquisition	$200,000	134,592	$-
Debtenture converted to common stock	$425,000	$-	$-
Issuance of common stock for conversion of liabilities	$262,987	$144,000	$-
Issuance of note payable for acquisition	$100,000	$2,300,000	$-

The accompanying notes are an integral part of these consolidated financial statements.

VISUALANT, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION

Visualant, Inc. (the “Company”) was incorporated under the laws of the State of Nevada on October 8, 1998 with authorized common stock of 200,000,000 shares at $0.001 par value. On September 13, 2002, 50,000,000 shares of preferred stock with a par value of $0.001 were authorized by the shareholders.  There are no preferred shares issued and the terms have not been determined.

The Company closed the acquisition of TransTech of Aurora, Oregon on June 8, 2010 and recorded the results from June 8, 2010 to September 30, 2011. As of June 8, 2010, the Company is no longer in the development stage.

This acquisition is expected to accelerate market entry and penetration through the acquisition of well-operated and positioned distributors of security and authentication systems like TransTech, thus creating a natural distribution channel for products featuring our proprietary Spectrum Pattern Matching (“SPM”) technology.

2.	GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred net losses of $ 2,395,525 and $1,146,796 for the years ended September 30, 2011 and 2010, respectively. Our current liabilities exceeded our current assets by approximately $3.2 million as of September 30, 2011.  Our net cash used in operating activities was $1.3 million for the year ended September 30, 2011.

As of September 30, 2011, the Company had $92,313 in cash. The Company needs to obtain additional financing to implement the business plan, service our debt repayments and acquire new businesses..  However, there can be no assurance that financing or additional funding will be available to the Company on favorable terms or at all. If the Company raises additional capital through the sale of equity or convertible debt securities, the issuance of such securities may result in dilution to existing stockholders.

The Company anticipates that it will record losses from operations for the foreseeable future. As of September 30, 2011, our accumulated deficit was $11.2 million.  The Company has limited capital resources, and operations to date have been funded with the proceeds from private equity and debt financings. These conditions raise substantial doubt about our ability to continue as a going concern. The audit report prepared by our independent registered public accounting firm relating to our financial statements for the year ended September 30, 2011 includes an explanatory paragraph expressing the substantial doubt about our ability to continue as a going concern.

Continuation of the Company as a going concern is dependent upon obtaining additional working capital.  The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

3.	SIGNIFICANT ACCOUNTING POLICIES: ADOPTION OF ACCOUNTING STANDARDS

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its wholly owned and majority-owned subsidiaries. Inter-Company items and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS - The Company classifies highly liquid temporary investments with an original maturity of three months or less when purchased as cash equivalents. The Company maintains cash balances at various financial institutions. Balances at US banks are insured by the Federal Deposit Insurance Corporation up to $250,000. Beginning December 31, 2010 and through December 31, 2012, all noninterest-bearing transaction accounts are fully insured, regardless of the balance of the account, at all FDIC-insured institutions. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk for cash on deposit.  As of September 30, 2011, the Company had no uninsured cash amounts.

ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS - Accounts receivable consists primarily of amounts due to the Company from normal business activities. The Company maintains an allowance for doubtful accounts to reflect the expected non-collection of accounts receivable based on past collection history and specific risks identified within the portfolio. If the financial condition of the customers were to deteriorate resulting in an impairment of their ability to make payments, or if payments from customers are significantly delayed, additional allowances might be required.

INVENTORIES - Inventories consist primarily of printers and consumable supplies, including ribbons and cards, badge accessories, capture devices, and access control components held for resale and are stated at the lower of cost or market on the first-in, first-out (“FIFO”) method.  Inventories are considered available for resale when drop shipped and invoiced directly to a customer from a vendor, or when physically received by TransTech at a warehouse location.  The company records a provision for excess and obsolete inventory whenever an impairment has been identified. There is no provision for impaired inventory as of September 30, 2011 and 2010.

EQUIPMENT - Equipment consists of machinery, leasehold improvements, furniture and fixtures and software, which are stated at cost less accumulated depreciation and amortization. Depreciation is computed by the straight-line method over the estimated useful lives or lease period of the relevant asset, generally 3-10 years, except for leasehold improvements which are depreciated over 20 years.

INTANGIBLE ASSETS / INTELLECTUAL PROPERTY - The Company amortizes the intangible assets and intellectual property acquired in connection with the acquisition of TransTech, over sixty months on a straight - line basis, which was the time frame that the management of the Company was able to project forward for future revenue, either under agreement or through expected continued business activities.  Intangible assets and intellectual property acquired from RATLab are recorded likewise.

GOODWILL – Goodwill is the excess of cost of an acquired entity over the fair value of amounts assigned to assets acquired and liabilities assumed in a business combination. With the adoption of ASC 350, goodwill is not amortized, rather it is tested for impairment annually, and will be tested for impairment between annual tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired. Impairment testing for goodwill is done at a reporting unit level. Reporting units are one level below the business segment level, but are combined when reporting units within the same segment have similar economic characteristics. Under the criteria set forth by ASC 350, the Company has one reporting unit based on the current structure.  An impairment loss generally would be recognized when the carrying amount of the reporting unit’s net assets exceeds the estimated fair value of the reporting unit.  The Company performs annual assessments and has determined that no impairment is necessary.

LONG-LIVED ASSETS - The Company reviews its long-lived assets for impairment when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets under certain circumstances are reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the Company are recorded at the lower of carrying amount or fair value (less the projected cost associated with selling the asset). To the extent carrying values exceed fair values, an impairment loss is recognized in operating results.

FAIR VALUE OF FINANCIAL INSTRUMENTS - The Company has adopted FASB Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurements”, for assets and liabilities measured at fair value on a recurring basis. Topic 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, Topic 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities.

Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

All cash and cash equivalents include money market securities and commercial paper that are considered to be highly liquid and easily tradable as of September 30, 2011. These securities are valued using inputs observable in active markets for identical securities and are therefore classified as Level 1 within our fair value hierarchy.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, inventory, accounts payable, taxes payable, accrued expenses and other current liabilities, approximate their fair values because of the short maturity of these instruments. The Company’s notes payable approximates the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for a similar financial arrangement at September 30, 2011.

In addition, Topic 820 expands opportunities to use fair value measurements in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value. The Company did not elect the fair value option for any of its qualifying financial instruments.

REVENUE RECOGNITION – TransTech revenue is derived from other products and services. Revenue is considered realized when the services have been provided to the customer, the work has been accepted by the customer and collectability is reasonably assured. Furthermore, if an actual measurement of revenue cannot be determined, we defer all revenue recognition until such time that an actual measurement can be determined. If during the course of a contract management determines that losses are expected to be incurred, such costs are charged to operations in the period such losses are determined. Revenues are deferred when cash has been received from the customer but the revenue has not been earned. The Company recorded deferred revenue of $0 as of September 30, 2011 and 2010, respectively.

ADVERTISING COSTS - Advertising costs are expensed as incurred. Such costs generally consist of major industry trade shows cooperatively with vendors and some advertising in industry publications.   Advertising costs were insignificant during the years ended September 30, 2011 and 2010.

STOCK BASED COMPENSATION - The Company has share-based compensation plans under which employees, consultants, suppliers and directors may be granted restricted stock, as well as options to purchase shares of Company common stock at the fair market value at the time of grant. Stock-based compensation cost is measured by the Company at the grant date, based on the fair value of the award, over the requisite service period. For options issued to employees, the Company recognizes stock compensation costs utilizing the fair value methodology over the related period of benefit.  Grants of stock options and stock to non-employees and other parties are accounted for in accordance with the ASC 505.

When stock options are granted, the fair value of each option grant is estimated on the date of grant using the Black-Scholes valuation model and the weighted assumptions noted in the following table:

	For the Years Ended September 30,
	2011	2010
Risk-free interest rate	3.34%	3.34%
Expected life	7.53 years	9.29 years
Dividend rate	0.00%	0.00%
Expected volatility	259%	259%

 INCOME TAXES - Income tax benefit is based on reported loss before income taxes. Deferred income taxes reflect the effect of temporary differences between asset and liability amounts that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. These deferred taxes are measured by applying currently enacted tax laws where that company operates out of. The Company recognizes refundable and deferred assets to the extent that management has determined their realization. As of September 30, 2011 and 2010, the Company had refundable tax assets related to TransTech of $9,080 and $8,581, respectively.

NET LOSS PER SHARE – Under the provisions of ASC 260, “Earnings Per Share,” basic loss per common share is computed by dividing net loss available to common shareholders by the weighted average number of shares of common stock outstanding for the periods presented. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations. The common stock equivalents have not been included as they are anti-dilutive. As of September 30, 2011, there were options outstanding for the purchase of 6,920,000 common shares, warrants for the purchase of 4,377,050 common shares, an undetermined number shares of common stock related to convertible debt, which could potentially dilute future earnings per share. As of September 30, 2010, there were options outstanding for the purchase of 4,735,000 common shares, warrants for the purchase of 1,133,333 common shares, 1,666,667 shares of common stock related to convertible debt, which could potentially dilute future earnings per share.

DIVIDEND POLICY - The Company has never paid any cash dividends and intends, for the foreseeable future, to retain any future earnings for the development of our business. Our future dividend policy will be determined by the board of directors on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATION - Certain reclassifications have been made to the Company’s financial statements for prior periods to conform to the current presentation. These reclassifications had no effect on previously reported results of operations or retained earnings.

RECENT ACCOUNTING PRONOUNCEMENTS

Recent accounting pronouncements applicable to the Company are summarized below.

In April 2010,  the FASB issued  Accounting  Standard  Update  ("ASU")  2010-13, Compensation-Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based  Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades - a consensus of the FASB Emerging Issues Task Force. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. Earlier application is permitted.  The Company does not expect the provisions of ASU 2010-13 to have a material effect on the financial  position,  results of operations  or cash flows of the  Company. In March 2010, the FASB issued ASU No.2010-11, which is included in the Certification under ASC 815. This update clarifies the type of embedded credit derivative that is exempt from embedded derivative bifurcation requirements.  Only an embedded credit derivative that is related to the subordination of one financial instrument to another qualifies for the exemption.  This guidance became effective for the Company's interim and annual reporting periods beginning January 1, 2010. The adoption of this guidance did not have a material impact on the Company's financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard setting organizations and various regulatory agencies. Due to the tentative and preliminary nature of those proposed standards, management has not determined whether implementation of such proposed standards would be material to our consolidated financial statements.

4.	DEVELOPMENT OF SPECTRUM PATTERN MATCHING TECHNOLOGY

The Company develops low-cost, high speed, light-based security and quality control solutions for use in homeland security, anti-counterfeiting, forgery/fraud prevention, brand protection and process control applications.  Its patent-pending technology uses controlled illumination with specific bands of light, to establish a unique spectral signature for both individual and classes of items.  When matched against existing databases, these spectral signatures allow precise identification and authentication of any item or substance.  This breakthrough optical sensing and data capture technology is called SPM. SPM technology can be miniaturized and is easily integrated into a variety of hand-held or fixed mount configurations, and can be combined in the same package as a bar-code or biometric scanner.

After years of development, on September 6, 2011, the Company announced that we were issued US Patent No. 7,996,173, entitled “Method, Apparatus and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy,” by the United States Office of Patents and Trademarks. This is the Company’s first patent covering our SPM technology.  The Company is pursuing an aggressive patent strategy to expand our unique intellectual property. As of November 29, 2011, the Company had four family patent applications filed with the U.S. Patent Office and one patent pending in Japan.

 LICENSE AGREEMENT WITH JAVELIN LLC

On January 3, 2011, the Company signed a Commercial License Agreement (“License Agreement”) with Seattle based Javelin  for development of environmental diagnostic applications of its SPM technology.

The License Agreement, which is exclusive for environmental applications, is perpetual and lasts until the Visualant IP expires. It provides for payments of 5% of Javelin’s revenues, a royalty of $15,000 in year one (which was prepaid) and increasing to $47,407 in year five and profit sharing of 25% of license or transfer of technology. Javelin has certain performance milestones by year 2 and 3. The License Agreement can be terminated by Visualant for failure of Javelin to meet the performance milestones and by Javelin with thirty days notice.

ACQUISITION OF RATLab

 On June 7, 2011, the Company closed the acquisition of all Visualant related assets of the RATLab LLC.

The RATLab is a Seattle based research and development laboratory created by Dr. Tom Furness, founder and Director of the HITLab International, with labs at Seattle, University of Canterbury in New Zealand, and the University of Tasmania in Australia.

Guided by Dr. Tom Furness and Dr. Brian Schowengerdt, a research scientist in the field of optics and vision science, who developed the Spectral Pattern Matching (“SPM”) technology under contract for Visualant.

With this acquisition, the Company will consolidate all intellectual property relating to the SPM technology.  In addition to its current authentication and security applications of SPM, the Company will now own all other applications including the important fields of medicine, agriculture, and the environment and begin the creation of the Visualant Laboratory.

Upon the closing of this asset acquisition transaction, Dr. Tom Furness and Dr. Brian Schowengerdt will continue to provide technology leadership to us, under terms that are still subject to negotiation.

The Company acquired the Visualant related assets of the RATLab for the following:

 a.         One million shares (1,000,000) of our common stock at closing valued at twenty cents ($0.20) per share, the price during the negotiation of this agreement.

b.         Two hundred and fifty thousand dollars ($250,000), with one hundred thousand dollars ($100,000) payable at closing and one hundred and fifty thousand dollars ($150,000) to be paid no later than the first anniversary of closing.

c.         The outstanding promissory note owing to Tom Furness in the amount of $65,000 with accrued interest of $24,675 was paid at closing.

PROPOSED ACQUISITION OF EAGLE

 On June 27, 2011, the Company announced that it signed a new Letter of Intent to Eagle (www.eagletechnologiesusa.com) of Brea, California.

On September 15, 2011, the Company announced that it had signed an amendment to the Letter of Intent, extending the closing date to December 31, 2011.

Eagle, founded by card industry leaders Greg and Ryan Hawkins and Jeff Fulmer in 2008, has rapidly emerged as a premier provider of blank PVC and polyester composite cards to the identification market.  If this acquisition is completed as anticipated, it is hoped that Eagle will provide an immediate additional $1 million in annual revenue to Visualant and is projected to grow to $3 to $4 million in revenues over the next two years as Eagle increases the range and technical sophistication of its product line.

If this acquisition is completed, the Company will continue with its strategic initiative to consolidate relevant security and authentication assets.  At the same time, the Company will provide Eagle and its management the human and capital resources necessary to rapidly accelerate its growth. Upon the closing of this acquisition, the Eagle team will continue to manage Eagle with full profit and loss responsibility.

Under the terms of the Letter of Intent, Eagle will be acquired for $1 million, consisting of 1.2 million shares of restricted VSUL common stock valued at $.4167 per share, the price during the period of the negotiations, and a promissory note in the amount of $500,000 payable as follows:

1)
$150,000 will be paid in cash to Seller on the earlier of the one-year anniversary of the closing date of the Acquisition or upon the closing of more than Two Million Five Hundred Thousand in financing.

2)
$150,000 will be paid in cash to Seller on the earlier of the two-year anniversary of the closing date of the Acquisition or upon the closing of more than Five Million in aggregate financing since closing.

3)	$200,000 on the earlier of the third anniversary of closing date of the Acquisition or upon the closing of more than Seven Million Five Hundred Thousand in aggregate financing since closing.

The promissory note is collateralized by the stock and assets of Eagle until paid in full. In addition, consideration will be provided post closing to the ownership and senior management in Eagle in form of the creation of a bonus pool.  The bonus pool will be comprised of one million shares of VSUL common stock which shall be escrowed at closing and released to Eagle ownership and management if they generate $4 million in cash flow positive gross revenues within two years of closing of this transaction. The shares shall be distributed at the sole discretion of the ownership and senior management of Eagle.

The letter of intent is subject to (i) approval of the acquisition by the Board of Visualant and Eagle; (ii) completion of due diligence; and (iii) agreement to customary terms and conditions; and resolution of outstanding litigation. The acquisition is expected to close by August 30, 2011.

5.	ACQUISITION OF TRANSTECH

The Company closed the acquisition of TransTech of Aurora, Oregon on June 8, 2010. On this date, the Company entered into a Stock Purchase, Security and Stock Pledge Agreements which are included as Exhibits to the Form 10-Q filed with the SEC on August 12, 2010.

TransTech, founded in 1994, is a distributor of access control and authentication systems serving the security and law enforcement markets.   With recorded revenues of $10 million in 2009, TransTech has a respected national reputation for outstanding product knowledge, sales and service excellence.

This acquisition is expected to accelerate market entry and penetration through the acquisition of well-operated and positioned distributors of security and authentication systems like TransTech, thus creating a natural distribution channel for products featuring the company’s proprietary SPM technology.

The Company acquired its 100% interest in TransTech by issuing a Promissory Note (“Note”) to James Gingo, the President of TransTech, in the amount of $2,300,000, plus interest at the rate of three and one-half percent (3.5%) per annum from the date of the Note. The Note is secured by a security interest in the stock and assets of TransTech, and is payable over a period of three (3) years as follows:

(i)        The sum of $650,000, the amount of any accrued interest due on the Bonderson debt of $600,000 owed by James Gingo to the Bonderson Family Living Trust (“Bonderson Debt”) and interest on the unpaid balance, shall be paid to Seller on the earlier of: (A) the one (1) year anniversary of the closing date; or (B) on the closing of $2,500,000 or more in aggregate financing (whether debt, equity or some combination thereof) after the closing date;

(ii)       The sum of $650,000, the amount of any accrued interest due on the Bonderson debt owed by James Gingo and interest on the unpaid balance shall be paid to Seller on the earlier of: (A) the two (2) year anniversary of the closing date; or (B) on the closing of $5,000,000 or more in aggregate financing (whether debt, equity or some combination thereof) after the closing date; and

(iii)      The remaining balance of the Note and interest thereon shall be paid to Seller on the earlier of: (A) the three year anniversary of the closing date; or (B) on the closing of $7,500,000 or more in aggregate financing (whether debt, equity or some combination thereof) after the closing date.

On June 8, 2010, the Company issued a total of 3,800,000 shares of restricted common stock of the Company to James Gingo, Jeff Kruse and Steve Waddle, executives of TransTech, and Paul Bonderson, a TransTech investor.  The parties valued the shares in this transaction at $76,000 or $0.02 per share, the closing bid price during negotiations.

The cost to acquire these assets has been preliminarily allocated to the assets acquired according to estimated fair values and is subject to adjustment when additional information concerning asset valuations is finalized, but no later than June 8, 2011. The allocation was as follows:

Common stock	$76,000
Notes payable	2,300,000
Accounts receivable, net	(755,836)
Inventories	(444,105)
Equipment, net	(590,955)
Other assets	(141,870)
Accounts payable - trade	921,183
Notes payable - current portion of long term debt	499,680
Other liabilities	103,193

Total purchase price	$1,967,290

Portion allocated to identifiable intangible assets	$983,645
Portion allocated to goodwill	983,645

Total	$1,967,290

The results of operations of TransTech were included in the Consolidated Statements of Operations for the period June 9, 2010 to September 30, 2011.

 The pro-forma financial data for the acquisition for the year ended September 30, 2010, were as follows:

	As Reported Year Ended September 30, 2010	Pre-Acquisition Operations of TransTech Systems, Inc. October 1, 2009 - June 8, 2010	Pro Forma Year Ended September 30, 2010

Revenue	$2,542,627	$5,601,164	$8,143,791
Net loss per common share	(1,148,920)	(65,071)	(1,213,991)
Net loss per common share	(0.04)		(0.04)

There were no material, nonrecurring items included in the reported the pro-forma results.

6.	ACCOUNTS RECEIVABLE/CUSTOMER CONCENTRATION

Accounts receivable were $823,724and $883,567, net of allowance, as of September 30, 2011 and 2010, respectively. The Company had two customers (12.6% and 11.0%) in excess of 10% of our consolidated revenues for the period October 1, 2010- September 30, 2011. The Company had no customers with accounts receivable in excess of 10% as of September 30, 2011. The Company does expect to have customers with revenues or a receivable balance of 10% of total accounts receivable in the foreseeable future.

7.	INVENTORIES

Inventories were $454,588 and $622,770 as of September 30, 2011 and 2010, respectively. Inventories consist primarily of printers and consumable supplies, including ribbons and cards, badge accessories, capture devices, and access control components held for resale. There is no provision for impaired inventory as of September 30, 2011 and 2010.

8.	FIXED ASSETS

Fixed assets, net of accumulated depreciation, was $522,668 and $588,060 as of September 30, 2011 and 2010, respectively. Accumulated depreciation was $554,884 and $599,784 as of September 30, 2011 and 2010, respectively. Total depreciation expense, was $79,355 and $24,025 for the years ended September 30, 2011 and 2010, respectively. The results of operations of TransTech were included in the Consolidated Statements of Operations for the period June 9, 2010 to September 30, 2011. All equipment is used for selling, general and administrative purposes and accordingly all depreciation is classified in selling, general and administrative expenses.

 Property and equipment as of September 30, 2011 was comprised of the following:

	Estimated	September 30, 2011
	Useful Lives	Purchased	Capital Leases	Total

Machinery and equipment	3-10 years	$134,616	$87,039	$221,655
Leasehold improvements	20 years	600,000	-	600,000
Furniture and fixtures	3-10 years	45,676	101,260	146,936
Software and websites	3- 7 years	64,112	44,849	108,961
Less: accumulated depreciation		(374,021)	(180,863)	(554,884)
		$470,383	$52,285	$522,668

Property and equipment as of September 30, 2010 was comprised of the following:

	Estimated	September 30, 2010
	Useful Lives	Purchased	Capital Leases	Total

Machinery and equipment	3-10 years	$211,131	$87,038	$298,169
Leasehold improvements	20 years	600,000	-	600,000
Furniture and fixtures	3-10 years	71,758	101,260	173,018
Software and websites	3- 7 years	69,403	47,254	116,657
Less: accumulated depreciation		(442,977)	(156,807)	(599,784)
		$509,315	$78,745	$588,060

9.	INTANGIBLE ASSETS

 Intangible assets as of September 30, 2011 and 2010 consisted of the following:

	Estimated	September 30,	September 30,
	Useful Lives	2011	2010

Customer contracts	5 years	$1,433,645	$983,645
Less: accumulated amortization		(290,555)	(65,576)
Intangible assets, net		$1,143,090	$918,069

Total amortization expense was $224,979 and $65,576 for the years ended September 30, 2011 and 2010, respectively.

The fair value of the TransTech intellectual property acquired was $983,645, estimated by using a discounted cash flow approach based on future economic benefits associated with agreements with customers, or through expected continued business activities with its customers. In summary, the estimate was based on a projected income approach and related discounted cash flows over five years, with applicable risk factors assigned to assumptions in the forecasted results.

The fair value of the RATLab intellectual property acquired was $450,000 estimated by using a discounted cash flow approach based on future economic benefits associated with agreements with customers, or through expected continued business activities with its customers. In summary, the estimate was based on a projected income approach and related discounted cash flows over five years, with applicable risk factors assigned to assumptions in the forecasted results.

10.	ACCOUNTS PAYABLE

Accounts payable were $1,206,101 and $1,432,074 as of September 30, 2011 and 2010, respectively. Such liabilities consisted of amounts due to vendors for inventory purchases and technology development, external audit, legal and other expenses incurred by the Company.  The Company had four vendors with accounts payable in excess of 10% as of September 30, 2011. The Company does expect to have vendors with accounts payable balances of 10% of total accounts payable in the foreseeable future.

11.	CONVERTIBLE NOTES PAYABLE

On December 7, 2009, the Company obtained $250,000 of financing from Coach Capital (“Coach”) pursuant to a Convertible Promissory Note. Interest accrues at 8% and the $250,000 may be converted into common stock on November 27, 2010 at $0.15 per share or 1,666,667 shares.  This financing placed certain restrictions on the Company In addition, Coach received warrants to purchase 833,333 shares of the Company’s common stock at $0.15 per share.  The warrant expires 3 years from the date of issuance. On April 1, 2011, Coach converted $250,000 and interest of $28,758 into 1,858,387 shares of common stock. On May 31, 2011, Coach exercised its warrant and received 833,333 shares of common stock.

Upon issuing the Note to Coach, the Company recognized the note and warrants based on their relative fair values of $250,000 and $81,000, respectively.  The fair value of the note was determined using the Black-Scholes option pricing model. The relative fair value of the warrants was classified as a component of additional paid-in capital with the corresponding amount reflected as a contra-liability to the debt.  The fair value of the warrants was determined using the Black Scholes model, assuming a term of three years, volatility of 267%, no dividends, and a risk-free interest rate of 1.34%.

On July 14, 2010, November 9, 2010 and January 3, 2011 the Company obtained $50,000 of financing from Asher Enterprises, Inc. (“Asher”) pursuant to a Securities Purchase Agreement and Convertible Promissory Note. Interest is accrued at 8% and the $50,000 is convertible into restricted common stock on or before April 19, 2011, August 11, 2011and September 30, 2011 at Asher’s request at a 39% discount to the three lowest close bid prices during the ten days prior to conversion.   This financing places certain restrictions on the Company. The Company expensed $960 during the year ended September 30, 2011.  On February 14 and 17, 2011, Asher converted $50,000 into 173,378 shares of common stock at $.2884 per share.  On May 20, 24 and 26, 2011, Asher converted $50,000 into 296,130 shares of common stock at $.169 per share. On July 14, 17 and 20, 2011, Asher converted $50,000 into 491,506 shares of common stock at $.102 per share.

On May 19, 2011, the Company entered into a Securities Purchase Agreement (“Agreement”) with Gemini Master Fund, Ltd. and Ascendiant Capital Partners, LLC  (“Investors”) pursuant to which the Company issued $1.2 million in principal amount of 10% convertible debentures due May 1, 2012, together with 5-year warrants to purchase 2,400,000 shares of the Company’s common stock. The purchase price for the debentures was 83.3% of the face amount, resulting in the Company receiving $1.0 million, less legal fees, placement agent fees and expenses as set forth below. On September 8, 2011, Gemini converted $25,000 and interest of $760 into 311,516 shares of common stock at $.0827 per share. On October 21, 2011, Gemini converted $100,000 and interest of $4,247 into 2,619.261 shares of common stock at $.04 per share. The Company expensed $43,129 during the year ended September 30, 2011.

The financing, led by Gemini Strategies LLC of San Diego, CA and New York, and Ascendiant Capital Partners LLC of Irvine, CA, provides capital for Visualant to continue with the execution of its strategic plans, including the funding of its planned acquisitions and the market development of its Spectral Pattern Matching Technology.

Under the terms of the Agreement, the debentures, including the amount of accrued interest thereon, are convertible at the option of the holder into shares of the Company’s common stock at a conversion price equal to the lesser of (i) $0.50 per share, or (ii) 70% of the average of the three lowest prices during the 20 trading days preceding the conversion date, subject to a floor conversion price of $0.35 per share, provided that the Company pays to the holder a compensatory amount in cash to adjust for the difference between and the conversion price and $0.35 per share. The warrants for 2.4 million shares are exercisable at a price of $0.50 per share for five years. The Agreement also provides for an additional $1.0 million investment option by the Investors to purchase an additional $1.2 million in aggregate principal amount of debentures on or before the one-year anniversary date of the Agreement.  The conversion price of these additional debentures is equal to the lesser of (i) $1.00 per share, or (ii) 70% of the average of the three lowest prices during the 20 trading days preceding the conversion date, subject to a floor conversion price of $0.70 per share subject to adjustment. The Company has agreed to file a registration statement on form S-1 to register the resale of all shares issuable in connection with the convertible debentures and warrants and have it declared effective within ninety days of the closing of the transaction.

The Company paid legal fees and expenses in the amount of $12,500. Visualant also paid $80,000 or 8.0% of the cash received and issued a five-year warrant for 192,000 shares in placement agent fees to Ascendiant Capital Markets LLC.

We filed a registration statement on Form S-1, which was declared effective on August 29, 2011, to register 15,340,361 of our common stock, including (i) up to 3,600,000 shares of our common stock for Gemini issuable on  conversion and 1,800,000 shares of our common stock issuable upon exercise of a warrant issued to Gemini and (ii) up to 1,200,000 shares of our common stock for Ascendiant issuable on conversion and  792,000 shares of our common stock issuable upon exercise of a warrant issued to Ascendiant.  Since the effective date of the registration statement, 2,930,777 shares of our common stock have been issued thus far to Gemini on conversion of a portion of the convertible debentures.

The conversion of the convertible notes payable and the related warrants will likely require the Company to file an additional registration statement and  will likely result in a dilution of the value of the our common shares for all shareholders.

The Agreement may be terminated by the Investors under certain conditions. The Agreement also contains certain representations and warranties of Visualant and the Investors, including customary investment-related representations provided by the Investors, as well as acknowledgements by the Investors that it has reviewed certain disclosures of the Company (including the periodic reports that the Company has filed with the SEC) and that the Company’s issuance of the shares has not been registered with the SEC or qualified under any state securities laws.  We provided customary representations regarding, among other things, its organization, capital structure, subsidiaries, disclosure reports, absence of certain legal or governmental proceedings, financial statements, tax matters, insurance matters, real property and other assets, and compliance with applicable laws and regulations.  The Investor’s representations and warranties are qualified in their entirety (to the extent applicable) by the Company’s disclosures in the reports it files with the SEC.  We also delivered confidential disclosure schedules qualifying certain of its representations and warranties in connection with executing and delivering the Agreement.

12.	NOTES PAYABLE, CAPITALIZED LEASES AND LONG TERM DEBT

Notes payable, capitalized leases and long term debt as of September 30, 2011 and 2010 consisted of the following:

	September 30,	September 30,
	2011	2010

BFI Finance Corp Secured Credit Facility	$506,377	$643,334
TransTech capitalized leases, net of capitalized interest	31,216	54,437
Related party notes payable-
James Gingo Promissory Note	1,650,000	2,300,000
RATLAB	150,000	-
Bradley E. Sparks	73,228	50,750
Lynn Felsinger	82,000	82,000
Ronald P. Erickson and affiliated parties	58,952	58,952
Total debt	2,551,773	3,189,473
Less current portion of long term debt	(1,537,191)	(1,513,495)
Long term debt	$1,014,582	$1,675,978

BFI Finance Corp Secured Credit Facility

On December 9, 2008 TransTech entered into a $1,000,000 secured credit facility with BFI Finance Corp to fund its operations.  The rate is prime interest + 2.5%, with a floor for prime interest of 5.5%.  On June 12, 2011, the secured credit facility was renewed for 6 months, with a floor for Prime of 4.5%. The eligible borrowing is based on 80% of eligible trade accounts receivable, not to exceed $700,000, and 35% of inventory value, not to exceed $300,000, for a total cap of $1,000,000. As of September 30, 2011, the outstanding balance under this facility was $506.377. The secured credit facility is guaranteed by James Gingo, the President of TransTech.

Capitalized Leases

TransTech has capitalized leases for equipment. The leases have a remaining lease term of 6-46 months. The aggregate future minimum lease payments under capital leases, to the extent the leases have early cancellation options and excluding escalation charges, are as follows:

Years Ended September 30,	Total
2012	$16,634
2013	13,928
2014	3,806
2015	2,760
2016	0
Total	37,128
Less current portion of capitalized leases	(5,912)
Long term capital leases	$31,216

The imputed interest rate in the capitalized leases is approximately 10.5%.

Related Party Notes Payable

The Company acquired its 100% interest in TransTech by issuing a Promissory Note (“Note”) to James Gingo, the President of TransTech, in the amount of $2,300,000, plus interest at the rate of three and one-half percent (3.5%) per annum from the date of the Note. The Note is secured by a security interest in the stock and assets of TransTech, and is payable over a period of three (3) years as follows:

(i)        The sum of $650,000, the amount of any accrued interest due on the Bonderson debt of $600,000 owed by James Gingo to the Bonderson Family Living Trust (“Bonderson Debt”) and interest on the unpaid balance, shall be paid to Seller on the earlier of: (A) the one (1) year anniversary of the closing date; or (B) on the closing of $2,500,000 or more in aggregate financing (whether debt, equity or some combination thereof) after the closing date.  On June 8, 2011, we paid $650,000 and accrued interest of $80,500 to Mr. Gingo.

(ii)       The sum of $650,000, the amount of any accrued interest due on the Bonderson debt owed by James Gingo and interest on the unpaid balance shall be paid to Seller on the earlier of: (A) the two (2) year anniversary of the closing date; or (B) on the closing of $5,000,000 or more in aggregate financing (whether debt, equity or some combination thereof) after the closing date; and

(iii)      The remaining balance of the Note and interest thereon shall be paid to Seller on the earlier of: (A) the three year anniversary of the closing date; or (B) on the closing of $7,500,000 or more in aggregate financing (whether debt, equity or some combination thereof) after the closing date.

On February 27, 2007, the Company entered into a demand note with former CEO and President, Bradley E. Sparks totaling $50,000 plus loan fees of $750.  As of September 30, 2011, the outstanding note payable totaled $50,750 consisting of the note payable to Mr. Sparks.  Interest expense accrues on the note at a rate of 18% per annum.  Accrued interest of $42,146 as of September 30, 2011 on the note payable is recorded in the balance sheet in accrued expenses and other liabilities.

Any delays in repayment of the principal and accrued interest on the note payable upon demand result in a penalty interest rate of 30% per annum.  The interest due to Mr. Sparks became in arrears on February 16, 2008 and has not been paid as of the date of this filing.  Mr. Sparks has not demanded repayment of the note as of the date of this filing.

On September 30, 2009, the Company entered into a second demand note with former CEO and President, Bradley E. Sparks totaling $22,478.  As of September 30, 2011, the outstanding note payable totaled $22,478 consisting of the note payable to Mr. Sparks.  Interest expense accrues on the note at a rate of 8% per annum, with a default interest rate of 12%.  Accrued interest of $3,597 as of September 30, 2011 on the notes payable is recorded in the balance sheet in accrued expenses and other liabilities.

On April 30, 2009, accounts payable owed to Lynn Felsinger, a consultant, totaling $82,000 was converted into a demand note. Ms. Felsinger has not demanded repayment of the note as of the date of this filing.

Mr. Ronald Erickson, our Chief Executive Officer, converted outstanding debt with accrued interest in the amount of $152,971 into 1,019,806 shares of common stock of the Company valued at $0.15 per share on March 27, 2009. In addition, an affiliate of Mr. Erickson’s, Juliz I Limited Partnership, loaned the Company operating funds during fiscal 2009.  The balance outstanding at September 30, 2011 is $34,630 plus interest of $7,628.  Additionally, Mr. Erickson incurred expenses on behalf of the Company for a total of $24,322 during the 2009 fiscal year.  This balance was converted into a loan as of September 30, 2009 which bears interest at 8%.  Accrued interest was $3,892 as of September 30, 2011.

Aggregate maturities for notes payable, capitalized leases and long term debt by year are as follows:

Years Ended September 30,	Total
2012	$1,537,191
2013	1,011,710
2014	551
2015	2,321
2016	0
Total	$2,551,773

13.	EQUITY

During the fiscal year ended September 30, 2009, the Company issued 7,058,816 shares of common stock in satisfaction of $1,059,793 of outstanding indebtedness, including the debt due to Coventry Capital, 950,000 shares of common stock as grants to directors, 950,000 shares of common stock as grants to consultants, and 1,850,000 shares in resolution of certain outstanding matters with the RATLab LLC.

During the quarter ended December 31, 2009, the Company issued 300,000 shares of common stock as grants to directors, 100,000 shares of common stock as grants to a consultant, and 300,000 shares to RATLab.

On May 10, 2010, the Board of Directors issued to Mark Scott, our Chief Financial Officer, 1,000,000 shares of restricted common stock granted upon signing at the closing bid price of $0.02 per share on May 7, 2010.

On May 10, 2010, the Board of Directors issued to Ron Erickson or his designee Two Million (2,000,000) shares of restricted common stock of the Company and granted options to purchase three million (3,000,000) shares at $0.15 per share. The restricted common stock was issued at the closing bid price of $0.02 per share on May 7, 2010. The grant of options vests quarterly over two years and expires on May 6, 2020. This common stock issuance and the grant of options replace the 5,000,000 unissued shares previously approved by the Board of Directors on December 21, 2009.

On May 18, 2010, the Board of Directors issued 600,000 shares of restricted common stock of the Company to four (4) consultants and suppliers for the conversion of liabilities or for services. The parties valued the shares in this transaction at $0.02 per share, the closing bid price of the Company’s common stock during negotiations.

On June 1, 2010, the Board of Directors issued 666,667 shares of restricted common stock of the Company to a service provider for the conversion of $100,000 in liabilities at $0.15 per share.

On June 8, 2010, the Board of Directors issued 3,000,000, 100,000 and 100,000 of restricted common stock of the Company to James Gingo, Jeff Kruse and Steve Waddle, executives of TransTech, respectively.  The parties valued the shares in this transaction at $0.02 per share, the closing bid price of the Company’s common stock during negotiations.

On June 8, 2010, the Board of Directors issued 600,000 shares of restricted common stock of the Company to Paul Bonderson, a TransTech investor. The parties valued the shares in this transaction at $0.02 per share, the closing bid price of the Company’s common stock during negotiations.

On June 8, 2010, the Board of Directors issued 300,000 shares of restricted common stock of the Company to David Markowski for consulting services. The parties valued the shares in this transaction at $0.02 per share, the closing bid price of the Company’s common stock during negotiations.

On June 11, 2010, the Company issued a warrant for the purchase of 300,000 shares of common stock of the Company to the Sterling Fund for advisory services. The warrant was valued at $0.02 per share using the Black-Scholes-Merton option valuation model. The warrant expires June 10, 2013 and is callable if registered and with five closing trading prices of the Company’s common stock over $0.50 per share.

On November 17, 2010, the Company issued 20,000 shares of restricted shares of the Company’s common stock to Robert Jones for advisory services. The shares were valued at $0.24 per share, the closing price on November 17, 2010.

On December 23, 2010, the Company entered into a Securities Purchase Agreement (“Agreement”) with Seaside pursuant to which Seaside agreed to purchase restricted shares of the Company’s common stock from time to time over a 12-month period, provided that certain conditions are met.

Under the terms of the Agreement, the Company agreed to sell and issue to Seaside each month for a 12-month period commencing on the closing date, restricted shares of the Company’s common stock at a price equal to the lower of (i) 60% of the average trading price of the company’s stock during the 10 trading days immediately preceding each monthly closing date, or (ii) 70% of the average trading price for the trading day immediately preceding each monthly closing date. Visualant’s agreement to sell shares each month during said 12 month period is subject to certain conditions and limitations.  With respect to each subsequent closing, Visualant will not be obligated to sell any of its common stock to Seaside at a price lower than $0.25 per share, and Seaside’s beneficial ownership of the Company’s common stock will not exceed 9.9%. Seaside is not permitted to short sale the Company’s common stock.

Visualant paid Seaside’s legal fees and expenses in the amount of $25,000 for the initial closing, and agreed to pay $2,500 for each subsequent closing.  Visualant also has agreed to pay 7.0% in finder’s fees (to be paid in connection with each draw down) and issue 10,113 common stock warrants exercisable at $0.21395 per share.

The Agreement may be terminated by Seaside upon written notice to the Company, if at any time prior to the final subsequent closing the Company consummates a financing to which Seaside is not a party.

The Agreement also contains certain representations and warranties of Visualant and Seaside, including customary investment-related representations provided by Seaside, as well as acknowledgements by Seaside that it has reviewed certain disclosures of the Company (including the periodic reports that the Company has filed with the SEC) and that the Company’s issuance of the shares has not been registered with the SEC or qualified under any state securities laws.  Visualant provided customary representations regarding, among other things, its organization, capital structure, subsidiaries, disclosure reports, absence of certain legal or governmental proceedings, financial statements, tax matters, insurance matters, real property and other assets, and compliance with applicable laws and regulations.  Seaside’s representations and warranties are qualified in their entirety (to the extent applicable) by the Company’s disclosures in the reports it files with the SEC.  Visualant also delivered confidential disclosure schedules qualifying certain of its representations and warranties in connection with executing and delivering the Agreement.

As of September 30, 2011, the Company sold to Seaside 2,529,314 shares at a purchase price of $0.302 per share, or an aggregate price of $763,650. In addition, the Company issued warrants to brokers for the purchase of 177,050 shares of common shares at the purchase price of $0.302 per share.

On January 27, 2011, the Company issued 275,000 restricted shares of the Company’s common stock to directors for services provided during 2010. The shares were valued at $0.448 per share, the closing price for the thirty days prior to January 27, 2011.

On January 27, 2011, the Company entered into a Contract for Corporate Advisory Services with Core consulting Group. Under the agreement dated December 6, 2010, the Company issued 381,500 of restricted shares of the Company’s common stock at $0.45 per share, the closing price on December 6, 2010. On April 27, 2011, the Company issued an additional 381,500 of restricted shares of our common stock at $0.45 per share, the closing price on December 6, 2010.

On January 27, 2011, Monahan & Biagi, PLLC converted $136,726 of accrued legal bills into 341,815 shares of our common stock at $0.40 per share, the closing price on January 22, 2011, the date the conversion was requested.

On February 14 and 17, 2011, Asher converted $50,000 of convertible debentures into173,378 shares of common stock at $0.2884 per share.

On February 23, 2011, Masahiro Kawahata, a director converted $90,906 of accrued expenses into 211,409 shares of the Company common stock at $0.43 per share, the closing price on February 23, 2011, the date the conversion was requested.

On February 23, 2011, the Company issued a warrant for the purchase of 1,000,000 shares of our common stock to Coach for advisory services. The warrant was issued at $0.25 per share. The warrant expires February 22, 2014 and is callable if registered and with five closing trading prices of the Company’s common stock over $0.75 per share.

On February 23, 2011, the Company issued a warrant for the purchase of 500,000 shares of our common stock to the Sterling Group for advisory services. The warrant was issued at $0.50 per share. The warrant expires February 22, 2014 and is callable if registered and with five closing trading prices of our common stock over $0.75 per share.

On April 1, 2011, Coach converted $250,000 and interest of $28,758 into 1,858,387 shares of common stock.

On April 1, 2011, the Company entered into a Consulting Agreement with Cerillion N4 Partners. Under the agreement, the Company issued 4,000 shares at $0.52 per share, the price on March 31, 2011.

On April 1, 2011, the Company entered into an Agreement with InvestorIdeas.com. Under the agreement, the Company issued 57,692 shares at $0.52 per share, the price on March 31, 2011.

On April 1, 2011, the Company entered into an Agreement with National Securities Corporation. Under the agreement, the Company issued 60,000 shares at $0.52 per share, the price on March 31, 2011.

On April 1, 2011, the Company entered into an Agreement with Aquiline Group, Inc. Under the agreement, the Company issued 75,000 shares at $0.52 per share, the price on March 31, 2011.

On May 31, 2011, Coach exercised its warrant and received 833,333 shares of common stock. On December 7, 2009, the Company closed $250,000 of financing from Coach pursuant to a Convertible Promissory Note. In addition, Coach received warrants to purchase 833,333 shares of the Company’s common stock at $0.15 per share.  The warrant expired 3 years from the date of issuance.

On May 18, 2011, the Company entered into an Agreement with Mr. Gima. Under the agreement, we issued 10,000 shares at 0.52 per share.

On May 20, 24 and 26, 2011, Asher converted $50,000 of convertible debentures into 296,130 shares of common stock at $0.169 per share.

On June 7, 2011, the Company closed the acquisition of all Visualant related assets of the RATLab LLC by agreeing to issue 1,000,000 of our common stock valued at $0.20 per share, the price during the negotiation of this agreement.

On June 17, 2011, the Company entered into a Securities Purchase Agreement with Ascendiant, pursuant to which Ascendiant agreed to purchase up to $3,000,000 worth of shares of the Company’s common stock from time to time over a 24-month period, provided that certain conditions are met. The financing arrangement entered into by the Company and Ascendiant is commonly referred to as an “equity line of credit” or an “equity drawdown facility.”

Under the terms of the Securities Purchase Agreement, Ascendiant will not be obligated to purchase shares of the Company’s common stock unless and until certain conditions are met, including but not limited to the SEC declaring effective a Registration Statement (the “Registration Statement”) on Form S-1 and the Company maintaining an Effective Registration Statement which registers Ascendiant’s resale of any shares purchased by it under the equity drawdown facility. The customary terms and conditions associated with Ascendiant’s registration rights are set forth in a Registration Rights Agreement that was also entered into by the parties on June 17, 2011.

Once the registration is declared effective, the Company has the right to sell and issue to Ascendiant, and Ascendiant will be obligated to purchase from the Company, up to $3,000,000 worth of shares of the Company’s common stock over a 24-month period beginning on such date (the “Commitment Period”). The Company will be entitled to sell such shares from time to time during the Commitment Period by delivering a draw down notice to Ascendiant. In such draw down notices, the Company will be required to specify the dollar amount of shares that it intends to sell to Ascendiant, which will be spread over a five-trading-day pricing period. For each draw, the Company will be required to deliver the shares sold to Ascendiant by the second trading day following the pricing period.   Ascendiant is entitled to liquidated damages in connection with certain delays in the delivery of its shares.

The Securities Purchase Agreement also provides for the following terms and conditions:

•
Purchase Price - 90% of the Company’s volume-weighted average price (“VWAP”) on each trading day during the five-trading-day pricing period, unless the lowest VWAP or closing bid price (“Market Price”) on the trading day before settlement is lower, in which case the Purchase Price shall be the Market Price less $.01.

•
Threshold Price – The Company may specify a price below which it will not sell shares during the applicable five-trading-day pricing period. If the VWAP falls below the threshold price on any day(s) during the pricing period, such day(s) will be removed from the pricing period (and Ascendiant’s investment amount will be reduced by 1/5 for each such day).

•
Maximum Draw - 20% of the Company’s total trading volume for the 10-trading-day period immediately preceding the applicable draw down, times the average VWAP during such period (but in no event more than $100,000).

•	Minimum Draw - None.

•	Minimum Time Between Draw Down Pricing Periods - Three trading days.

•	Minimum Use of Facility – The Company is not obligated to sell any shares of its common stock to Ascendiant during the Commitment Period.

•
Commitment Fees - 5% ($150,000), payable in shares of Company common stock based on the following schedule: $75,000 worth of restricted shares to be delivered at initial closing, $25,000 worth of shares if and when the S-1 is declared effective, and $25,000 worth of shares at 30 and 60 days).  As of September 30, 2011, 1,141,119 shares of common stock were issued for $100,000 in fees. On October 21, 2011 and November 18, 2011, an additional 312,500 shares were issued for $50,000 in fees.

•	Other Fees and Expenses – $7,500 payable in cash or shares of common stock.

•
Indemnification - Ascendiant is entitled to customary indemnification from the Company for any losses or liabilities it suffers as a result of any breach by the Company of any provisions of the Securities Purchase Agreement, or as a result of any lawsuit brought by any stockholder of the Company (except stockholders who are officers, directors or principal stockholders of the Company).

•
Conditions to Ascendiant’s Obligation to Purchase Shares - Trading in the Company’s common stock must not be suspended by the SEC or other applicable trading market; the Company must not have experienced a material adverse effect; all liquidated damages and other amounts owing to Ascendiant must be paid in full; the Registration Statement must be effective with respect to Ascendiant’s resale of all shares purchased under the equity drawdown facility; there must be a sufficient number of authorized but unissued shares of the Company’s common stock; and the issuance must not cause Ascendiant to own more than 9.99% of the then outstanding shares of the Company’s common stock.

•
Termination - The Securities Purchase Agreement will terminate if the Company’s common stock is not listed on one of several specified trading markets (which include the NYSE AMEX, OTC Bulletin Board and Pink Sheets, among others); if the Company files for protection from its creditors; or if the Registration Statement was not declared effective by the SEC by the date nine months following the date of the Securities Purchase Agreement. . The Company may terminate the Securities Purchase Agreement with five days’ notice.

The Securities Purchase Agreement also contains certain representations and warranties of the Company and Ascendiant, including customary investment-related representations provided by Ascendiant, as well as acknowledgements by Ascendiant that it has reviewed certain disclosures of the Company (including the periodic reports that the Company has filed with the SEC) and that the Company’s issuance of the shares has not been registered with the SEC or qualified under any state securities laws. The Company provided customary representations regarding, among other things, its organization, capital structure, subsidiaries, disclosure reports, absence of certain legal or governmental proceedings, financial statements, tax matters, insurance matters, real property and other assets, and compliance with applicable laws and regulations. The Company’s representations and warranties are qualified in their entirety (to the extent applicable) by the Company’s disclosures in the reports it files with the SEC. The Company also delivered confidential disclosure schedules qualifying certain of its representations and warranties in connection with executing and delivering the Securities Purchase Agreement.

The shares to be issued by the Company to Ascendiant under the Securities Purchase Agreement will be issued in private placements in reliance upon the exemption from the registration requirements set forth in the Securities Act provided for in Section 4(2) of the Securities Act, and the rules promulgated by the SEC thereunder.

The Company expects to issue up to 4,285,714 shares of common stock to be sold to Ascendiant Capital Partners, LLC under a Securities Purchase Agreement dated June 17, 2011. As of November 29, 2011, the Company has issued 774,599 shares for $67,047 or $.087 per shares under the Securities Purchase Agreement, excluding the Commitment Fees discussed above.

On June 17, 2011, the Company extended its April 1, 2011 Agreement with Aquiline Group, Inc. Under the agreement, the Company issued 25,000 shares at $0.52 per share, the price on March 31, 2011.

On July 14, 17 and 20, 2011 Asher converted $50,000 into 491,506 shares of common stock at $.102 per share.

On August 23, 2011, the Company filed an amended Registration Statement on Form S-1 for 15,340,361 shares of common stock. The Registration Statement primarily registers shares for Seaside, Gemini, Ascendiant, Coach and Sterling Group and was declared effective by the SEC on August 29, 2011.

On September 8, 2011, Gemini converted $25,000 and interest of $760 into 311,516 shares of common stock at $.0827 per share.

On October 5, 2011, the Company entered into a Financial Consultant Agreement (“Agreement”) with D. Weckstein and Co, Inc. (“Weckstein”) The Agreement expires July 31, 2016. Under the Agreement. Weckstein was awarded 1,000,000 shares of common stock on November 7, 2011. The shares were valued at $0.07 per share, the closing price on November 7, 2011. In addition, the Company paid $5,000 and owes $5,000 to Weckstein.

On October 21, 2011, Gemini converted $100,000 and interest of $4,247 into 2,619.261 shares of common stock at $.04 per share.

14.	STOCK OPTIONS

Description of Stock Option Plan

On April 29, 2011, the 2011 Stock Incentive Plan was approved at the Annual Stockholder Meeting. The Company reserved 7,000,000 shares of Common Stock for issuance under the 2011 Stock Incentive Plan.

In 2005, our Board of Directors adopted a combined incentive and nonqualified stock option plan for employees, consultants, suppliers and directors (“2005 Stock Option Plan”).   On October 9, 2006 the Board of Directors authorized an increase in shares available for grant from 2 million to 4 million, subject to stockholder approval. The 2005 Stock Option Plan has never been approved by the shareholders and stock option grants are considered non-statutory.

Determining Fair Value Under ASC 505

The Company records compensation expense associated with stock options and other equity-based compensation using the Black-Scholes-Merton option valuation model for estimating fair value of stock options granted under our plan. The Company amortizes the fair value of stock options on a ratable basis over the requisite service periods, which are generally the vesting periods. The expected life of awards granted represents the period of time that they are expected to be outstanding.  The Company estimates the volatility of our common stock based on the historical volatility of its own common stock over the most recent period corresponding with the estimated expected life of the award. The Company bases the risk-free interest rate used in the Black-Scholes-Merton option valuation model on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award. The Company has not paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. Consequently, the Company uses an expected dividend yield of zero in the Black-Scholes-Merton option valuation model and adjust share-based compensation for changes to the estimate of expected equity award forfeitures based on actual forfeiture experience. The effect of adjusting the forfeiture rate is recognized in the period the forfeiture estimate is changed.

Stock Option Activity

On November 17, 2010, the Board of Directors authorized to TransTech employees, the grant of non-qualified options to purchase 220,000 shares of the Company’s common stock at $0.24 per share. The non- qualified stock option grants vest quarterly over three years and expire in five (5) years.

On May 9, 2011, the Board of Directors authorized to Marco Hegyi, our Chairman of the Board, the grant of qualified and non-qualified options to purchase 2,000,000 shares of the Company’s common stock at $0.50 per share. The stock option grants vest quarterly over two years and expire in five (5) years.

On May 18, 2011, the Board of Directors authorized to Lance Gima, a consultant, the grant of qualified options to purchase 100,000 shares of the Company’s common stock at $0.52 per share. The stock option grants vest quarterly over one year and expire in five (5) years.

On June 15, 2011, two directors forfeited 135,000 shares from stock option grants granted at $.75 per share that expired June 15, 2011.

There are currently 6,920,000 options to purchase common stock at $.296 per share outstanding at September 30, 2011 under the 2011 Stock Incentive Plan. The Company recorded $151,008 and $152,053 of compensation expense, net of related tax effects, relative to stock options for the year ended September 30, 2011 and 2010 in accordance with ASC 505. Net loss per share (basic and diluted) associated with this expense was approximately ($0.00). As of September, 2011, there is approximately $591,166 of total unrecognized costs related to employee granted stock options that are not vested. These costs are expected to be recognized over a period of approximately two years.

On November 9, 2011, Mr. Bradley Sparks forfeited 1,000,000 options to purchase common stock.

Stock option activity for the years ended September 30, 2011, 2010 and 2009 are summarized as follows:

		Weighted Average
	Options	Exercise Price	$
Outstanding as of September 30, 2008	1,485,000	0.602	894,250
Granted	75,000	0.150	11,250
Exercised	-	-	-
Forfeitures	(250,000)	0.100	(25,000)
Outstanding as of September 30, 2009	1,310,000	0.672	880,500
Granted	3,500,000	0.141	495,000
Exercised	-	-	-
Forfeitures	(75,000)	(0.150)	(11,250)
Outstanding as of September 30, 2010	4,735,000	$0.288	1,364,250
Granted	2,320,000	0.339	785,800
Exercised	-	-	-
Forfeitures	(135,000)	(0.750)	(101,250)
Outstanding as of September 30, 2011	6,920,000	$0.296	2,048,800

The following table summarizes information about stock options outstanding and exercisable at September 30, 2011:

		Weighted	Weighted		Weighted
		Average	Average		Average
Range of	Number	Remaining Life	Exercise Price	Number	Exercise Price
Exercise Prices	Outstanding	In Years	Exerciseable	Exerciseable	Exerciseable
0.09	500,000	8.75 years	$0.090	125,000	$0.090
0.15	3,000,000	8.75 years	0.150	1,875,000	0.150
0.18	100,000	.5 years	0.180	90,000	0.180
0.24	220,000	4.25 years	0.240	55,000	0.240
0.35	2,100,000	4.75 years	0.350	275,000	0.350
0.75	1,000,000	0.0 years	0.750	1,000,000	0.750
	6,920,000	7.53 years	$0.296	3,420,000	$0.553

There is no aggregate intrinsic value of the exercisable options as of September 30, 2011.

15.	OTHER SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES

See Note 12 for discussion of notes payable issued to the Company’s former CEO and President during the quarter ended March 31, 2007.   Other than the note payable, related interest and payroll related accrued expenses, all amounts are recorded in the related party accounts payable balance.  As of the filing date, Mr. Erickson beneficially owns 5,206,473 shares of common stock.

Mr. Sparks is owed $721,333 of accrued salary plus $57,998 which has been accrued to pay applicable payroll taxes, FUTA, etc.  Additionally, interest of $45,743 is owed Mr. Sparks for the notes payable described in Note 11 to these Notes to Financial Statements.  Mr. Sparks is also owed $6,315 for cash amounts advanced by him to Visualant to fund operating expenses since his employment and $5,136 for medical expenses.

16.	COMMITMENTS, CONTINGENCIES AND LEGAL PROCEEDINGS

LEGAL PROCEEDINGS

There are no pending legal proceedings against the Company that are expected to have a material adverse effect on its cash flows, financial condition or results of operations.

 EMPLOYMENT AGREEMENTS

 Agreement with Mark Scott

 On May 10, 2010, the Board of Directors approved the appointment of Mr. Scott as Chief Financial Officer based on the (i) cash compensation of $8,000 per month; (ii) bonus cash compensation; shall be at the discretion of the senior executive and the board of directors; (iii) benefits after the closing of funding at discretion of Mr. Scott and equivalent to other employees in the company; and (iv) 1,000,000 shares of restricted common stock to be granted upon signing at the closing bid price of $.02 per share on May 7, 2010.

Agreement with James Gingo

 On June 8, 2010, the Company entered into an Employment Agreement (“Gingo Agreement”) with Mr. James Gingo, Founder and President of TransTech. The Gingo Agreement has a three year term beginning on June 8, 2010 at the annual base salary of $200,000 per year. The Gingo Agreement provides for participation in the Company’s benefit programs available to other employees (including group insurance arrangements). Also under the Gingo Agreement, Mr. Gingo is eligible for discretionary performance bonuses based upon performance criteria to be determined by the Company’s Compensation Committee based on criteria under development up to 50% of his annual salary. If Mr. Gingo’s employment is terminated without Cause (as defined in the Gingo Agreement), Mr. Gingo will be entitled to a payment equal to one year’s annual base salary paid over the next year.

LEASES

The Company is obligated under various non-cancelable operating leases for their various facilities and certain equipment.

The Company’s executive office is located at 500 Union Street, Suite 406, Seattle, Washington, USA, 98101. On January 1, 2011, the Company entered into a lease with a party affiliated with the Chairman of the Board of the Company. We pay $799 per month. The lease is cancellable with ten days notice.

TransTech leases a total of approximately 9,750 square feet of office and warehouse space for its administrative offices, product inventory and shipping operations, at a monthly rental of $4,292. The lease was extended from March 2011 for an additional five year term at a monthly rental of $4,721. There are two additional five year renewals with a set accelerating increase of 10% per 5 year term.  TransTech also leases additional 500 square feet of off-site space at $250 per month from a related party.

The aggregate future minimum lease payments under operating leases, to the extent the leases have early cancellation options and excluding escalation charges, are as follows:

Years Ended September 30,	Total
2012	$57,012
2013	57,012
2014	57,012
2015	57,012
2016	59,777
Beyond	0
Total	$287,825

17.	SUBSEQUENT EVENTS

The Company evaluated subsequent events, for the purpose of adjustment or disclosure, up through the date the financial statements were issued.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions, if any) are set forth below. Each item listed is estimated as follows:

Securities and Exchange Commission registration fee	$400.00
Accounting fees and expenses	2,500.00
Legal fees and expenses	5,300.00
Registrar and transfer agent’s fees and expenses	1,000.00
Miscellaneous	800.00
Total expenses	$10,000.00

Item 14. Indemnification of Directors and Officers

Under Nevada law, a corporation may include in its articles of incorporation (“Articles”) a provision that eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, but no such provision may eliminate or limit the liability of a director (a) for any breach of his fiduciary duty as a director, (b) for acts or omissions not in good faith or that involve intentional misconduct, fraud or a knowing violation of law, (c) for conduct violating the Nevada General Corporation Law, or (d) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Section 78.7502 of the Nevada Revised Statues (“NRS”) provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

NRS Section 78.4502 also provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Any indemnification pursuant to the above provisions may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made:  (a) by the stockholders; (b) by the Board of Directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Under Articles IX and X of the Registrant’s Amended and Restated Articles of Incorporation, the personal liability of all its directors and officers is eliminated to the fullest extent allowed by Nevada law.  In addition, a director shall not be personally liable to the corporation or its stockholders for monetary damages for conduct as a director, except for liability (a) for acts or omissions that involve intentional misconduct or a knowing violation of law; (b) for conducting violating the Nevada General Corporation Law; or (c) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Article X also provides that the corporation also may purchase and maintain insurance or make other financial arrangements on behalf of any director, officer, agent or employee of the corporation, for any liability asserted against him and for expenses incurred by him in his capacity as a director, officer, employee or agent, arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

The Registrant has a directors’ and officers’ liability insurance policy in place pursuant to which its directors and officers are insured against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (“Securities Act”) and the Securities and Exchange Act of 1934, as amended (“Exchange Act”).

Item 15. Recent Sales of Unregistered Securities

All of the following private placements of Company securities were conducted under the exemption from registration as provided under Section 4(2) of the Securities Act of 1933 (and also qualified for exemption under 4(5), formerly 4(6) of the Securities Act of 1933, as noted below). All of the shares issued were issued in private placements not involving a public offering, are considered to be “restricted stock” as defined in Rule 144 promulgated under the Securities Act of 1933 and stock certificates issued with respect thereto bear legends to that effect.  Each of the investors in these private placements is a “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act of 1933.

During the fiscal year ended September 30, 2009, the Company issued 7,058,816 shares of common stock in satisfaction of $1,059,793 of outstanding indebtedness, including the debt due to Coventry Capital, 950,000 shares of common stock as grants to directors, 950,000 shares of common stock as grants to consultants, and 1,850,000 shares in resolution of certain outstanding matters with the RATLab LLC.

During the quarter ended December 31, 2009, the Company issued 300,000 shares of common stock as grants to directors, 100,000 shares of common stock as grants to a consultant, and 300,000 shares to RATLab.

On May 10, 2010, the Board of Directors issued to Mark Scott, our Chief Financial Officer, 1,000,000 shares of restricted common stock granted upon signing at the closing bid price of $0.02 per share on May 7, 2010.

On May 10, 2010, the Board of Directors issued to Ron Erickson or his designee Two Million (2,000,000) shares of restricted common stock of the Company and granted options to purchase three million (3,000,000) shares at $0.15 per share. The restricted common stock was issued at the closing bid price of $0.02 per share on May 7, 2010. The grant of options vests quarterly over two years and expires on May 6, 2020. This common stock issuance and the grant of options replace the 5,000,000 unissued shares previously approved by the Board of Directors on December 21, 2009.

On May 18, 2010, the Board of Directors issued 600,000 shares of restricted common stock of the Company to four (4) consultants and suppliers for the conversion of liabilities or for services. The parties valued the shares in this transaction at $0.02 per share, the closing bid price of the Company’s common stock during negotiations.

On June 1, 2010, the Board of Directors issued 666,667 shares of restricted common stock of the Company to a service provider for the conversion of $100,000 in liabilities at $0.15 per share.

On June 8, 2010, the Board of Directors issued 3,000,000, 100,000 and 100,000 of restricted common stock of the Company to James Gingo, Jeff Kruse and Steve Waddle, executives of TransTech, respectively.  The parties valued the shares in this transaction at $0.02 per share, the closing bid price of the Company’s common stock during negotiations.

On June 8, 2010, the Board of Directors issued 600,000 shares of restricted common stock of the Company to Paul Bonderson, a TransTech investor. The parties valued the shares in this transaction at $0.02 per share, the closing bid price of the Company’s common stock during negotiations.

On June 8, 2010, the Board of Directors issued 300,000 shares of restricted common stock of the Company to David Markowski for consulting services. The parties valued the shares in this transaction at $0.02 per share, the closing bid price of the Company’s common stock during negotiations.

On June 11, 2010, the Company issued a warrant for the purchase of 300,000 shares of common stock of the Company to the Sterling Fund for advisory services. The warrant was valued at $0.02 per share using the Black-Scholes-Merton option valuation model. The warrant expires June 10, 2013 and is callable if registered and with five closing trading prices of the Company’s common stock over $0.50 per share.

On November 17, 2010, the Company issued 20,000 shares of restricted shares of the Company’s common stock to Robert Jones for advisory services. The shares were valued at $0.24 per share, the closing price on November 17, 2010.

On December 23, 2010, the Company entered into a Securities Purchase Agreement (“Agreement”) with Seaside pursuant to which Seaside agreed to purchase restricted shares of the Company’s common stock from time to time over a 12-month period, provided that certain conditions are met.

Under the terms of the Agreement, the Company agreed to sell and issue to Seaside each month for a 12-month period commencing on the closing date, restricted shares of the Company’s common stock at a price equal to the lower of (i) 60% of the average trading price of the company’s stock during the 10 trading days immediately preceding each monthly closing date, or (ii) 70% of the average trading price for the trading day immediately preceding each monthly closing date. Visualant’s agreement to sell shares each month during said 12 month period is subject to certain conditions and limitations.  With respect to each subsequent closing, Visualant will not be obligated to sell any of its common stock to Seaside at a price lower than $0.25 per share, and Seaside’s beneficial ownership of the Company’s common stock will not exceed 9.9%. Seaside is not permitted to short sale the Company’s common stock.

Visualant paid Seaside’s legal fees and expenses in the amount of $25,000 for the initial closing, and agreed to pay $2,500 for each subsequent closing.  Visualant also has agreed to pay 7.0% in finder’s fees (to be paid in connection with each draw down) and issue 10,113 common stock warrants exercisable at $0.21395 per share.

The Agreement may be terminated by Seaside upon written notice to the Company, if at any time prior to the final subsequent closing the Company consummates a financing to which Seaside is not a party.

The Agreement also contains certain representations and warranties of Visualant and Seaside, including customary investment-related representations provided by Seaside, as well as acknowledgements by Seaside that it has reviewed certain disclosures of the Company (including the periodic reports that the Company has filed with the SEC) and that the Company’s issuance of the shares has not been registered with the SEC or qualified under any state securities laws.  Visualant provided customary representations regarding, among other things, its organization, capital structure, subsidiaries, disclosure reports, absence of certain legal or governmental proceedings, financial statements, tax matters, insurance matters, real property and other assets, and compliance with applicable laws and regulations.  Seaside’s representations and warranties are qualified in their entirety (to the extent applicable) by the Company’s disclosures in the reports it files with the SEC.  Visualant also delivered confidential disclosure schedules qualifying certain of its representations and warranties in connection with executing and delivering the Agreement.

Since this Agreement was entered into through the date of this Prospectus, the Company has sold Seaside a total of 2,529,314 shares at an average purchase price of $.302 per share, or an aggregate price of $763,650. In addition, the Company issued warrants to brokers for the purchase of 177,050 shares of common shares at an average purchase price of $.302 per share.

On January 27, 2011, the Company issued 275,000 restricted shares of the Company’s common stock to directors for services provided during 2010. The shares were valued at $0.448 per share, the closing price for the thirty days prior to January 27, 2011.

On January 27, 2011, the Company entered into a Contract for Corporate Advisory Services with Core consulting Group. Under the agreement dated December 6, 2010, the Company issued 381,500 of restricted shares of the Company’s common stock at $0.45 per share, the closing price on December 6, 2010. On April 27, 2011, the Company issued an additional 381,500 of restricted shares of our common stock at $0.45 per share, the closing price on December 6, 2010.

On January 27, 2011, Monahan & Biagi, PLLC converted $136,726 of accrued legal bills into 341,815 shares of our common stock at $0.40 per share, the closing price on January 22, 2011, the date the conversion was requested.

On February 14 and 17, 2011, Asher converted $50,000 of convertible debentures into173,378 shares of common stock at $0.2884 per share.

On February 23, 2011, Masahiro Kawahata, a director converted $90,906 of accrued expenses into 211,409 shares of the Company common stock at $0.43 per share, the closing price on February 23, 2011, the date the conversion was requested.

On February 23, 2011, the Company issued a warrant for the purchase of 1,000,000 shares of our common stock to Coach for advisory services. The warrant was issued at $0.25 per share. The warrant expires February 22, 2014 and is callable if registered and with five closing trading prices of the Company’s common stock over $0.75 per share.

On February 23, 2011, the Company issued a warrant for the purchase of 500,000 shares of our common stock to the Sterling Group for advisory services. The warrant was issued at $0.50 per share. The warrant expires February 22, 2014 and is callable if registered and with five closing trading prices of our common stock over $0.75 per share.

On April 1, 2011, Coach converted $250,000 and interest of $28,758 into 1,858,387 shares of common stock.

On April 1, 2011, the Company entered into a Consulting Agreement with Cerillion N4 Partners. Under the agreement, the Company issued 4,000 shares at $0.52 per share, the price on March 31, 2011.

On April 1, 2011, the Company entered into an Agreement with InvestorIdeas.com. Under the agreement, the Company issued 57,692 shares at $0.52 per share, the price on March 31, 2011.

On April 1, 2011, the Company entered into an Agreement with National Securities Corporation. Under the agreement, the Company issued 60,000 shares at $0.52 per share, the price on March 31, 2011.

On April 1, 2011, the Company entered into an Agreement with Aquiline Group, Inc. Under the agreement, the Company issued 75,000 shares at $0.52 per share, the price on March 31, 2011.

On May 31, 2011, Coach exercised its warrant and received 833,333 shares of common stock. On December 7, 2009, the Company closed $250,000 of financing from Coach pursuant to a Convertible Promissory Note. In addition, Coach received warrants to purchase 833,333 shares of the Company’s common stock at $0.15 per share.  The warrant expired 3 years from the date of issuance.

On May 18, 2011, the Company entered into an Agreement with Mr. Gima. Under the agreement, we issued 10,000 shares at 0.52 per share.

On May 20, 24 and 26, 2011, Asher converted $50,000 of convertible debentures into 296,130 shares of common stock at $0.169 per share.

On June 7, 2011, the Company closed the acquisition of all Visualant related assets of the RATLab LLC by agreeing to issue 1,000,000 of our common stock valued at $0.20 per share, the price during the negotiation of this agreement.

On June 17, 2011, the Company entered into a Securities Purchase Agreement with Ascendiant, pursuant to which Ascendiant agreed to purchase up to $3,000,000 worth of shares of the Company’s common stock from time to time over a 24-month period, provided that certain conditions are met. The financing arrangement entered into by the Company and Ascendiant is commonly referred to as an “equity line of credit” or an “equity drawdown facility.”

Under the terms of the Securities Purchase Agreement, Ascendiant will not be obligated to purchase shares of the Company’s common stock unless and until certain conditions are met, including but not limited to the SEC declaring effective a Registration Statement (the “Registration Statement”) on Form S-1 and the Company maintaining an Effective Registration Statement which registers Ascendiant’s resale of any shares purchased by it under the equity drawdown facility. The customary terms and conditions associated with Ascendiant’s registration rights are set forth in a Registration Rights Agreement that was also entered into by the parties on June 17, 2011.

Once the registration is declared effective, the Company has the right to sell and issue to Ascendiant, and Ascendiant will be obligated to purchase from the Company, up to $3,000,000 worth of shares of the Company’s common stock over a 24-month period beginning on such date (the “Commitment Period”). The Company will be entitled to sell such shares from time to time during the Commitment Period by delivering a draw down notice to Ascendiant. In such draw down notices, the Company will be required to specify the dollar amount of shares that it intends to sell to Ascendiant, which will be spread over a five-trading-day pricing period. For each draw, the Company will be required to deliver the shares sold to Ascendiant by the second trading day following the pricing period.   Ascendiant is entitled to liquidated damages in connection with certain delays in the delivery of its shares.

The Securities Purchase Agreement also provides for the following terms and conditions:

•
Purchase Price - 90% of the Company’s volume-weighted average price (“VWAP”) on each trading day during the five-trading-day pricing period, unless the lowest VWAP or closing bid price (“Market Price”) on the trading day before settlement is lower, in which case the Purchase Price shall be the Market Price less $.01.

•
Threshold Price – The Company may specify a price below which it will not sell shares during the applicable five-trading-day pricing period. If the VWAP falls below the threshold price on any day(s) during the pricing period, such day(s) will be removed from the pricing period (and Ascendiant’s investment amount will be reduced by 1/5 for each such day).

•
Maximum Draw - 20% of the Company’s total trading volume for the 10-trading-day period immediately preceding the applicable draw down, times the average VWAP during such period (but in no event more than $100,000).

•	Minimum Draw - None.

•	Minimum Time Between Draw Down Pricing Periods - Three trading days.

•	Minimum Use of Facility – The Company is not obligated to sell any shares of its common stock to Ascendiant during the Commitment Period.

•
Commitment and Legal Fees – Commitment fees of 5% ($150,000), payable in shares of Company common stock based on the following schedule: $75,000 worth of restricted shares to be delivered at initial closing, $25,000 worth of shares if and when the S-1 is declared effective, and $25,000 worth of shares at 30 and 60 days).   Legal fees of $7,500. The Company has issued 1,490,943 shares for these commitment and legal fees.

•
Indemnification - Ascendiant is entitled to customary indemnification from the Company for any losses or liabilities it suffers as a result of any breach by the Company of any provisions of the Securities Purchase Agreement, or as a result of any lawsuit brought by any stockholder of the Company (except stockholders who are officers, directors or principal stockholders of the Company).

•
Conditions to Ascendiant’s Obligation to Purchase Shares - Trading in the Company’s common stock must not be suspended by the SEC or other applicable trading market; the Company must not have experienced a material adverse effect; all liquidated damages and other amounts owing to Ascendiant must be paid in full; the Registration Statement must be effective with respect to Ascendiant’s resale of all shares purchased under the equity drawdown facility; there must be a sufficient number of authorized but unissued shares of the Company’s common stock; and the issuance must not cause Ascendiant to own more than 9.99% of the then outstanding shares of the Company’s common stock.

•
Termination - The Securities Purchase Agreement will terminate if the Company’s common stock is not listed on one of several specified trading markets (which include the NYSE AMEX, OTC Bulletin Board and Pink Sheets, among others); if the Company files for protection from its creditors; or if the Registration Statement was not declared effective by the SEC by the date nine months following the date of the Securities Purchase Agreement. . The Company may terminate the Securities Purchase Agreement with five days’ notice.

The Securities Purchase Agreement also contains certain representations and warranties of the Company and Ascendiant, including customary investment-related representations provided by Ascendiant, as well as acknowledgements by Ascendiant that it has reviewed certain disclosures of the Company (including the periodic reports that the Company has filed with the SEC) and that the Company’s issuance of the shares has not been registered with the SEC or qualified under any state securities laws. The Company provided customary representations regarding, among other things, its organization, capital structure, subsidiaries, disclosure reports, absence of certain legal or governmental proceedings, financial statements, tax matters, insurance matters, real property and other assets, and compliance with applicable laws and regulations. The Company’s representations and warranties are qualified in their entirety (to the extent applicable) by the Company’s disclosures in the reports it files with the SEC. The Company also delivered confidential disclosure schedules qualifying certain of its representations and warranties in connection with executing and delivering the Securities Purchase Agreement.

The shares to be issued by the Company to Ascendiant under the Securities Purchase Agreement will be issued in private placements in reliance upon the exemption from the registration requirements set forth in the Securities Act provided for in Section 4(2) of the Securities Act, and the rules promulgated by the SEC thereunder.

As of February 24, 2012, the Company has issued 3,347,249 shares for $222,011 or $.066 per shares under the Securities Purchase Agreement, excluding the commitment and legal fees discussed above.

On June 17, 2011, the Company extended its April 1, 2011 Agreement with Aquiline Group, Inc. Under the agreement, the Company issued 25,000 shares at $0.52 per share, the price on March 31, 2011.

 On July 14, 17 and 20, 2011 Asher converted $50,000 into 491,506 shares of common stock at $.102 per share.

On August 23, 2011, the Company filed an amended Registration Statement on Form S-1 for 15,340,361 shares of common stock. The Registration Statement primarily registers shares for Seaside, Gemini, Ascendiant, Coach and Sterling Group and was declared effective by the SEC on August 29, 2011.

On September 8, 2011, Gemini converted $25,000 and interest of $760 into 311,516 shares of common stock at $.0827 per share.

On October 5, 2011, the Company entered into a Financial Consultant Agreement (“Agreement”) with D. Weckstein and Co, Inc. (“Weckstein”) The Agreement expires July 31, 2016. Under the Agreement. Weckstein was awarded 1,000,000 shares of common stock on November 7, 2011. The shares were valued at $0.07 per share, the closing price on November 7, 2011. In addition, the Company paid $5,000 and owes $5,000 to Weckstein.

On October 21, 2011, Gemini converted $100,000 and interest of $4,247 into 2,619.261 shares of common stock at $.04 per share.

On December 15, 2011, the Company issued 100,000 shares of restricted common stock to Todd Weaver for product development work. The shares were valued at $0.12 per share, the closing price on November 29, 2011, and do not have registration rights.

On February 7, 2012, Gemini converted $100,000 and interest of $7,205 into 2,434.828 shares of common stock at $.044 per share.

On February 7, 2012, the Company issued 1,000,000 restricted shares to Coventry Capital LLC related to an Advisory Agreement. The shares were valued at $.10 per share and do not have registration rights.

Item 16. Exhibits

See the “Exhibit Index” immediately below the signature page to this Registration Statement.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)         To include any Registration Statement required by Section 10(a)(3) of the Securities Act;

(ii)        To reflect in the Registration Statement any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Registration Statement filed with the SEC pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)        That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser.

(i)         If the registrant is relying on Rule 430B:

 (A)       Each Registration Statement filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed Registration Statement was deemed part of and included in the registration statement; and

(B)       Each Registration Statement required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of Registration Statement is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the Registration Statement. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that Registration Statement relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or Registration Statement that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Registration Statement that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or Registration Statement that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)        If the registrant is subject to Rule 430C, each Registration Statement filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Registration Statement filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Registration Statement that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Registration Statement that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Registration Statement that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)        That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)         Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on February 24, 2012 .

VISUALANT, INC.

By:	/s/ Ronald P. Erickson Ronald P. Erickson Chief Executive Officer and President

Each person whose signature appears below hereby constitutes and appoints Ronald P. Erickson or Mark Scott, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments) to this registration statement and any subsequent registration statement filed by the registrant pursuant to Rule 462 (b) of the Securities Act of 1933, as amended, which relates to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement and power of attorney has been signed on this 23rd day of August, 2011 by the persons and in the capacities indicated below.

SIGNATURES	TITLE	DATE

/s/ Ronald P. Erickson	Chief Executive Officer, President and Director	February 24, 2012
Ronald P. Erickson	(Principal Executive Officer)

/s/ Mark Scott	Chief Financial Officer and Secretary	February 24, 2012
Mark Scott	(Principal Financial/Accounting Officer)

/s/ Yoshitami Arai	Independent Director	February 24, 2012
Yoshitami Arai

/s/ Paul R. Bonderson, Jr.	Independent Director	February 24, 2012
Paul R. Bonderson, Jr.

/s/ James Gingo	Management Director	February 24, 2012
James Gingo

/s/ Marco Hegyi	Chairman of the Board, Independent Director	February 24, 2012
Marco Hegyi

/s/ Dr. Masahiro Kawahata	Independent Director	February 24, 2012
Dr. Masahiro Kawahata

/s/ Jon Pepper	Independent Director	February 24, 2012
Jon Pepper

/s/ Bradley E. Sparks	Management Director	February 24, 2012
Bradley E. Sparks

NO.	EXHIBIT DESCRIPTION

3.1	Amended and Restated Articles of Incorporation, filed as an exhibit to the Company’s annual report on Form 10-KSB filed on February 9, 2006, File No. 000-30262, and incorporated herein by reference.

3.2	Bylaws incorporated herein by reference to the Company's Registration Statement on Form 10-SB filed on March 11, 1999, File No. 000-25541.

4.1
Visualant, Inc. 2011 Stock Incentive Plan filed as an exhibit to the Company’s Definitive Proxy Statement on Schedule 14A  filed on January 31, 2011, File No. 000-30262-11560322, and incorporated herein by reference.

5.1	Opinion of Monahan & Biagi, PLLC filed herewith.

10.1
Stock Purchase Agreement dated June 8, 2010 by and between Visualant, Inc. and TransTech Systems, Inc. Filed as Exhibit 10.5 to the Company’s Form 10-Q dated June 30, 2010 and filed on August 12, 2010, and incorporated herein by reference.

10.2
Promissory Note dated June 8, 2010 by and between Visualant, Inc. and James M. Gingo. Filed as Exhibit 10.6 to the Company’s Form 10-Q dated June 30, 2010 and filed on August 12, 2010, and incorporated herein by reference.

10.3
Stock Pledge Agreement dated June 8, 2010 by and between Visualant, Inc., James M. Gingo and Brownstein, Rask, Sweeney, Kerr, Grim, Grim, DeSylvia and Hay, LLP. Filed as Exhibit 10.7 to the Company’s Form 10-Q dated June 30, 2010 and filed with the SEC on August 12, 2010, and incorporated by reference.

10.4
Security Agreement dated June 8, 2010 by TransTech Systems, Inc. Filed herewith. Filed as Exhibit 10.8 to the Company’s Form 10-Q dated June 30, 2010 and filed with the SEC on August 12, 2010, and incorporated by reference.

10.5	Employment Agreement dated June 8, 2010 by and between Visualant, Inc. and James Gingo. Filed as Exhibit 10.9 to Form 10-Q filed on August 12, 2010, and incorporated by reference. *

10.6	Term Sheet dated May 5, 2010 by and between Mark Scott and Visualant, Inc. Filed as Exhibit 10.10 to Form 10-Q filed on August 12, 2010, and incorporated by reference. *

10.7	Letter of Intent dated October 1, 2010 by and between Visualant, Inc. and the RATLab LLC. Filed as an exhibit to the Company’s Form 8-K dated October 1, 2010 and filed with the SEC on October 8, 2010.

10.8
Extension to Letter of Intent dated November 28, 2010 by and between Visualant, Inc. and the RATLab LLC. Filed as an exhibit to the Company’s Form 8-K dated November 28, 2010 and filed with the SEC on December 2, 2010.

10.9
Securities Purchase Agreement dated December 23, 2010 by and between Visualant, Inc. and Seaside 88 Advisors LLC.  Filed as Exhibit 10.3 to the Company’s Form 10-Q dated December 31, 2010 and filed on February 11, 2011, and incorporated by reference.

10.10
Warrant to Purchase Common Stock dated December 4, 2009 by and between Visualant, Inc. and Coach Capital LLC.  Filed as an Exhibit to the Company’s Registration Statement on Form S-1 dated and filed June 28, 2011, and incorporated by reference.

10.11
Warrant dated June 11, 2010 by and between Visualant, Inc. and the Sterling Group. Filed as an Exhibit to the Company’s Registration Statement on Form S-1 dated and filed June 28, 2011, and incorporated by reference.

10.12
Securities Purchase Agreement dated May 19, 2011 by and between Visualant, Inc. and Gemini Master Fund Ltd and Ascendiant Capital Partners, LLC. Filed as an Exhibit to the Company’s Registration Statement on Form S-1 dated and filed June 28, 2011, and incorporated by reference.

10.13
Registration Rights Agreement dated May 19, 2011 by and between Visualant, Inc. and Gemini Master Fund Ltd and Ascendiant Capital Partners, LLC. Filed as an Exhibit to the Company’s Registration Statement on Form S-1 dated and filed June 28, 2011, and incorporated by reference.

10.14
Convertible Debenture dated May 19, 2011 by and between Visualant, Inc. and Gemini Master Fund Ltd. Filed as an Exhibit to the Company’s Registration Statement on Form S-1 dated and filed June 28, 2011, and incorporated by reference.

10.15
Convertible Debenture dated May 19, 2011 by and between Visualant, Inc. and Ascendiant Capital Partners, LLC. Filed as an Exhibit to the Company’s Registration Statement on Form S-1 dated and filed June 28, 2011, and incorporated by reference.

10.16
Warrant dated May 19, 2011 by and between Visualant, Inc. and Gemini Master Fund Ltd. Filed as an Exhibit to the Company’s Registration Statement on Form S-1 dated and filed June 28, 2011, and incorporated by reference.

10.17
Warrant dated May 19, 2011 by and between Visualant, Inc. and Ascendiant Capital Partners, LLC. Filed as an Exhibit to the Company’s Registration Statement on Form S-1 dated and filed June 28, 2011, and incorporated by reference.

10.18
Warrant dated May 19, 2011 by and between Visualant, Inc. and Ascendiant Capital Markets LLC. Filed as an Exhibit to the Company’s Registration Statement on Form S-1 dated and filed June 28, 2011, and incorporated by reference.

10.19
Securities Purchase Agreement dated June 17, 2011 by and between Visualant, Inc. and Ascendiant Capital Partners, LLC.  Filed as an Exhibit to the Company’s Registration Statement on Form S-1 dated and filed June 28, 2011, and incorporated by reference.

10.20
Registration Rights Agreement dated June 17, 2011 by and between Visualant, Inc. and Ascendiant Capital Partners, LLC. Filed as an Exhibit to the Company’s Registration Statement on Form S-1 dated and filed June 28, 2011, and incorporated by reference.

14.1	Code of Conduct and Ethics dated January 27, 2011. Filed as an exhibit to the Company’s Form 8-K dated January 27, 2011 and filed with the SEC on January 31, 2011.

21.1	Subsidiaries of the Registrant. Filed as an exhibit to the Company’s Form 10-K dated September 30, 2010 and filed with the SEC on December 31, 2010, and incorporated by reference.

23.1	Consent of Madsen & Associates CPA’s, Inc. Filed herewith.

24.1	Power of Attorney (included on the signature page of this registration statement).

99.1
TransTech Systems, Inc. audited consolidated financial statements as of and for the years ended December 31, 2009 and 2008, together with the Report of Independent Registered Public Accounting Firm. Filed as an exhibit to the Company’s Form 8-K/A dated June 8, 2010 and filed with the SEC on August 23, 2010, and incorporated by reference.

99.2
The unaudited Pro Forma Combined Condensed Consolidated Balance Sheet of the Company as of September 30, 2009 and TransTech as of December 31, 2009 and the unaudited Pro Forma Condensed Consolidated Statement of Operations of the Company and TransTech for the twelve months ended September 30, 2009 and December 31, 2009, respectively. Filed as an exhibit to the Company’s Form 8-K/A dated June 8, 2010 and filed with the SEC on August 23, 2010, and incorporated by reference.

99.3
The unaudited Pro Forma Condensed Consolidated Statement of Operations of the Company and TransTech for the nine months ended June 30, 2010. The unaudited Consolidated Balance Sheet of the Company as of June 30, 2010 is consolidated with TransTech and is included in the Company’s Form 10-Q dated June 30, 2010 and filed with the SEC on August 12, 2010, and incorporated by reference.

99.4	Audit Committee Charter dated January 27, 2011. Filed as an exhibit to the Company’s Form 8-K dated January 27, 2011 and filed with the SEC on January 31, 2011, and incorporated by reference.

99.5	Compensation Committee Charter dated January 27, 2011. Filed as an exhibit to the Company’s Form 8-K dated January 27, 2011 and filed with the SEC on January 31, 2011, and incorporated by reference.

99.6
Nominations and Governance Committee Charter dated January 27, 2011. Filed as an exhibit to the Company’s Form 8-K dated January 27, 2011 and filed with the SEC on January 31, 2011, and incorporated by reference.

101.INS	XBRL Instance Document Filed herewith.

101.SCH	XBRLTaxonomy Extension Schema Filed herewith.

101.CAL	XBRLTaxonomy Extension Calculation Linkbase Filed herewith.

101.DEF	XBRLTaxonomy Extension Definition Linkbase Filed herewith.

101.LAB	XBRL Taxonomy Extension Label Linkbase Filed herewith.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Filed herewith.